Exhibit 10.2

EXECUTION COPY

$225,000,000

AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY

Dated as of December 22, 2006

among

TRANSMONTAIGNE OPERATING COMPANY L.P.,

as Borrower,

EACH OF THE FINANCIAL INSTITUTIONS
INITIALLY A SIGNATORY HERETO,
TOGETHER WITH THOSE ASSIGNEES
PURSUANT HERETO,

as Lenders,

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as Syndication Agents,

BNP PARIBAS AND SOCIÉTÉ GÉNÉRALE, as the Documentation Agents

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent

WACHOVIA CAPITAL MARKETS, LLC,
As Sole Lead Arranger, Manager and Book Runner

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

1.1	General Definitions	2

a.	Accounting Terms and Determinations	32

b.	Other Definitional Terms	32

ARTICLE II	LOANS	33

2.1	Revolving Loans, Swing Loans, and Term Loans	33

2.2	Optional and Mandatory Prepayments; Reduction or Increase of Committed Amount	38

2.3	Payments and Computations	42

2.4	Maintenance of Account	43

2.5	Statement of Account	44

2.6	Taxes	44

2.7	Sharing of Payments	46

2.8	Allocation of Payments; Pro Rata Treatment	47

2.9	Extensions and Conversions	49

2.10	Replacement of Lender	50

ARTICLE III	LETTERS OF CREDIT	51

3.1	Issuance	51

3.2	Notice and Reports	51

3.3	Participation	51

3.4	Reimbursement	52

3.5	Repayment with Revolving Loans	53

3.6	Renewal, Extension	54

3.7	Uniform Customs and Practices	54

3.8	Indemnification; Nature of Issuing Bank’s Duties	54

3.9	Responsibility of Issuing Bank	55

3.10	Conflict with Letter of Credit Documents	55

ARTICLE IV	INTEREST AND FEES	55

4.1	Interest on Loans	55

4.2	Interest After Event of Default	56

4.3	Commitment Fee	56

4.4	Lenders’ Fees/Agent’s Fees	56

4.5	Letter of Credit Fees	56

4.6	Authorization to Charge Account	57

4.7	Indemnification in Certain Events	57

4.8	Inability To Determine Interest Rate	58

4.9	Illegality	58

4.10	Funding Indemnity	58

ARTICLE V	CONDITIONS PRECEDENT	59

5.1	Closing Conditions	59

5.2	Conditions to Initial Loans and Letters of Credit	62

5.3	Conditions to all Loans and Letters of Credit	65

ARTICLE VI	REPRESENTATIONS AND WARRANTIES	66

6.1	Organization and Qualification	66

6.2	Solvency	66

6.3	Liens	66

6.4	No Conflict	67

6.5	Enforceability	67

6.6	Financial Data; Material Adverse Change	68

6.7	Locations of Offices and Records	68

6.8	Fictitious Business Names	68

6.9	Subsidiaries	69

6.10	No Judgments or Litigation	69

6.11	No Defaults	69

6.12	No Employee Disputes	69

6.13	Compliance with Law	69

6.14	ERISA	70

6.15	Compliance with Environmental Laws	70

6.16	Use of Proceeds	71

6.17	Intellectual Property	71

6.18	Licenses and Permits	72

6.19	Title to Property	72

6.20	Labor Matters	73

6.21	Investment Company, Etc.	73

6.22	Margin Security	73

6.23	No Event of Default	74

2

6.24	Taxes and Tax Returns	74

6.25	No Other Indebtedness	74

6.26	Status of Accounts	74

6.27	Material Contracts	74

6.28	Survival of Representations	75

6.29	Affiliate Transactions	75

6.30	Accuracy and Completeness of Information	75

6.31	Anti-Terrorism Laws	75

6.32	Deposit Accounts and Commodities Accounts	76

6.33	Force Majeure	76

ARTICLE VII	AFFIRMATIVE COVENANTS	76

7.1	Financial Information	76

7.2	Corporate Existence	78

7.3	ERISA	78

7.4	Proceedings or Adverse Changes	79

7.5	Environmental Matters	80

7.6	Books and Records; Inspection	80

7.7	Collateral Records	81

7.8	Security Interests	81

7.9	Insurance; Casualty Loss	82

7.10	Taxes	83

7.11	Compliance With Laws	83

7.12	Use of Proceeds	83

7.13	Fiscal Year; Accounting Policies	84

7.14	Notification of Certain Events	84

7.15	Additional Full Recourse Guarantors	84

7.16	Revisions or Updates to Schedules	85

7.17	Collection of Accounts	85

7.18	Maintenance of Property	85

7.19	Trademarks	85

7.20	Anti-Terrorism Laws	85

7.21	Real Property Documentation	86

7.22	Subsequent Drop Down Acquisitions	86

3

ARTICLE VIII	FINANCIAL COVENANTS	86

8.1	Maximum Total Leverage Ratio	86

8.2	Minimum Interest Coverage Ratio	87

8.3	Senior Secured Leverage Ratio	87

ARTICLE IX	NEGATIVE COVENANTS	87

9.1	Restrictions on Liens	87

9.2	Restrictions on Additional Indebtedness	87

9.3	Restrictions on Sale of Assets	87

9.4	No Corporate Changes	88

9.5	No Guarantees	88

9.6	No Restricted Payments	89

9.7	No Investments	89

9.8	No Affiliate Transactions	89

9.9	No Prohibited Transactions Under ERISA	89

9.10	No Additional Bank or Commodities Accounts	90

9.11	Restrictions on Partners	90

9.12	Additional Negative Pledges	90

9.13	Sale and Leaseback	91

9.14	Limitations	91

9.15	Operating Lease Obligations	91

9.16	Amendments to Certain Agreements	91

ARTICLE X	POWERS	92

10.1	Appointment as Attorney-in-Fact	92

ARTICLE XI	EVENTS OF DEFAULT AND REMEDIES	92

11.1	Events of Default	92

11.2	Acceleration	94

ARTICLE XII	TERMINATION	95

ARTICLE XIII	THE AGENT	96

13.1	Appointment of Agent	96

13.2	Nature of Duties of Agent	96

13.3	Lack of Reliance on Agent	97

13.4	Certain Rights of the Agent	97

13.5	Reliance by Agent	97

4

13.6	Indemnification of Agent	98

13.7	The Agent in its Individual Capacity	98

13.8	Holders of Notes	98

13.9	Resignation of Agent	98

13.10	Collateral Matters	99

13.11	Actions with Respect to Defaults	102

13.12	Delivery of Information	102

13.13	No Reliance on Agent’s Customer Identification Program	102

13.14	USA Patriot Act	102

ARTICLE XIV	MISCELLANEOUS	103

14.1	Waivers	103

14.2	JURY TRIAL	103

14.3	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE	103

14.4	Notices	104

14.5	Assignability	104

14.6	Information	107

14.7	Payment of Expenses; Indemnification	108

14.8	Entire Agreement, Successors and Assigns	109

14.9	Amendments, Etc.	109

14.10	Nonliability of Agent and Lenders	110

14.11	Independent Nature of Lenders’ Rights	110

14.12	Counterparts	110

14.13	Effectiveness	110

14.14	Severability	110

14.15	Headings Descriptive	111

14.16	Maximum Rate	111

14.17	Right of Setoff	111

14.18	Delegation of Authority	112

14.19	Amendment and Restatement; Continuation of Security Interest	112

5

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B-1	Full Recourse Guaranty Agreement
Exhibit B-2	Form of Amended and Restated Limited Recourse Guaranty Agreement
Exhibit C	Form of Landlord Agreement
Exhibit D	Pledge Agreement
Exhibit E	Security Agreement
Exhibit F-1	Form of Revolving Note
Exhibit F-2	Form of Swing Note
Exhibit F-3	Form of Term Note
Exhibit G	Form of Notice of Borrowing
Exhibit H	Form of Deposit Account Control Agreement
Exhibit I	Form of Notice of Extension/Conversion
Exhibit J	Form of Compliance Certificate
Exhibit K	Form of Joinder Agreement
Exhibit L	Form of Solvency Certificate
Exhibit M	Contribution Agreement
Exhibit N	Form of Notice of Letter of Credit
Exhibit O	Form of Account Designation Letter
Exhibit P	Consent, Reaffirmation and Agreement
Exhibit Q	Form of Master Assignment and Assumption Agreement
Exhibit R-	Form of TMG/TPSI Acknowledgement Agreement

SCHEDULES

Schedule 1.1A	Lenders
Schedule 1.1B	Liens
Schedule 1.1C	Indebtedness
Schedule 1.1D	Investments
Schedule 1.1E	Drop-Down Assets
Schedule 2	Existing Letters of Credit
Schedule 6.1	Jurisdictions of Organization
Schedule 6.7	Location of Offices and Records
Schedule 6.8	Fictitious Business Names
Schedule 6.9	Capital and Ownership Structure of the Credit Parties
Schedule 6.10	Litigation
Schedule 6.14	ERISA
Schedule 6.15	Environmental Disclosures
Schedule 6.17	Intellectual Property
Schedule 6.19	Real Estate
Schedule 6.27	Material Contracts
Schedule 6.29	Affiliate Transactions
Schedule 6.32	Bank Accounts and Commodities Accounts
Schedule 14.4	Addresses for Notices

6

AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY

THIS AMENDED AND RESTATED SENIOR SECURED CREDIT FACILITY is entered into as of December 22, 2006, among TRANSMONTAIGNE OPERATING COMPANY L.P., a Delaware limited partnership (the “Borrower”), each of the financial institutions identified as Lenders on the signature pages hereto (together with each of their successors and assigns, referred to individually as a “Lender” and, collectively, as the “Lenders”), BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as Syndication Agents, BNP PARIBAS AND SOCIÉTÉ GÉNÉRALE, as the Documentation Agents, and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), acting in its capacity as administrative agent for the Lenders in the manner and to the extent described in Article XIII (in such capacity, the “Agent”).

This Credit Agreement is an amendment and restatement of that certain Senior Secured Credit Facility, dated as of May 9, 2005, among the Borrower, each of the financial institutions party thereto, BANK OF AMERICA, N.A. (as successor to FLEET NATIONAL BANK) and JPMORGAN CHASE BANK, N.A., as Syndication Agents, BNP PARIBAS and SOCIÉTÉ GÉNÉRALE, as the Documentation Agents, and WACHOVIA, as Administrative Agent (as amended, the “Existing Credit Agreement”).

The Borrower has requested that the Existing Credit Agreement be amended and restated to (i) increase the amount of the “Revolving Credit Commitments” thereunder, (ii) add Term Loan Commitments hereunder, and (iii) effect the other amendments set forth herein.

The parties hereto agree that the Existing Credit Agreement is hereby amended, restated and superseded in its entirety as follows, as of Funding Date:

W I T N E S S E T H:

WHEREAS, the Borrower wishes to obtain financing (i) to finance the Drop-Down Acquisitions from TMG, (ii) to finance other permitted acquisitions, (iii) for general corporate purposes of Borrower and certain subsidiaries of Partners (as defined below), including, without limitation, working capital, capital expenditures in the ordinary course of business and certain acquisitions, (iv) to fund certain distributions of the Borrower or its Subsidiaries as contemplated herein, and (v) to pay fees and expenses related to the consummation of the transactions contemplated herein; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and advances to the Borrower;

NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          General Definitions.

As used herein, the following terms shall have the meanings herein specified:

“Acceptance Date” means, as to any particular Assignment and Acceptance, the date specified as the effective date in such Assignment and Acceptance.

“Account Designation Letter” means the Notice of Account Designation Letter dated the Funding Date from the Borrower to the Agent substantially in the form attached hereto as Exhibit O.

“Accounts” means all of each Full Recourse Credit Party’s “accounts” as such term is defined in the UCC, and, in any event, includes, without limitation, (a) all accounts receivable (whether or not specifically listed on schedules furnished to the Agent), and all other rights to payment for property sold, leased, licensed, assigned or otherwise disposed of, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered or in connection with any other transaction (whether or not yet earned by performance), (b) all rights in, to, and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing, including, without limitation, all rights of rescission, replevin, reclamation, and stoppage in transit and rights to returned, reclaimed, or repossessed goods, (d) all reserves and credit balances held by each Full Recourse Credit Party with respect to any such accounts receivable or account debtors, (e) all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, and (f) all guarantees and collateral security of any kind, given by any account debtor or any other Person with respect to any of the foregoing, all whether now owned or existing or hereafter acquired or arising, by or in favor of, any Full Recourse Credit Party.

“Acquisition” means the purchase of (i) the Capital Stock of any Person, (ii) the assets of any Person through merger or consolidation with such Person or (iii) the plant, property and equipment of such Person, or portion thereof, together with any related current assets and intangible assets of such Person acquired in connection therewith.

“Adjusted LIBOR Index Rate” means, for any day, a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the rate for 30-day Dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on the first day of the month in which such day occurs, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation), by (ii) 1 minus the Eurodollar Reserve Percentage.

“Affiliate” means, with respect to any Person, any other individual or entity that directly or indirectly controls, is controlled by or is under common control with that Person.  For purposes of this definition, (a) “control”, “controlled by” and “under common control with” mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or other interests, by contract or otherwise), and (b) the General Partner, Partners, the Operating GP, the Borrower, and all other Credit Parties from time to time are Affiliates with each other.

“Agent” means Wachovia as provided in the preamble to this Credit Agreement or any successor to Wachovia.

“Agent’s Fees” means the fees payable by the Borrower to the Agent as described in the Fee Letter.

“Aggregate Revolving Loan Amount Outstanding” means at any time the sum of the aggregate principal amount outstanding under the Revolving Loans.

“Aggregate Swing Loan Amount Outstanding” means at any time the sum of the aggregate principal amount outstanding of the Swing Loans.

“Anti-Terrorism Law” means the USA Patriot Act as such law may be amended from time to time.

“Applicable Percentage” means, as to each Loan and the Commitment Fee, respectively, the percentage per annum for each such Loan or for the Commitment Fee, as the case may be, determined from the following table and corresponding to the Total Leverage Ratio in effect as of the most recent Calculation Date (as defined below) as shown below:

	Total Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans and LIBOR Index Loans	Commitment Fee
Level I	>5.00 to 1.00	1.50%	2.50%	0.50%
Level II	>4.50 to 1.00 but <5.00 to 1.00	1.25%	2.25%	0.50%
Level III	>4.00 to 1.00 but <4.50 to 1.00	1.00%	2.00%	0.375%
Level IV	>3.50 to 1.00 but <4.00 to 1.00	0.75%	1.75%	0.375%
Level V	<3.50 to 1.00	0.50%	1.50%	0.30%

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date on which Partners provides the quarterly officer’s certificate for each fiscal quarter in accordance with the provisions of Section 7.1(c); provided, however, that (i) the initial Applicable Percentages shall be based on Level I (as shown above) and shall remain at Level I until the first Calculation Date following the last day of the first fiscal quarter ending after the Closing Date, and, thereafter, the Level shall be determined by the then current Total Leverage Ratio, and (ii) if Partners fails to provide the officer’s certificate to the Agent for any fiscal quarter as required by and within the time limits set forth in Section 7.1(c), the Applicable Percentages from the applicable date of such failure shall be based on Level I until five (5) Business Days after an appropriate officer’s certificate is provided, whereupon the Level shall be determined by the then current Total Leverage Ratio.  Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.  In the event that (i) any financial statement or certificate required by Section 7.1(c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, and (ii) any Commitments are effective or any Obligations are outstanding when such inaccuracy is discovered: (x) the Borrower shall immediately deliver to the Agent a correct certificate for such Applicable Period, (y) the Applicable Percentage for such Applicable Period shall be determined by reference to such certificate, and (z) the Borrower shall immediately pay to the Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with the terms hereof.  Nothing in this paragraph shall limit the rights of the Agent or the Lenders with respect to Section 4.2 or Article XI.

“Approved Assignee” means any Lender, an Affiliate of a Lender or an Approved Fund.

“Approved Banks” means financial institutions satisfying the conditions set forth in clause (a) of the definition of “Cash Equivalents” herein.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by the Agent, in accordance with Section 14.5(f), substantially in the form of Exhibit A.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor statute thereto.

“Base Rate” means, for any day, the rate per annum equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day.  If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Credit Party or any of its Subsidiaries or ERISA Affiliates is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Blocked Person” has the meaning given such term in Section 6.31.

“Borrower” has the meaning given to such terms in the preamble of this Credit Agreement.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina, Denver, Colorado or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(a)           negotiable certificates of deposit, time deposits (including sweep accounts), demand deposits and bankers’ acceptances having a maturity of nine months or less and issued by any United States financial institution having capital and surplus and undivided profits aggregating at least $100,000,000 and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(b)           corporate obligations having a maturity of nine months or less and rated at least Prime-1 by Moody’s or A-1 by S&P or issued by any Lender;

(c)           any direct obligation of the United States of America or any agency or instrumentality thereof, or of any state or municipality thereof, (i) which has a remaining maturity at the time of purchase of not more than one year or which is subject to a fully collateralized repurchase agreement with any Lender (or any other financial institution referred to in clause (a) above) exercisable within one year from the time of purchase and (ii) which, in the case of obligations of any state or municipality, is rated at least Aa by Moody’s or AA by S&P; and

(d)           any mutual fund or other pooled investment vehicle rated at least Aa by Moody’s or AA by S&P which invests principally in obligations described above.

“Cash Management Products” means any one or more of the following types of services or facilities extended to any of the Credit Parties by any Lender or any Affiliate of a Lender in reliance on such Lender’s agreement to indemnify such Affiliate:  (a) Automated Clearing House (ACH) transactions; (b) cash management, including controlled disbursement and lockbox services; and (c) establishing and maintaining deposit accounts.

“Casualty Loss” has the meaning given to such term in Section 7.9.

“Change of Control” means the occurrence of any of the following:

(a)           TransMontaigne Services Inc. or any of its Affiliates (other than General Partner, Partners, or any Subsidiaries of Partners) shall cease to “control” (which term, for purposes of this clause (a) and clause (c) below, means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities or other interests, by contract or otherwise) the General Partner, or own at least 75% of the Capital Stock of the General Partner;

(b)           General Partner shall cease to own all of the general partner interests in Partners;

(c)           Partners shall cease to “control” (as defined in clause (a) above) the Borrower or the Operating GP, or own at least 75% of the limited partner interests in the Borrower and 75% of the Capital Stock of Operating GP;

(d)           Operating GP shall cease to own all of the general partner interests in the Borrower; or

(e) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan or plans (within the meaning of Section 3(3) of ERISA), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 35% or more in voting power of the outstanding Voting Stock of TMG, or (ii) during any period of twelve (12) consecutive calendar months, individuals who were directors of the TMG on the first day of such period shall cease to constitute a majority of the board of directors of TMG other than because of the replacement as a result of death or disability of one or more such directors.

“Closing” means the satisfaction or waiver of the conditions precedent set forth in Section 5.1, as provided therein; provided that neither this Credit Agreement nor the Credit Documents shall be effective until the Funding Date shall have occurred.

“Closing Date” means the date on which the Closing occurs.

“Collateral” means any and all assets and rights and interests in or to property of the Credit Parties pledged from time to time as security for the Obligations pursuant to the Security Documents.

“Commitment” of any Lender means the Revolving Credit Commitment and the Term Loan Commitment of such Lender.

“Committed Amount” means the Revolving Credit Committed Amount and the Term Committed Amount.

“Commitment Fee” means the fee accruing quarterly from the Closing Date and required to be paid to the Agent for the benefit of the Lenders with a Revolving Credit Commitment each quarter, in arrears, as partial compensation for extending the Revolving Credit Committed Amount to the Borrower, and shall be determined by multiplying (i) the positive difference, if any, between (A) the Revolving Credit Committed Amount in effect at such time and (B) the average Working Capital Obligations (including Swing Loans) outstanding during such quarter by (ii) the Applicable Percentage then in effect for the number of days in said quarter; provided, that, only for the purpose of calculating the Commitment Fee, Swing Loans shall constitute a usage of Wachovia’s Revolving Credit Commitment.

“Commodities Account Control Agreement” means an agreement among a Credit Party, a commodities intermediary, and the Agent, which agreement is in such form as is reasonably acceptable to the Agent and its counsel and which provides for the Agent’s having “control” (as such term is used in Article 9 of the UCC) over the commodity accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Compliance Certificate” means a certificate, executed by an Executive Officer, substantially in the form of Exhibit J.

“Consent, Reaffirmation and Agreement” means that certain Consent, Reaffirmation and Agreement, substantially in the form attached as Exhibit P hereto, executed and delivered by the Borrower and each of the other Credit Parties in favor of the Agent, for the benefit of the Lenders.

“Consolidated” or “consolidated”  with reference to any term defined herein, means that term as applied to the accounts of Partners and all of its consolidated Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, for Partners and its consolidated Subsidiaries, amounts added or required to be added to the property, plant and equipment or other fixed assets account on the Consolidated balance sheet of Partners and its consolidated Subsidiaries, prepared in accordance with GAAP, including expenditures in respect of (a) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment, leaseholds and any other real or personal property (other than an Acquisition), (b) to the extent not included in clause (a) above, materials, contract labor and direct labor relating thereto (excluding amounts properly expensed as repairs and maintenance in accordance with GAAP) and (c) software development costs to the extent not expensed.

“Consolidated EBITDA” means, for any applicable period of computation, (a) Consolidated Net Income for such period, but excluding therefrom all extraordinary items of income or loss for such period, plus (b) the sum of the following to the extent deducted (or added, in the case of gains referred to in clause (iv) below) in calculating Consolidated Net Income: (i) Consolidated Interest Expense for such period, plus (ii) Consolidated Income Taxes for such period, plus (iii) depreciation, amortization, and other non-cash charges (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges, unless otherwise agreed by the Agent in its reasonable discretion) of Partners and its consolidated Subsidiaries for such period, plus (iv) losses (or minus gains) on the sale of assets during such period; provided, that Consolidated EBITDA shall be adjusted from time to time to the satisfaction of the Agent as follows:

(1)           Consolidated EBITDA for any applicable fiscal quarter shall be increased by the amount of any net increase to deferred revenue, and decreased by the amount of any net decrease to deferred revenue, in such fiscal quarter on account of minimum quarterly payments for services under the Terminaling Services Agreement;

(2)           With respect to any Acquisition, and solely for purposes of computing the Total Leverage Ratio and the Senior Secured Leverage Ratio, an amount equal to one-quarter of the EBITDA attributable to the Person or assets acquired pursuant to such Acquisition shall be added to actual Consolidated EBITDA for the fiscal quarter in which such Acquisition was completed and for each of the immediately preceding three fiscal quarters (in each case, net of any actual Consolidated EBITDA attributable to such assets or entity accruing after the consummation of such Acquisition); provided that (A) the EBITDA which is attributable to such Person or assets shall have been determined (i) in good faith by an Executive Officer and in a manner acceptable to the Agent; (ii) giving effect to any anticipated or proposed cost savings related to such Acquisition, as well as any revenues reasonably anticipated to be generated from terminaling agreements executed or amended on or about the date of such Acquisition and in connection therewith, to the extent approved by the Agent, and (B) no such adjustments shall be made unless, prior to the consummation of such Acquisition, the Agent shall have been furnished written documentation in form and substance satisfactory to the Agent demonstrating pro forma compliance with all financial and other covenants contained herein after consummation of such Acquisition (whether or not such written documentation was required as part of a Permitted Acquisition);

(3)           With respect to any Material Project, an amount equal to one-quarter of the EBITDA projected for the first twelve (12) months of operations of such Material Project shall be added to actual Consolidated EBITDA for the fiscal quarter in which such Material Project was completed and for each of the immediately preceding three fiscal quarters (in each case, net of any actual Consolidated EBITDA attributable to such Material Project accruing after its completion); provided that the aggregate amount of such additions shall never exceed the lesser of (i) twenty percent (20%) of the capital cost of such Material Project and (ii) the projected Consolidated EBITDA attributable thereto; provided further that no such additions shall be allowed with respect to any Material Project unless the Agent shall have received written pro forma projections of EBITDA relating to such Material Project and such other documentation as the Agent may reasonably request, all in form and substance satisfactory to the Agent; and

(4)           Solely for purposes of computing the Total Leverage Ratio and the Senior Secured Leverage Ratio, Consolidated EBITDA for each of the fiscal quarters ending on or before December 31, 2006 shall be deemed to be of an amount equal to $9,025,000.

“Consolidated Funded Indebtedness” means, as of any date of determination, all Funded Indebtedness of Partners and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Taxes” means, for any applicable period of computation, the sum of all income taxes paid or payable in cash (net of cash refunds) by Partners and its consolidated Subsidiaries during such period (including, without limitation, any federal, state, local and foreign income and similar taxes), determined on a consolidated basis in accordance with applicable law and GAAP.

“Consolidated Interest Expense” means, for any applicable period of computation, all interest expense, net of cash interest income, paid or payable by Partners and its consolidated Subsidiaries during such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any applicable period of computation, the net income of Partners and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Tangible Assets”  means, at any date of determination, the total amount of Consolidated assets of the Borrower and its Restricted Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the Consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the most recently completed Fiscal Quarter, prepared in accordance with GAAP.

“Contractual Obligations” means, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contribution Agreement” means the Contribution Agreement dated as of May 9, 2005, a copy of which is attached as Exhibit M, which was delivered to the Agent pursuant to the Existing Credit Agreement, and executed by each Credit Party and any Person who becomes party hereto or to the Full Recourse Guaranty Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent, including, without limitation, and any Subsidiaries of Partners which may become Full Recourse Guarantors pursuant to Section 7.15, as amended, restated or supplemented from time to time.

“Credit Agreement” means this Amended and Restated Senior Secured Credit Facility, dated as of the date hereof, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Credit and Collateral Termination Events” has the meaning set forth in paragraph (b) of Article XII.

“Credit Documents” means, collectively, this Credit Agreement, any Revolving Notes, the Swing Note, any Term Notes, the Letter of Credit Documents, the Full Recourse Guaranty Agreement, the Limited Recourse Guaranty Agreement, the Contribution Agreement, the Security Documents, the Consent, Reaffirmation and Agreement, and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith, excluding Lender Hedging Agreements, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Credit Party” means each Full Recourse Credit Party and the Limited Recourse Guarantor.

“Default” means an event, condition or default which, with the giving of notice, the passage of time or both would become an Event of Default.

“Default Rate” means with respect to (a) all amounts due and payable with respect to LIBOR Rate Loans and LIBOR Index Loans, a rate per annum equal to two percent (2%) in excess of the rate then applicable to such LIBOR Rate Loans or LIBOR Index Loans until the end of the applicable Interest Period or due date of principal thereof and, thereafter, a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans and (b) all amounts due and payable with respect to Base Rate Loans and all other Obligations arising under the Credit Agreement and the other Credit Documents, a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans.

“Defaulting Lender” has the meaning given to such term in Section 2.1(d)(ii).

“Deposit Account Control Agreement” means an agreement among a Credit Party, a depositary institution, and the Agent, which agreement (a) is substantially in the form of Exhibit H or (b) is in such other form as is reasonably acceptable to the Agent and its counsel and which provides for the Agent’s having “control” (as such term is used in Article 9 of the UCC) over the deposit accounts described therein, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Dispute” means any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement or any other Credit Document.

“DOL” means the U.S. Department of Labor and any successor department or agency.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiaries” means, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia.  Any unqualified reference to any “Domestic Subsidiary” shall be deemed to be a reference to a Domestic Subsidiary of Partners, unless the context clearly indicates otherwise.

“Drop-Down Acquisitions” means the acquisition by the Borrower of the Drop-Down Assets on the Funding Date.

“Drop-Down Assets” means certain terminal and related assets located in Brownsville, Texas and along the Mississippi and Ohio Rivers on which the Borrower has an option to purchase from TMG pursuant to the terms of the Omnibus Agreement, and as more fully described in Schedule 1.1E.

“Eligible Assignee” means (a) an Approved Assignee or (b) any other Person (i) which is a commercial bank, finance company, insurance company or other financial institution or fund or Affiliate thereof and which, in the ordinary course of business, extends credit of the type contemplated herein; (ii) whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Internal Revenue Code or Section 406 of ERISA; (iii) which is organized under the laws of the United States of America or any state thereof; and (iv) which has capital in excess of $500,000,000, provided, however, that “Eligible Assignee” shall not include the Credit Parties, or any of the Credit Parties’ Affiliates, financial sponsors or Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Credit Parties or any of their Subsidiaries; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Credit Parties or any of their Subsidiaries; and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Credit Parties or any of their Subsidiaries, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

“Eurodollar Loan” means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

Eurodollar Rate =	London Interbank Offered Rate
1 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time.  Eurodollar Loans and LIBOR Index Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender.  The Eurodollar Rate and the LIBOR Index Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event(s) of Default” has the meaning provided for in Article XI.

“Excluded Taxes” has the meaning given to such term in Section 2.6.

“Executive Officer” means the chief executive officer, the chief financial officer, and the treasurer of the General Partner, acting for and on behalf of Partners.

“Existing Credit Agreement” has the meaning set forth in the preamble hereto.

“Existing Letters of Credit” means those letters of credit identified on Schedule 2.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated November 20, 2006, by and between the Agent, Partners and the Borrower regarding, among other things, the fees respecting the credit facility contemplated in this Agreement to be paid by TMG or Borrower to the Agent.

“Fees” means, collectively, the Agent’s Fees, the Lenders’ Fees, Commitment Fees, Letter of Credit Fees and the Issuing Bank Fees payable hereunder.

“Financials” has the meaning given to such term in Section 6.6.

“Flood Hazard Property” means a property in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Florida Real Property Assets” means any real property asset which is (a) now or hereafter owned by a Credit Party and (b) physically located in the State of Florida.

“Foreign Lender” means any Lender that is not a United States person, as such term is defined in Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.  Any unqualified reference to any Foreign Subsidiary shall be deemed a reference to a Foreign Subsidiary of Partners, unless the context clearly indicates otherwise.

“Form S-1” means the final, effective Form S-1 Registration Statement of Partners filed by Partners with the Securities and Exchange Commission on or about May 9, 2005.

“Full Recourse Credit Parties” means the Borrower, the Full Recourse Guarantors, and any Subsidiary of the Borrower or any Full Recourse Guarantor that has become party hereto as a “Borrower” or executed or joined in the Full Recourse Guaranty Agreement or otherwise furnished a guaranty or collateral to secure or guarantee the Obligations (but excluding the Limited Recourse Guarantor).

“Full Recourse Guarantor” means (i) Coastal Terminals L.L.C., Razorback L.L.C. and TPSI Terminals L.L.C., each a Delaware limited liability company, and (ii) each other Person who enters into the Full Recourse Guaranty Agreement or becomes party to the Full Recourse Guaranty Agreement pursuant to a joinder agreement in form and substance reasonably satisfactory to the Agent, including, without limitation, any Subsidiaries of Partners which may become Full Recourse Guarantors hereunder pursuant to Section 7.15.  Notwithstanding any other provision hereof, Operating GP shall not be a Full Recourse Guarantor.

“Full Recourse Guaranty Agreement” means the Full Recourse Guaranty Agreement, a copy of which is attached as Exhibit B-1, which was delivered to the Agent pursuant to the Existing Credit Agreement, together with any joinder agreements executed and delivered in accordance with the terms of the Existing Credit Agreement or this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Indebtedness” means, with respect to any Person, without duplication, all Indebtedness, other than Indebtedness of the types described in clause (h) of the definition of “Indebtedness”).

“Funding Date” means the date on which the first of the following is consummated:  (a) the making of the initial Loan by the Lenders to the Borrower under this Credit Agreement and (b) the issuance of any Letter of Credit by an Issuing Bank, in each case which shall not occur until such time as the conditions precedent set forth in Section 5.2 have been satisfied or waived as provided therein.

“Funding Deadline” means January 31, 2007, or such later date as to which the Agent has agreed in writing.  If, on the Funding Deadline, the conditions precedent set forth in Section 5.1 and 5.2 have not been satisfied, the Commitments shall expire on such date.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis with the Financials.

“General Partner” means TransMontaigne GP L.L.C., a Delaware limited liability company which is wholly owned by TransMontaigne Services Inc., and which owns a two (2) percent general partner interest in, and is the sole general partner of, Partners.

“Government Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means each Full Recourse Guarantor and the Limited Recourse Guarantor.

“Guaranty Agreement” means the Full Recourse Guaranty Agreement and the Limited Recourse Guaranty Agreement, individually or collectively, as the context requires.

“Hedging Agreements” means any interest rate protection agreement or other interest rate protection agreement, foreign currency exchange agreement, commodity option agreement or other interest or exchange rate or commodity price hedging agreements.

“Highest Lawful Rate” means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under the State of New York or such other jurisdiction’s law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guaranties of such Person with respect to Indebtedness of the type referred in this definition of another Person, (g) the principal portion of all obligations of such Person under Capital Leases, (h) all obligations of such Person under Hedging Agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed in cash, or for which mandatory sinking fund payments in cash are due, by a fixed date prior to the Maturity Date, (k) the principal component of payments due on Capital

Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, other than operating leases that do not constitute any of the foregoing, during the applicable period ending on such date, determined on a consolidated basis in accordance with GAAP, and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer in which such Person is legally obligated with respect thereto.

“Independent Accountant” means a firm of independent public accountants of nationally recognized standing selected by Partners, which is “independent” as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Interest Coverage Ratio” means, as of the last day of each of Partners’ fiscal quarters, for such fiscal quarter and the immediately preceding three fiscal quarters, (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” means the date that is five (5) days after receipt by the Borrower of any invoice with respect to interest due, which invoice shall be provided (a) as to any Base Rate Loan and any Swing Loan, for each calendar quarter on the last Business Day of such calendar quarter while such Loan is outstanding; provided, however, that accrued and unpaid interest on any Swing Loan which is a LIBOR Index Loan shall be due and payable in full upon payment of the principal amount of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, for such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, for each three month period during such Interest Period and for the period from the last full three month period during such Interest Period to the last day of such Interest Period.

“Interest Period” means, as to Eurodollar Loans, a period of one month, two months, three months, six months, or, subject to availability, twelve months, as selected by the Borrower, commencing on the date of the borrowing (including continuations and conversions thereof); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period.

“Internal Revenue” means the Internal Revenue Service and any successor agency.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all rules and regulations promulgated thereunder.

“Inventory” means all of each Full Recourse Credit Party’s inventory as such term is defined in the UCC.

“Investment” by any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise, but exclusive of the acquisition of inventory, supplies, equipment and other property or assets used or consumed in the ordinary course of business of such Person or any of its Subsidiaries) of assets, shares of Capital Stock, bonds, notes, debentures, partnership interests, joint ventures or other ownership interests or other securities of any other Person, (ii) any deposit (other than deposits constituting a Permitted Lien) with, or advance, loan or other extension of credit (other than sales of inventory on credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and sales on credit of the type described in clauses (c) or (d) of Section 9.3) to, any other Person or (iii) any other capital contribution to or investment in any other Person, including, without limitation, any obligation incurred for the benefit of such Person.  In determining the aggregate amount of Investments outstanding at any particular time, (a) the amount of any Investment represented by a guaranty shall be taken at not less than the maximum principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from or added to the aggregate amount of Investments any decrease or increases, as the case may be, in the market value thereof.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any of its Subsidiaries.

“Issuing Bank” means Wachovia or any other Lender which shall issue a Letter of Credit for the account of the Borrower; provided, that, the Agent shall have approved such other Lender (such consent not to be unreasonably withheld).

“Issuing Bank Fees” has the meaning given to such term in Section 4.5(b).

“Landlord Agreement” means a Landlord Lien Waiver Agreement, substantially in the form of Exhibit D (or such other form as shall be reasonably acceptable to the Agent), between the Agent and a Credit Party’s landlord with respect to the Mortgaged Real Estate.

“Leasehold Properties” has the meaning given to such term in Section 5.2(h).

“Leases” means leases with respect to any leased real property, together with any leases of real property entered into by a Credit Party or any of its Subsidiaries after the date hereof.

“Lender” has the meaning given to such term in the preamble of this Credit Agreement.

“Lender Hedging Agreement” means any Hedging Agreement (other than one pertaining to the purchase or sale of commodities or commodity options) between the Borrower and any Person (or affiliate of such Person) that was a Lender or an Affiliate of Lender at the time it entered into such Hedging Agreement whether or not such Person has ceased to be a Lender under the Credit Agreement.

“Lenders’ Fees” means the non-refundable fees payable to each of the Lenders as set forth in each of the Lender’s respective fee letter with the Agent.

“Lending Party” means the Agent and each Lender.

“Letter of Credit Committed Amount” means $35,000,000.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“Letter of Credit Fee” has the meaning given to such term in Section 4.5(a).

“Letter of Credit Obligations” means, at any time of determination, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which the Issuing Bank has not at such time been reimbursed, plus (iii) without duplication, the aggregate amount of all payments made by each Lender to the Issuing Bank with respect to such Lender’s participation in Letters of Credit as provided in Section 3.3 for which the Borrower has not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

“Letters of Credit” means (i) the Existing Letters of Credit, and (ii) all stand-by letters of credit issued by an Issuing Bank for the account of the Borrower pursuant to this Credit Agreement on and after the Funding Date, in each case, together with all amendments, renewals, extensions or replacements thereof.

“LIBOR Index Loan” means a Swing Loan during any period in which it bears interest at a rate determined by reference to the Adjusted LIBOR Index Rate.

“Lien(s)” means any lien, claim, charge, pledge, security interest, deed of trust, mortgage, or other encumbrance.

“Limited Recourse Guarantor” means Partners.

“Limited Recourse Guaranty Agreement” means the Amended and Restated Limited Recourse Guaranty Agreement, a form of which is attached as Exhibit B-2, executed and delivered by the Limited Recourse Guarantor to the Agent on the Funding Date, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Loan” or “Loans” means Revolving Loans (or a portion of any Revolving Loan), Term Loans (or a portion of any Term Loan) and Swing Loans, or any or all of them, as the context shall require.

“London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary,

to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates.  If, for any reason, such rate is not available, the term “London Interbank Offered Rate” means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

“Material Adverse Change” means a material adverse change in (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material part of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

“Material Adverse Effect” means a material adverse effect on (a) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Credit Parties, taken as a whole, (b) a material part of the Collateral, (c) the Credit Parties’ ability to perform their respective obligations under the Credit Documents, or (d) the rights and remedies of the Lenders hereunder.

“Material Contract” means (a) the Omnibus Agreement, (b) the Terminaling Services Agreement, and (c) any other written contract or other arrangement (other than the Credit Documents), to which any Credit Party or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Project” means any new terminal or other capital expansion project undertaken by any Credit Party, the Consolidated Capital Expenditures attributable to which exceeds $3,000,000.

“Maturity Date” means, as to the Revolving Loans, Swing Loans, the Term Loans and Letters of Credit (and the related Letter of Credit Obligations), the fifth (5th) anniversary of the Closing Date.

“Moody’s” means Moody’s Investor Service, Inc.

“Mortgage” means, as to each parcel or tract of the Mortgaged Real Estate (or as to more than one parcel or tract, as the case may be), the mortgage (or amendment to an existing mortgage) from the applicable Credit Party on such Mortgaged Real Estate, in form and substance reasonably satisfactory to the Agent, granting a Lien thereon to Agent, for the benefit of the Lenders, to secure the Obligations, as amended on or about the date hereof, if applicable, and as otherwise amended, restated or supplemented from time to time.

“Mortgage Document Extension Period” means ninety (90) days from the Funding Date or such longer period of time to which the Agent may agree, in its sole discretion.

“Mortgagee Policy” means, for each parcel or tract of the Mortgaged Real Estate, other than the Razorback Pipeline Property, an ALTA mortgagee title insurance policy issued by the Title Insurance Company, assuring the Agent that the Mortgage on such Mortgaged Real Estate creates a valid and enforceable first priority (subject to Permitted Liens) mortgage lien on such Mortgaged Real Estate, free and clear of all defects and encumbrances except Permitted Liens, which Mortgagee Policy shall be in form and substance reasonably satisfactory to the Agent and shall provide for affirmative insurance and such reinsurance as the Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Agent.

“Mortgaged Real Estate” means all Real Estate which, from time to time, is owned by a Credit Party and subject to a Mortgage, including, without limitation, the terminal properties located in Mount Vernon, Missouri and Rogers, Arkansas, the Razorback Pipeline Property, the Florida Real Property Assets, and the Real Estate acquired from time to time pursuant to the Omnibus Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by any Credit Parties or any of their Subsidiaries or ERISA Affiliates or (ii) with respect to which any Credit Parties or any of their Subsidiaries may incur any liability.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any issuance of Capital Stock or Involuntary Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by the Borrower or any of its Subsidiaries in any such issuance or Involuntary Disposition.

“Note” or “Notes” means the Revolving Notes, the Swing Note, and the Term Notes, or any or all of them, as the context shall require.

“Notice of Borrowing” means a notice substantially in the form of Exhibit G.

“Notice of Extension/Conversion” means a notice substantially in the form of Exhibit I.

“Obligations” means the Loans, any other loans and advances or extensions of credit made or to be made by any Lender to the Borrower, or to others for the Borrower’s account, in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which accrues after the commencement of any bankruptcy or similar case, whether or not such post-petition interest is allowed in such case) and, including, without limitation, any reimbursement obligation or indemnity of the Borrower on account of Letters of Credit and all other Letter of Credit Obligations and all indebtedness, fees, liabilities and obligations which may at any time be owing by the Borrower to any Lender (or an Affiliate of a Lender) in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by the Borrower from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of the Borrower’s assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether such Borrower is liable to such Lender (or an Affiliate of a Lender) for such indebtedness as principal, surety, endorser, guarantor or otherwise.  Obligations shall also include any other indebtedness owing to any Lender (or an Affiliate of a Lender) by the Borrower under this Credit Agreement and the other Credit Documents, the Borrower’s liability to any Lender (or an Affiliate of a Lender) pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, the Borrower’s liability to any Lender (or an Affiliate of a Lender) pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender (or an Affiliate of a Lender) may make or issue to others for any such Borrower’s account pursuant to this Credit Agreement, including any accommodation extended with respect to applications for Letters of Credit, all liabilities and obligations arising under Lender Hedging Agreements owing from the Borrower or any other Credit Party to any Lender, or any Affiliate of a Lender (or any Person that was a Lender or an affiliate of a Lender at the time such Lender Hedging Agreement was entered into), permitted under Section 9.2, all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products, and all obligations of the Guarantors or any other Credit Party to any Lender (or an Affiliate of any Lender) and the Agent arising under or in connection with any Guaranty Agreement, or any other Credit Document, including, without limitation, the Guaranteed Obligations (as defined in each Guaranty Agreement).

“Omnibus Agreement” means that certain Omnibus Agreement dated as of May 27, 2005 by and among TMG, Operating GP, General Partner, Partners and Borrower, which provides, among other things, (a) the terms and conditions upon which TMG will provide management services to Partners and its Subsidiaries, (b) certain options in favor of the Borrower and certain Subsidiaries of Partners to purchase or acquire certain additional refined product terminals from TMG and its Subsidiaries or Affiliates, as amended by that certain First Amendment to Omnibus Agreement dated as of October 31, 2005, as further amended by that certain Second Amendment to Omnibus Agreement dated as of January 1, 2006, as further amended by that certain Third Amendment to Omnibus Agreement dated as of December 29, 2006, as the same may be further amended, restated, supplemented, or otherwise modified from time to time to the extent permitted herein.

“Operating GP” means TransMontaigne Operating GP L.L.C., a Delaware limited liability company which, as of the Closing Date, owns a 0.001% general partnership interest in, and is the sole general partner of, the Borrower.

“Other Taxes” has the meaning given to such term in Section 2.6(e).

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Partners” means TransMontaigne Partners L.P., a Delaware limited partnership, which qualifies for taxation as a “master limited partnership” under the Internal Revenue Code, the sole general partner of which is the General Partner.

“Partners’ Partnership Agreement” means that certain First Amended and Restated Partnership Agreement of Partners executed on or about the May 27, 2005, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent permitted herein.

“Permitted Acquisitions” means (a) the Drop-Down Acquisitions and (b) any other Acquisition by Borrower or any of Partners’ other consolidated Subsidiaries, so long as (i) no Default or Event of Default is in existence or would be created thereby, (ii) the Person or assets being acquired by the Borrower or such Subsidiary are for a Permitted Line of Business, and (iii) at least one of the following conditions is satisfied (as determined by Agent in its commercially reasonable discretion):

(A)          the aggregate amount of consideration paid by Borrower or such Subsidiary for such Acquisition, when added to the aggregate amount of all consideration paid by Borrower and all of Partners’ consolidated Subsidiaries for other Acquisitions consummated by Borrower or any of such Subsidiaries in the same fiscal year as such Acquisition, does not exceed $25,000,000; or

(B)           such Acquisition is a Subsequent Drop-Down Acquisition; or

(C)           Partners shall have (1) provided the Agent prior written documentation in form and substance reasonably satisfactory to the Agent demonstrating Partners’ pro forma compliance with all financial and other covenants contained herein after giving effect to such Acquisition and (2) satisfied all other conditions precedent to such Acquisition which the Agent may reasonably require in connection therewith.

“Permitted Indebtedness” means:

(a)           Indebtedness to the Lenders with respect to the Revolving Loans, the Term Loans, the Swing Loans, the Letters of Credit or otherwise, pursuant to the Credit Documents and, prior to the Funding Date, Indebtedness pursuant to the Existing Credit Agreement;

(b)           trade payables incurred in the ordinary course of the Credit Parties’ business;

(c)           unsecured Indebtedness to TMG or any of its Subsidiaries, other than Partners and its Subsidiaries, in the form of loans and advances, provided that (A) the aggregate amount of such Indebtedness outstanding at any one time shall not exceed $5,000,000 and (B) at the time of incurring such Indebtedness no Default or Event of Default exists or would arise therefrom;

(d)           obligations of Partners or any of its Subsidiaries in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate and exchange rate risks and not for speculative purposes;

(e)           Indebtedness described on Schedule 1.1C and any refinancings of such Indebtedness; provided that such Indebtedness is not increased in excess of the principal balance outstanding thereon plus any interest, prepayment premium and other related costs at the time of such refinancing so long as all such costs do not exceed $2,000,000, the scheduled maturity dates of such Indebtedness are not shortened and such refinancing is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness being refinanced;

(f)            unsecured Funded Indebtedness of the Credit Parties, provided, that (i) the Agent has been given prior written notice of the material terms and conditions thereof and has found such terms and conditions acceptable, (ii) the weighted average life to maturity of such unsecured Funded Indebtedness is no earlier than six (6) months after the Maturity Date, (iii) such unsecured Funded Indebtedness does not contain financial covenants of a type not contained in this Credit Agreement and the financial covenants contained therein are no more restrictive than the financial covenants contained in this Credit Agreement, (iv) the provisions of Section 9.12 are not breached, and (v) after giving effect to the issuance of such unsecured Funded Indebtedness and the application of any of the proceeds thereof on the issuance date no Default or Event of Default shall exist;

(g)           Indebtedness secured by Liens described in clause (d) of the definition of Permitted Liens;

(h)           Indebtedness in an aggregate amount not exceeding 5% of Consolidated Net Tangible Assets;

(i)            intercompany loans made by any Credit Party to any Full Recourse Credit Party; and

(j)            Indebtedness of Partners’ Foreign Subsidiaries for financing of the type described in clause (l) of the definition of Permitted Liens, which Indebtedness may be unsecured or secured as permitted by such clause (l).

Notwithstanding the foregoing, if any of the foregoing Indebtedness is Subordinated Indebtedness, then (i) the material terms and conditions of such Indebtedness must be acceptable to the Agent and (ii) a Subordination Agreement with respect to such Indebtedness shall be delivered to the Agent, for the benefit of the Lenders, on or prior to the incurrence of such Indebtedness.

“Permitted Investments” means:

(a)           Cash Equivalents;

(b)           interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation (“FDIC”) or a similar federal insurance program; provided, however, that the Credit Parties may, in the ordinary course of their respective businesses, maintain in their disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits;

(c)           Investments existing on the Closing Date and set forth on Schedule 1.1D;

(d)           advances to officers, directors and employees for expenses incurred or anticipated to be incurred in the ordinary course;

(e)           Permitted Acquisitions;

(f)            Investments in (i) the Full Recourse Credit Parties; (ii) newly created direct or indirect Domestic Subsidiaries of Partners, and newly created direct or indirect Foreign Subsidiaries of Partners, provided that (A) the applicable requirements of Section 7.15 are satisfied (such that, as to any Domestic Subsidiary, such Domestic Subsidiary becomes a Full Recourse Credit Party) and (B) the aggregate amount of loans to and Investments in Foreign Subsidiaries shall not exceed $5,000,000 at any time; and (iii) TMG or any of its Subsidiaries, other than Partners and its Subsidiaries, in the form of loans and advances, provided that (A) the aggregate amount of such Investments outstanding at any one time shall not exceed $5,000,000 and (B) at the time of making any such Investment no Default or Event of Default exists or would arise therefrom;

(g)           investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(h)           Hedging Agreements entered into by the Borrower relating to the Loans hereunder and other Hedging Agreements entered into in order to manage existing or anticipated interest rate and exchange rate risks and not for speculative purposes; and

(i)            such other Investments as the Required Lenders may approve in writing in their reasonable discretion.

“Permitted Liens” means

(a)           Liens granted to the Agent or the Lenders (or their Affiliates to secure Lender Hedging Agreements) by the Credit Parties pursuant to any Credit Document, and, prior to the Funding Date, the Liens granted pursuant to the Existing Credit Agreement;

(b)           Liens, encumbrances and title exceptions listed on Schedule 1.1B and, as to the Mortgaged Real Estate, (i) any Liens, encumbrances and title exceptions encumbering all or any portion of the Razorback Pipeline Property, except those granted by a Credit Party, and (ii) such Liens, encumbrances and title exceptions of record as are reasonably acceptable to the Agent in its reasonable discretion;

(c)           Liens on fixed assets securing Indebtedness permitted under clause (h) of the definition of Permitted Indebtedness;

(d)           Liens of warehousemen, mechanics, materialmen, workers, repairmen, fillers, packagers, processors, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet overdue or which are being appropriately contested in good faith by the relevant Credit Party by proceedings, provided that in any such case an adequate reserve is being maintained by such Credit Party to the extent required by GAAP;

(e)           attachment or judgment Liens individually or in the aggregate not in excess of $10,000,000 (exclusive of (i) any amounts that are duly bonded to the satisfaction of the Agent in its reasonable discretion or (ii) any amount adequately covered by insurance);

(f)            Liens for taxes, assessments or other governmental charges not yet overdue or that are being contested in good faith by a Credit Party by appropriate proceedings, provided that in any such contest an adequate reserve in respect there of is being maintained by such Credit Party to the extent required by GAAP;

(g)           zoning ordinances, easements, covenants, rights of way and other restrictions on the use of real property and other title exceptions that do not interfere in any material respect with the ordinary course of business or, in the case of owned real property, the marketability of such real property;

(h)           deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance;

(i)            deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, regulatory or statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(j)            restrictions under federal and state securities laws on the transfer of securities;

(k)           restrictions under foreign trade regulations on the transfer or licensing of assets of Partners and its Subsidiaries;

(l)            liens on assets of any Foreign Subsidiary of Partners to secure financing made available to such Foreign Subsidiary (as to which no Credit Party is liable on such financing) for working capital and capital expenditures of such Foreign Subsidiaries; and

(m)          Liens on commodities accounts in favor of commodities intermediaries securing margin loans pertaining to such accounts.

“Permitted Line of Business” means, with respect to a given Person, lines of business engaged in by such Person and its Subsidiaries such that such Person and its Subsidiaries, taken as a whole, are substantially engaged in business that (a) permits Partners to continue to be treated as a partnership under the Internal Revenue Code and (b) constitutes, or is related to, the business of storage, processing, marketing, terminaling, and/or transportation of natural gas, natural gas liquids, oil, or products thereof or related thereto.

“Permitted Restricted Payment” means (a) so long as no Triggering Event has occurred, any dividend or distribution by Partners of “Available Cash” (as such term is defined in Partners’ Partnership Agreement) to the limited and general partners of Partners, as “Available Cash” is defined and calculated in such partnership agreement and only to the extent permitted by such partnership agreement, and any corresponding dividend or distribution by the Borrower to Partners to enable it to make such dividend or distribution, (b) so long as no Triggering Event has occurred, any repurchase by Partners of its limited partnership units, in an aggregate amount not to exceed $3,000,000 from and after the Closing Date, (c) other Restricted Payments made to Partners that are necessary to enable Partners to pay its expenses incurred in the ordinary course of business, including payments pursuant to the Omnibus Agreement, professional expenses, directors fees, transactional expenses incurred in connection with a Permitted Acquisition, and (d) payments with respect to Subordinated Indebtedness so long as such payment is expressly permitted under the terms of the Subordination Agreement with respect to such Subordinated Indebtedness.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

“Plan” means any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Credit Party or any of its Subsidiaries, or with respect to which such Credit Party or any such Subsidiary may incur liability.

“Pledge Agreement” means the Pledge Agreement dated as of May 9, 2005, delivered to the Agent pursuant to the Existing Credit Agreement, between the Agent and the relevant Credit Parties, a copy of which is attached as Exhibit D, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Pledged Collateral” has the meaning given to such term in the Pledge Agreement.

“Prime Rate” means the rate which Wachovia announces from time to time as its prime, base or equivalent lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Wachovia (and its affiliates) may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proprietary Rights” has the meaning given to such term in Section 6.17.

“Qualifying Equity Offering” shall mean the completion of an issuance of Capital Stock by the Borrower resulting in Net Cash Proceeds to the Borrower of at  least $65,000,000.00.

“Razorback Pipeline Property” means the parcels of real property owned, leased, or licensed by a Credit Party (or as to which a Credit Party has any easement or other interest) on, over, under, or through which the Borrower’s  pipeline between its terminals in Mount Vernon, Missouri and Rogers, Arkansas is located.

“Real Estate” means the real property owned or leased (not including the mere right of use or possession of storage space or similar arrangements, with no interest in the underlying fee) by the relevant Credit Parties described in Schedule 6.19, as it may be updated from time to time pursuant to Sections 7.8 and 7.16, together with all Structures thereon.

“Real Property Documentation” means, with respect each parcel or tract of the Mortgaged Real Estate:

(a)           a fully executed and notarized Mortgage encumbering the fee interest of the Credit Parties in such Mortgaged Real Estate;

(b)           an owner’s affidavit for such Mortgaged Real Estate, addressed to the title company, for such Mortgaged Real Estate;

(c)           as to leased property, a Landlord Agreement;

(d)           a Mortgagee Policy for such Mortgaged Real Estate, in an amount not less than the respective amounts designated in Schedule 6.19 for such Mortgaged Real Estate;

(e)           evidence in the form of a standard flood hazard determination certificate as to whether (i) such Mortgaged Real Estate is a Flood Hazard Property and (ii) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program;

(g)           if such Mortgaged Real Estate is a Flood Hazard Property, the relevant Credit Party’s written acknowledgment of receipt of written notification from the Agent (i) as to the existence of such Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program;

(h)           evidence reasonably satisfactory to the Agent that such Mortgaged Real Estate, and the uses of such Mortgaged Real Estate, are in compliance in all material respects with all applicable zoning laws, regulations and ordinances (the evidence submitted as to zoning may be in the form of a “zoning letter” from the municipality or other applicable jurisdiction in which the applicable property is located and should include the zoning designation made for such Mortgaged Real Estate and the permitted uses of such Mortgaged Real Estate under such zoning designation;

(i)            UCC fixture financing statements for such Mortgaged Real Estate, in form and substance reasonably satisfactory to the Agent, to be filed in the appropriate jurisdiction as is necessary, in the Agent’s reasonable discretion, to perfect the Agent’s lien on such Mortgaged Real Estate;

(j)            copies of all existing environmental reports and Regulatory Agency correspondence regarding the Emergency Response Notification Site listing (including any underground storage tank closure reports, subsurface investigations and “No Further Action” letters and other existing correspondence and reports) respecting such Mortgaged Real Estate;

(k)           boundary surveys of the sites of such Mortgaged Real Estate, together with a certification of the surveyor that all Structures are within, and do not encroach upon, such boundaries;

“Reportable Event” means any of the events described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” means, at any time, Lenders (excluding Defaulting Lenders) holding at least 50.1% of the sum of (i) the aggregate amount of the Revolving Credit Commitments (or if the Revolving Credit Commitments have been terminated, the aggregate outstanding principal amount of the Working Capital Obligations (including participation interests in Letter of Credit Obligations, but excluding Swing Loans)) plus (ii) the aggregate outstanding principal amount of the Term Loans.

“Restricted Payment” means (i) any cash dividend or other cash distribution, direct or indirect, on account of any Capital Stock of any Credit Party or any of its Subsidiaries, as the case may be, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock (other than purchase or redemption of Partner’s Capital Stock issued to any officer, director or employee in connection with the payment of withholding taxes on the vesting thereof) of any Credit Party or any of its Subsidiaries now or hereafter outstanding by such Credit Party or Subsidiary, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable (x) by one Full Recourse Credit Party solely to another Full Recourse Credit Party or (y) solely in Capital Stock of the same rights and designation as such Capital Stock or in any class of Capital Stock junior to such Capital Stock, (iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of any Credit Party (other than any such payment in respect of withholding taxes due upon the vesting or exercise of any option to acquire Capital Stock granted to an officer, director or employee of a Credit Party) or any of its Subsidiaries now or hereafter outstanding, or (iv) any payment of principal, interest or fees or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Indebtedness.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Revolving Loans in a principal amount up to such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Committed Amount.

“Revolving Credit Commitment Percentage” means, for any Lender, its percentage of the aggregate Revolving Credit Commitments of all of the Lenders as shown on the books and records of the Agent, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 14.5.

“Revolving Credit Committed Amount” means the aggregate revolving credit line extended by the Lenders to the Borrower for Revolving Loans, and Letters of Credit pursuant to and in accordance with the terms of this Credit Agreement, in an amount up to $150,000,000, as such revolving credit line may be reduced from time to time in accordance with Section 2.2(c)(i) and Section 2.2(b) or increased from time to time in accordance with Section 2.2(c)(ii).

“Revolving Loans” means loans and advances made to the Borrower by all of the Lenders on a revolving basis in accordance with their respective Revolving Credit Commitments pursuant to Section 2.1(a)(i), and includes Base Rate Loans and Eurodollar Loans.

“Revolving Notes” means promissory notes of the Borrower to the Lenders that request such notes pursuant to Section 2.1(c), substantially in the form of Exhibit F-1, evidencing the obligation of the Borrower to repay the Revolving Loans made by such Lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Security Agreement” means the Security Agreement, dated as of May 9, 2005, delivered to the Agent pursuant to the Existing Credit Agreement, between the Agent and the Full Recourse Credit Parties (and such other Persons who may from time to time become party thereto by joinder agreement), a copy of which is attached as Exhibit E hereto, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Security Documents” means, collectively, the Pledge Agreement, the Security Agreement, each Mortgage, each Deposit Account Control Agreement, and each Commodities Account Control Agreement, as each of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Secured Leverage Ratio” means, as of the last day of each of Partners’ fiscal quarters, for such fiscal quarter and the immediately preceding three fiscal quarters, the ratio of (a) Consolidated Funded Indebtedness which is secured by a Lien as of such date to (b) Consolidated EBITDA for such fiscal quarter and the immediately preceding three fiscal quarters.

“Settlement Period” means each week, or such lesser period or periods as the Agent shall reasonably determine.

“Sole Lead Arranger” means Wachovia Capital Markets, LLC.

“Solvent” means that Partners and its consolidated Subsidiaries will not (i) be “insolvent,” within the meaning of such term as defined in section 101 of the “Bankruptcy Code”, or section 2 of either the “UFTA” or the “UFCA”, or as defined or used in any “Other Applicable Law” (as those terms are defined below), or (ii) be unable to pay its debts generally as such debts become due within the meaning of section 548 of the Bankruptcy Code, section 4 of the UFTA or section 6 of the UFCA, or (iii) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of section 548 of the Bankruptcy Code, section 4 of the UFTA or section 5 of the UFCA. For purposes of the foregoing, “Bankruptcy Code” means 11 U.S.C. section 101 et seq., “UFTA” means the Uniform Fraudulent Transfer Act, “UFCA” means the Uniform Fraudulent Conveyance Act, and “Other Applicable Law” means any other applicable law pertaining to fraudulent transfers or acts voidable by creditors, in each case as such law may be amended from time to time.

“Solvency Certificate” means an officer’s certificate of Partners prepared by an Executive Officer as to the financial condition, solvency and related matters of the Credit Parties, on a pro forma basis after giving effect to the initial borrowings under the Credit Documents, substantially in the form of Exhibit L.

“Specified Acquisition” means any Permitted Acquisition for a purchase price in excess of $25,000,000 in aggregate consideration (including without limitation, assumed debt and earn-out obligations).

“Specified Period” means, in the event of the consummation of a Specified Acquisition by the Borrower, the period beginning on the date on which such Specified Acquisition closes and ending on (and including) the last day of the second full fiscal quarter following such closing.

“Structures” means all plants, offices, manufacturing facilities, warehouses, administration buildings and related facilities located on the Real Estate.

“Subordination Agreement” shall mean an agreement between the Agent, the Borrower (and any applicable Credit Party) and the Person providing Subordinated Indebtedness to any Credit Party containing intercreditor and subordination terms and conditions satisfactory to the Agent.

“Subordinated Indebtedness” shall mean Indebtedness of any Credit Party permitted under Section 9.2 which, in each case, is expressly subordinated and made junior to the payment and performance in full of the Obligations.

“Subsequent Drop-Down Acquisitions” means the acquisition by the Borrower of the Subsequent Drop-Down Assets after the Funding Date.

“Subsequent Drop-Down Assets” means all terminal and related assets other than the Drop-Down Assets upon which the Borrower has an option to purchase pursuant to the Omnibus Agreement as of the Closing Date.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a fifty percent (50%) interest in the total capital, total income and/or total ownership interests of such entity at any time and (c) any partnership in which such Person is a general partner.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of Partners.

“Swing Loan” means a Loan made by Wachovia pursuant to Section 2.1(a)(ii), which must be a Base Rate Loan or, subject to Section 2.1(a)(ii), a LIBOR Index Loan.

“Swing Note” means the promissory note of the Borrower in favor of Wachovia, substantially in the form of Exhibit F-2, evidencing the obligation of the Borrower to repay the Swing Loans, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Taxes” means any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon.

“Term Committed Amount” shall mean (a) the aggregate term loan facility extended by the Lenders to the Borrower on the Funding Date pursuant to and in accordance with the terms of this Credit Agreement, in an amount up to $75,000,000 and (b) the aggregate term loan facility extended by the Lenders to the Borrower for Term Loans after the Funding Date as a result of an increase effected pursuant to Section 2.2(c)(ii).

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan in a principal amount equal to such Lender’s Term Loan Commitment Percentage of the Term Committed Amount.

“Term Loan Commitment Percentage” shall mean, for any Lender, the percentage identified as its Term Loan Commitment Percentage as shown on the books and records of the Agent.

“Term Loans” shall mean the term loans made to the Borrower on the Funding Date pursuant to Section 2.1(a)(iii) and any term loans made after the Funding Date pursuant to Section 2.2(c)(ii), and includes Base Rate Loans and Eurodollar Loans.

“Term Notes” shall mean promissory notes of the Borrower to the Lenders that request such notes under this Agreement, substantially in the form of Exhibit F-3.

“Terminaling Services Agreement” means that certain Terminaling and Transportation Services Agreement dated as of May 27, 2005 by and among TransMontaigne Product Services Inc., a Delaware corporation, Coastal Fuels Marketing Inc., a Florida corporation, Partners, Borrower, and certain other parties thereto, which provides, among other things, the terms and conditions upon which the Borrower and its Subsidiaries will provide transportation, storage, and throughput services for refined products to TMG and its Affiliates, as the same may be amended, restated, supplemented, or otherwise modified from time to time to the extent permitted herein

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Credit Parties or any of their Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan pursuant to Section 4041 of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Credit Parties or any of their Subsidiaries or ERISA Affiliates from a Multiemployer Plan.

“Title Insurance Company” means, as to each parcel or tract of the Mortgaged Real Estate, Lawyers Title Insurance Corporation or any other title insurance company, mutually acceptable to the Borrower and the Agent, issuing the Mortgagee Policy with respect thereto.

“TMG” means TransMontaigne Inc.

“TMG/TPSI Acknowledgement Agreement” means that certain TMG and TPSI Acknowledgement Agreement, substantially in the form of Exhibit R.

“Total Leverage Ratio” means, as of the last day of each of Partners’ fiscal quarters, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for such fiscal quarter and the immediately preceding three fiscal quarters.

“Triggering Event” means the occurrence of any of the following: (i) a Default or Event of Default under Section 11.1(a); (ii) notice by the Agent, given at the direction of the Required Lenders, during the existence of a Default or Event of Default (other than a Default or Event of Default under Section 11.1(a)) that the Borrower shall not make the payments set forth in clauses (a) and (b) of the definition of Permitted Restricted Payment; or (iii) the acceleration of the Obligations in accordance with Section 11.2

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“UCP” means The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue of any Letter of Credit by the International Chamber of Commerce.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as in effect from time to time.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” means Wachovia Bank, National Association, and its successors and permitted assigns.

“Working Capital Obligations” means the sum at any time of (a) the Aggregate Revolving Loan Amount Outstanding, (b) the Aggregate Swing Loan Amount Outstanding and (c) the Letter of Credit Obligations.

a.               Accounting Terms and Determinations.

Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Section 8.1  and otherwise to be made under this Credit Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the Financials.    If GAAP shall change from the basis used in preparing the Financials, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how Partners is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.  If the Credit Parties shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

Partners or the Borrower shall deliver to the Agent and each Lender at the same time as the delivery of any annual financial statements given in accordance with the provisions of Section 7.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

b.               Other Definitional Terms.

Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, unless otherwise specifically provided.  References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing, computer disk, e-mail and other means of reproducing words in a visible form.  References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  References to any times herein shall refer to Eastern Standard or Daylight Savings time, as applicable.

ARTICLE II

LOANS

2.1                               Revolving Loans, Swing Loans, and Term Loans.

(a)           Commitments.

(i)            Revolving Loans.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to lend to the Borrower at any time or from time to time on or after the Funding Date and before the Maturity Date, such Lender’s Revolving Credit Commitment Percentage of the Revolving Loans as may be requested or deemed requested by the Borrower.

(ii)           Swing Loans.  In addition to the foregoing, Wachovia shall from time to time after the Funding Date but before the Maturity Date, upon the request of the Borrower, if the applicable conditions precedent in Article V have been satisfied, make Swing Loans to the Borrower in an aggregate principal amount at any time outstanding not exceeding $20,000,000; provided that, immediately after such Swing Loan is made, the conditions set forth in Section 2.1(b) shall have been satisfied.  Except for calculation of the Commitment Fee as set forth in the definition thereof, Swing Loans shall not be considered a utilization of the Revolving Credit Commitment of Wachovia or any other Lender hereunder.  All Swing Loans shall be made as Base Rate Loans or as LIBOR Index Loans; provided, however, that (A) the entire principal balance of the Swing Loans shall at all times bear interest as either a LIBOR Index Loan or a Base Rate Loan; (B) while any Swing Loan is outstanding all subsequent Swing Loans must bear interest at the same rate as the Swing Loans then outstanding; (C) the Borrower may not convert any outstanding Swing Loans from Base Rate Loans to LIBOR Index Loans, or vice versa; (D) no Swing Loan shall constitute a LIBOR Index Loan for more than ten (10) succeeding Business Days; and (E) if any Swing Loan remains outstanding for more than ten (10) Business Days as a LIBOR Index Loan, then the entire principal balance of the Swing Loans shall, automatically and without notice to Borrower or any other Person, convert to a Base Rate Loan and, thereafter, bear interest as a Base Rate Loan.  At any time, upon the request of Wachovia, each Lender other than Wachovia shall, on the third (3rd) Business Day after such request is made, purchase a participating interest in Swing Loans in an amount equal to its ratable share (based upon its respective Revolving Credit Commitment) of such Swing Loans.  On such third (3rd) Business Day, each Lender will immediately transfer to Wachovia, in immediately available funds, the amount of its participation.  Whenever, at any time after Wachovia has received from any such Lender its participating interest in a Swing Loan, the Agent receives any payment on account thereof, the Agent will promptly distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Agent is required to be returned, such Lender will return to the Agent any portion thereof previously distributed by the Agent to it.  Each Lender’s obligation to purchase such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation:  (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against Wachovia requesting such purchase or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Credit Commitments; (iii) the occurrence or existence of any Material Adverse Change or Material Adverse Effect or the existence or occurrence of any adverse change in the condition (financial or otherwise) of any other Person; (iv) any breach of any Credit Document by any Credit Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Purchase of any participating interest in the Swing Loans shall not relieve Borrower of any default in the payment thereof.

(iii)          Term Loans.  Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to make available to the Borrower on the Funding Date a Term Loan equal to such Lender’s Term Loan Commitment Percentage of the Term Committed Amount for the purposes hereinafter set forth.

(b)           Certain Limitations Applicable to the Loans.

No Lender shall be obligated at any time to make available to the Borrower its Revolving Credit Commitment Percentage of any requested Revolving Loan if such amount plus its Revolving Credit Commitment Percentage of all Revolving Loans and its Revolving Credit Commitment Percentage of all Letter of Credit Obligations would exceed such Lender’s Revolving Credit Commitment at such time.  The aggregate balance of Working Capital Obligations shall not at any time exceed the Revolving Credit Committed Amount.  No Lender shall be obligated to make available, nor shall the Agent make available, any Revolving Loans to the Borrower to the extent such Revolving Loan when added to the then outstanding Revolving Loans, Swing Loans and Letter of Credit Obligations would cause the aggregate outstanding Working Capital Obligations to exceed the Revolving Credit Committed Amount then in effect.  If at any time the amount of all Working Capital Obligations outstanding exceeds the Revolving Credit Committed Amount then in effect, the Borrower immediately shall make a mandatory prepayment in accordance with the provisions of Section 2.2(b)(i).

(c)           Notes.

(i)            Revolving Notes.  If so requested by a Lender (at or at any time after the Funding Date), the obligations of the Borrower to repay the Revolving Loans to such Lender and to pay interest thereon shall be evidenced by a separate Revolving Note to such Lender, with appropriate insertions.  One Revolving Note shall be payable to the order of each Lender which so requests a Revolving Note, and each such Revolving Note shall be in a principal amount equal to such Lender’s Revolving Credit Commitment and shall represent the obligations of the Borrower to pay such Lender the amount of such Lender’s Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein.  Subject to Sections 2.5, 13.8 and 14.5(e), the Borrower irrevocably authorizes each Lender which has been issued a Revolving Note to make or cause to be made appropriate notations on its Revolving Note, or on a record pertaining thereto, reflecting Revolving Loans and repayments thereof.  The outstanding amount of the Revolving Loans set forth on such Lender’s Revolving Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due.  Any of the foregoing to the contrary notwithstanding, any lack of a Lender’s request to be issued a Revolving Note shall not, in any manner, diminish the Borrower’s obligations to repay the Revolving Loans made by such Lender, together with all other amounts owing to such Lender by the Borrower.

(ii)           Swing Note.  The obligations of the Borrower to repay the Swing Loans shall be evidenced by a single Swing Note payable to the order of Wachovia in the original principal amount of $20,000,000.

(iii)          Term Notes. If so requested by a Lender (at or at any after the Funding Date), the obligations of the Borrower to repay the Term Loans and to pay interest thereon shall be evidenced by a Term Note, with appropriate insertions.  One Term Note shall be issued to the order of each Lender that so requests a Term Note, and such Term Note shall be in a principal amount equal to such Lender’s Term Loan Commitment (or in the event such Notes are issued after the Funding Date, the amount of Term Loans owed to such Lender) and shall represent the obligations of the Borrower to pay such Lender the amount of such Lender’s Term Loan, plus interest accrued thereon, as set forth herein.  The Borrower irrevocably authorizes each Lender that has been issued a Term Note to make or cause to be made appropriate notations on its Term Note, or on a record pertaining thereon, reflecting Term Loans and repayments thereof.  The outstanding amount of the Term Loan set forth on such Lender’s Term Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Term Note to make payments of principal of or interest on any Term Note when due.  Any of the foregoing to the contrary notwithstanding, any lack of a Lender’s request to be issued a Term Note shall not, in any manner, diminish the Borrower’s obligations to repay the Term Loans made by such Lender, together with all other amounts owing to such Lender by the Borrower.

(d)           Borrowings.

(i)            Each request for a Revolving or Swing Loan hereunder shall be made by a Notice of Borrowing from the Borrower to the Agent, given not later than (A) 2:00 P.M. on the Business Day on which the proposed borrowing is requested to be made for Revolving Loans that will be Base Rate Loans and for Swing Loans and (B) during normal business hours on the date that is three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans.  Each request for borrowing made in a Notice of Borrowing shall be given by telecopy, setting forth (1) the requested date of such borrowing, (2) the aggregate amount of such requested borrowing and whether it is for a Revolving Loan or Swing Loan, (3) whether such Revolving Loans will be Base Rate Loans or Eurodollar Rate Loans, and if appropriate, the applicable Interest Period, (4) whether such Swing Loan will be a Base Rate Loan or LIBOR Index Loan (subject to Section 2.1(a)(ii)), (5) certification by the Borrower that it has complied in all respects with Section 5.3, all of which shall be specified in such manner as is necessary to comply with all limitations on Revolving Loans and Swing Loans outstanding hereunder and (6) the account at which such requested funds should be made available.  Each request for borrowing made in a Notice of Borrowing shall be irrevocable by and binding on the Borrower.  The Borrower shall be entitled to borrow Revolving Loans in a minimum principal amount of $3,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Revolving Credit Committed Amount, if less) and shall be entitled to borrow Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, that no more than six (6) Eurodollar Loans (including Term Loans which are Eurodollar Loans) shall be outstanding hereunder at any one time; and provided, further, that Eurodollar Loans shall be in a minimum principal amount of at least $3,000,000 and integral multiples of $1,000,000 in excess thereof.  Each Swing Loan shall be in a minimum principal amount of at least $100,000 and integral multiples of $100,000 in excess thereof.  Revolving Loans and Swing Loans may be repaid and reborrowed in accordance with the provisions hereof.

The Agent shall give to each Lender prompt notice (but in no event later than 3:00 P.M. on the date of the Agent’s receipt of notice from the Borrower) of each requested borrowing in a Notice of Borrowing by telecopy, telex or cable (other than any Notice of Borrowing which will be funded by the Agent in accordance with subsection (d)(ii) below).  No later than 4:00 P.M. on the date on which a Revolving Loan borrowing is requested to be made pursuant to the applicable Notice of Borrowing, each Lender will make available to the Agent at the address of the Agent set forth on the signature pages hereto, in immediately available funds, its Revolving Credit Commitment Percentage of such borrowing requested to be made (unless such funding is to be made by the Agent in accordance with subsection (d)(ii) below).  Unless the Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Agent its portion of the Revolving Loan borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent as required above and the Agent may, in reliance upon such assumption, make available the amount of the borrowing to be provided by such Lender.  Upon fulfillment of the conditions set forth in Section 5.3 for such borrowing, the Agent will make such funds available to the Borrower at the account specified by the Borrower in such Notice of Borrowing.

(ii)           If the amounts of Revolving Loans described in subsection (d)(i) of this Section 2.1 or the amounts of Term Loans described in subsection (d)(vi) of this Section 2.1 are not in fact made available to the Agent by a Lender (such Lender being hereinafter referred to as a “Defaulting Lender”) and the Agent has made such amount available to the Borrower, the Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender.  If such Defaulting Lender does not pay such corresponding amount forthwith upon the Agent’s demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately (but in no event later than five Business Days after such demand) pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from such Defaulting Lender and the Borrower, (A) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to either (1) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (2) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 4.1, plus (B) in each case, an amount equal to any reasonable costs (including reasonable legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrower to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrower under clause (B) above on account of such Defaulting Lender’s default.

(iii)          The failure of any Lender to make the Revolving Loan or Term Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan or Term Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan or Term Loan to be made by such other Lender on the date of any borrowing.

(iv)          Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with Article IV, on outstanding Revolving Loans and Term Loans which it has funded to the Agent from the date such Lender funded such Revolving Loan or Term Loan to, but excluding, the date on which such Lender is repaid with respect to such Revolving Loan or Term Loan.

(v)           A request for a borrowing may not be made by telephone, unless no other means are available at the time of such request.

(vi)          The full amount of the Term Loans shall be disbursed without further request of the Borrower on the Funding Date as Base Rate Loans (subject, in all events, to the closing conditions contained in Article V).  Each Lender shall make the amount of its Term Loan Commitment Percentage of the Term Committed Amount available to the Agent for the account of the Borrower at the address of the Agent set forth on the signature pages hereto, by 1:00 P.M. on the Funding Date and in funds immediately available to the Agent.  The Term Loan Commitments of the Lenders shall automatically terminate at the close of business on the Funding Date.  Once a portion of the Term Loan is repaid, it cannot be reborrowed.  Each Eurodollar Loan or Base Rate Loan that is part of the Term Loans shall be in an aggregate principal amount that is not less than $3,000,000 and integral multiples of $1,000,000 (or the then remaining principal balance of the Term Loans, if less).

2.2                               Optional and Mandatory Prepayments; Reduction or Increase of Committed Amount.

(a)           Voluntary Prepayments.  The Borrower shall have the right to prepay Loans in whole or in part from time to time, but otherwise without premium or penalty; provided, however, that (i) Loans that are Eurodollar Loans may only be prepaid on three (3) Business Days’ prior written notice to the Agent specifying the applicable Loans to be prepaid; (ii) any prepayment of Loans that are Eurodollar Loans will be subject to Section 4.10; (iii) each such partial prepayment of Revolving or Term Loans shall be in a minimum principal amount of $1,000,000 for Base Rate Loans and $3,000,000 for Eurodollar Loans and (iv) each such partial prepayment of Swing Loans shall be in a minimum principal amount of $100,000, or in each case, the outstanding balance, if less.  Unless otherwise directed in writing by the Borrower, voluntary prepayments shall be applied first to Swing Loans, second to Revolving Loans, and third to Term Loans.  Prepayments on Revolving Loans and Term Loans will be applied first to Base Rate Loans and then to Eurodollar Loans in the direct order of Interest Period maturities thereof.

(b)           Mandatory Prepayments.

(i)            Revolving Credit Committed Amount.  If at any time, the Working Capital Obligations outstanding shall exceed the Revolving Credit Committed Amount then in effect, the Borrower immediately shall pay to the Agent, for the ratable account of the Lenders, an amount sufficient to eliminate such excess.

(ii)           Capital Stock Issuance.  Promptly and in any event within ten (10) days following the occurrence of any issuance of Capital Stock by Partners, the Borrower shall prepay the Loans in an aggregate amount equal to the lesser of (i) 100% of the Net Cash Proceeds of such issuance and (ii) the amount of such Net Cash Proceeds that would result in the Total Leverage Ratio, after giving effect to such issuance and prepayment, to be less than 4.0 to 1.0.  Such prepayment shall be applied as set forth in clause (iv).

(iii)          Involuntary Disposition.  Promptly and in any event within ten (10) days following the occurrence of any Involuntary Disposition and the expiration of the 270 day period referred to below, the Borrower shall prepay the Loans in an aggregate amount equal to the Net Cash Proceeds of such disposition; provided, that, such prepayment shall not be required to the extent such Net Cash Proceeds are used to restore, repair or replace the applicable property or to acquire or improve other tangible property to be used in the Borrower’s line of business within 270 days of such Involuntary Disposition.  Such prepayment shall be applied as set forth in clause (iv).

(iv)          Application of Mandatory Prepayments.  All amounts required to be paid pursuant to this Section 2.2(b) shall be applied as follows: (A) with respect to all amounts prepaid pursuant to Section 2.2(b)(i), to Swing Loans, and then Revolving Loans and (after all Revolving Loans have been repaid) to a cash collateral account held by the Agent in respect of Letter of Credit Obligations, and (B) with respect to all amounts prepaid pursuant to Section 2.2(b)(ii) and (iii), to the Revolving Loans or Term Loans as directed by the Borrower at the time of such prepayment.  All prepayments made hereunder against the Revolving Loans shall not result in a permanent reduction in the Revolving Credit Commitments; provided, that in the case of a mandatory prepayment pursuant to Section 2.2(b)(ii) if the Borrower elects to apply the proceeds to the Revolving Loans, there will be a corresponding permanent reduction in the Revolving Credit Commitments; provided, that such permanent reductions in Revolving Credit Commitments shall not exceed $25,000,000 (it being understood that any payments of Revolving Loans or Term Loans with proceeds of an issuance of Capital Stock in excess of the amount required pursuant to Section 2.2(b)(ii) shall be deemed to be a voluntary prepayment).  Within the parameters of the applications set forth above for Loans, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.  All prepayments under this Section 2.2(b) shall be subject to Section 4.10.

(c)           Voluntary Reductions of Revolving Credit Committed Amount; Increases to Revolving Credit Committed Amount and Term Loans.

(i)            The Borrower may from time to time permanently reduce or terminate the Revolving Credit Committed Amount in whole or in part (in minimum aggregate amounts of $3,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Credit Committed Amount)) upon three (3) Business Days’ prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Revolving Loans plus Letter of Credit Obligations outstanding to exceed the Revolving Credit Committed

Amount (as so reduced), unless, concurrently with such termination or reduction, the Borrower make a mandatory prepayment in accordance with the provisions of Section 2.2(b)(i).  The Agent shall promptly notify each affected Lender of receipt by the Agent of any notice from the Borrower pursuant to this Section 2.2(c).

(ii)           The Revolving Credit Committed Amounts may be increased and additional Term Loan Commitments may be obtained from time to time as follows:

(A)          At the Borrower’s written request to the Agent, the Revolving Credit Committed Amount may be increased from time to time and new Term Loan Commitments may be obtained in increments of $5,000,000, up to an additional $50,000,000 in the aggregate, for a maximum amount of Revolving Credit Committed Amounts plus Term Committed Amounts plus outstanding Term Loans of $275,000,000; provided, however, that no such increase or additional commitments shall be effective unless:

(1)           The Agent shall have received one or more additional commitments from existing Lenders (as provided below in subparagraph (B), below) or such other Person satisfying the terms and conditions set forth in subparagraph (C), below;

(2)           The Agent shall have consented to such increase;

(3)           No Default or Event of Default shall have occurred and be continuing at the time any such request is made by the Borrower or at the time such increase would otherwise become effective;

(4)           Unless the Borrower has otherwise agreed in writing to provide the indemnification provided for in Section 4.10, no Eurodollar Loan shall be outstanding, and

(5)           The Borrower shall have delivered to the Agent and the Lenders such other documents, instruments, agreements or information reasonably requested by the Agent or any Lender that is providing additional Commitments, including, without limitation, amendments to the Real Property Documentation reflecting such increase.

(B)           Upon its receipt of any written request to increase the Revolving Credit Committed Amount or to obtain new Term Loan Commitments, the Agent will deliver such notice to each of the Lenders, each of whom shall have the right to provide all or a part of the specified increase or new commitments  (in either case, an “increase”) in increments of at least $1,000,000.  If any then existing Lender desires to provide all or any part of such increase, it must, within two Business Days of its receipt of such notice from the Agent, respond to the Agent in writing, which response must clearly indicate the amount of such increase such responding Lender would like to provide (which election shall be irrevocable).  If the aggregate amount of additional commitments proposed by all of the responding Lenders exceeds the amount of the increase requested by the Borrower, then the Agent shall allocate the increase to each such responding Lender pro rata based on the amount of such increase proposed by such Lender, divided by the aggregate amount proposed by all responding Lenders.  Except as provided in this paragraph, no Lender shall have any obligation to provide any such increase.

(C)           If the then existing Lenders do not provide additional commitments to meet the requested increase, then any other Person or Persons who, unless otherwise agreed to in writing by the Agent, would constitute Eligible Assignees and who are acceptable to Agent may provide the remaining portion of requested increase (as determined by Agent) by joining this Credit Agreement as Lenders, executing and delivering a joinder agreement in form and substance satisfactory to the Agent, and otherwise providing all documentation as would be required of an Eligible Assignee pursuant to Section 14.5, all the extent requested by the Agent, whereupon such Persons shall be deemed Lenders for all purposes hereunder.

(D)          With respect to any increase regarding the Revolving Credit Committed Amount, to the extent deemed reasonably necessary by the Agent, each Lender shall sell to or purchase from, as applicable, each other Lender an amount necessary to place the aggregate outstanding amount of such Lender’s Revolving Loans in proportion to its Revolving Credit Commitment Percentage, in light of such increase and reallocation of the Revolving Loans (with the Borrower being liable for any indemnification required pursuant to Section 4.10). Upon the effectiveness of any increase to the Revolving Credit Committed Amount, the Agent will modify its books and records to reflect the revised Revolving Credit Commitments of each of the Lenders.  Any Lender that increases its Revolving Credit Commitment pursuant to this Section shall be entitled to request and receive a replacement Revolving Credit Note in the amount of its increased Revolving Credit Commitment which the Borrower shall promptly provide.

(E)           With respect to any additional Term Loan Commitment, the full amount of such Term Loans corresponding thereto shall be disbursed on the effective date relating to such increase.  Each Lender shall make the amount of its Term Loan Commitment Percentage of such additional Term Committed Amount available to the Agent for the account of the Borrower at the address of the Agent set forth on the signature pages hereto, by 1:00 P.M. on the effective date in funds immediately available to the Agent.  The Term Loan Commitments of the Lenders relating to such Term Loans shall automatically terminate at the close of business on such effective date.  Once a portion of such Term Loans are repaid, it cannot be reborrowed.  All other provisions of this Credit Agreement applicable to Term Loans shall be applicable to the Term Loans advanced hereunder.

(d)           Maturity Date.  Unless the Loans have been previously declared due and payable (and the Revolving Credit Commitments have been terminated) in accordance with Section 11.02 hereof, on the Maturity Date: (i) the Revolving Credit Commitment of the Lenders, the commitment of Wachovia to make Swing Loans and the Letter of Credit Commitment of the Issuing Bank shall automatically terminate and (ii) the principal amount of all Loans shall be due and payable.

(e)           General.  The Borrower shall pay to the Agent for the account of the Lenders in accordance with the terms of Section 4.3, on the date of each termination or reduction of the Revolving Credit Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Credit Committed Amount so terminated or reduced.

(f)            Hedging Obligations Unaffected.  Any prepayment made pursuant to this Section 2.2 shall not affect the Borrower’s obligation to continue to make payments under any Lender Hedging Agreement, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Lender Hedging Agreement.

2.3                               Payments and Computations.

(a)           Payments.  The Borrower shall make each payment hereunder and under the Notes not later than 2:00 P.M. on the day when due.  Payments made by the Borrower shall be in Dollars to the Agent at its address referred to in Section 14.4 in immediately available funds without deduction, withholding, setoff or counterclaim.  As soon as practicable after the Agent receives payment from the Borrower, but in no event later than one Business Day after such payment has been made, subject to Section 2.1(d)(ii), the Agent will cause to be distributed like funds relating to the payment of principal, interest, or Fees (other than amounts payable on the Swing Loans or to the Agent to reimburse the Agent and the Issuing Bank for fees and expenses payable solely to them pursuant to Article IV) or expenses payable to the Agent and the Lenders in accordance with Section 14.7 ratably to the Lenders, and like funds relating to the payment of any other amounts payable to such Lender.  The Borrower’s obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section 2.3(a) or if not timely paid or any Event of Default then exists, may be added to the principal amount of the Revolving Loans outstanding.

(b)           Treatment of Accounts After an Event of Default.  After the occurrence of an Event of Default, if so demanded by the Agent:

(i)            the Full Recourse Credit Parties shall instruct all of their respective account debtors that do not already do so to remit all payments directly to Agent for deposit by the Agent in a deposit account designated by Agent, which deposit account shall be maintained at the Agent and over which the Agent shall have control;

(ii)           all amounts received directly by the Full Recourse Credit Parties from any account debtor, in addition to all other cash received from any other source (including but not limited to proceeds from asset sales and judgments), shall be held in trust for the benefit of the Agent and the Lenders and shall be promptly forwarded to Agent for deposit into such deposit account;

(iii)          funds forwarded to the Agent or deposited into the deposit account described above shall immediately become the property of the Agent and, at the Agent’s discretion, all funds forwarded to Agent or deposited into such deposit account shall be applied to the Obligations as provided in Section 2.8;

(iv)          no Full Recourse Credit Party shall direct any account debtor to submit payment on any Account to any address or location other than to Agent and the deposit account described above; and

(v)           Agent shall have the right, but not the obligation, to contact each of the Full Recourse Credit Parties’ account debtors directly to verify balances and to direct such account debtor to make payment on the Accounts directly to Agent for application to the Obligations as provided herein.

(c)           After the occurrence and during the continuance of an Event of Default, the Borrower hereby authorizes each Lender to charge from time to time against the Borrower’s deposit or other accounts with such Lender any of the Obligations which are then due and payable.  Each Lender receiving any payment as a result of charging any such account shall promptly notify the Agent thereof and make such arrangements as the Agent shall request to share the benefit thereof in accordance with Section 2.7.

(d)           Except as otherwise provided herein with respect to Eurodollar Loans, any payments falling due under this Credit Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Credit Agreement to but excluding such Business Day.  Except as otherwise provided herein, computation of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days.  Interest on Base Rate Loans bearing interest based on the Prime Rate shall be calculated on the basis of a year of 365 (or 366, if applicable) days.

2.4                               Maintenance of Account.

The Agent shall maintain an account on its books in the name of the Borrower in which the Borrower will be charged with all loans and advances made by the Lenders to the Borrower or for the Borrower’s account, including the Revolving Loans, the Swing Loans, the Term Loans, the Letter of Credit Obligations and any other Obligations, including any and all costs, expenses and attorney’s fees which the Agent may incur, including, without limitation, in connection with the exercise by or for the Lenders of any of the rights or powers herein conferred upon the Agent (other than in connection with any assignments or participations by any Lender) or in the prosecution or defense of any action or proceeding by or against the Borrower or the Lenders concerning any matter arising out of, connected with, or relating to this Credit Agreement or the Accounts, or any Obligations owing to the Lenders by the Borrower.  The Borrower will be credited with all amounts received by the Lenders from the Borrower or from others for the Borrower’s account, including, as above set forth, all amounts received by the Agent in payment of Accounts.  In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent’s right to demand payment of any Obligation upon its maturity.  Further, it is understood that the Agent shall have no obligation whatsoever to perform in any respect any of the Borrower’s contracts or obligations relating to the Accounts.

2.5                               Statement of Account.

Within fifteen (15) days after the end of each month the Agent shall send the Borrower a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lenders and the Borrower during that month.  The monthly statements shall be deemed correct and binding upon the Borrower and shall constitute an account stated between the Borrower and the Lenders unless the Agent receives a written statement of the Borrower’s exceptions within forty-five  (45) days after same is mailed to the Borrower.

2.6                               Taxes.

(a)           All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.6(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein (the “Excluded Taxes”)) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Payment Taxes”).  If any Payment Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Payment Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or any other Credit Document, after withholding or deduction for or on account of any Payment Taxes, will not be less than the amount provided for herein or therein.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Payment Taxes so levied or imposed and paid by such Lender.

(b)           Each Foreign Lender agrees to deliver to the Borrower and the Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 14.5(c) (unless the respective

Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Foreign Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-8 BEN, W-8 ECI or W-8 IMY, as applicable (or successor forms) certifying such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note.  In addition, each Foreign Lender agrees that it will deliver updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note.  Notwithstanding anything to the contrary contained in Section 2.6(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Payment Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Foreign Lender to the extent that such Foreign Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 2.6(a) to gross-up payments to be made to a Foreign Lender in respect of Payment Taxes imposed by the United States if such Foreign Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 2.6(b) or if such forms do not provide for a complete exemption from withholding tax.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.6, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.6(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Payment Taxes.  Notwithstanding anything to the contrary contained in this Section 2.6, the Borrower shall not be required to pay any Payment Taxes for any period ending ninety (90) days or more prior to the request for payment of such Other Taxes.

(c)           Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section 2.6; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its reasonable discretion to be material.

(d)           If the Borrower pays any additional amount pursuant to this Section 2.6 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its reasonable discretion, that claiming a refund or credit would cause adverse tax consequences to it.

In the event that such Lender receives such a refund or credit, such Lender shall pay to the Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Borrower.  In the event that no refund or credit is obtained with respect to the Borrower’s payments to such Lender pursuant to this Section 2.6, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments.  Nothing contained in this Section 2.6 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.6(a) to the Borrower or any other party.

(e)           In addition, the Borrower agrees to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of any Lender under any Credit Documents to any other Lender or Lenders or (iii) from the execution or delivery by the Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Credit Documents (hereinafter referred to as “Other Taxes”).

(f)            The Borrower will indemnify each Lender and the Agent for the full amount of Payment Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.6), subject to (i) the exclusion set out in the first sentence of Section 2.6(a), and (ii) the provisions of Section 2.6(b), and will indemnify each Lender and the Agent for the full amount of Other Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on such Other Taxes paid by such Lender or the Agent (on its own behalf or on behalf of any Lender), as the case may be, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Payment Taxes or Other Taxes were correctly or legally asserted.  Payment of this indemnification shall be made within thirty (30) days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

(g)           Within thirty (30) days after the date of any payment of Payment Taxes or Other Taxes by the Borrower, the  Borrower shall furnish to the Agent, at its address referred to in Section 14.4, the original or certified copy of a receipt evidencing payment thereof.

(h)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.6 shall survive the payment in full of all Obligations hereunder and under any Notes.

2.7                               Sharing of Payments.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans made by it in excess of its pro rata share of such payment as provided in this Credit Agreement or its participation in Letters of Credit in excess of its pro rata share of its participation therein as provided for in this Credit Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment accruing to all Lenders in accordance with their respective ratable shares as provided for in this Credit Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.7 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

2.8                               Allocation of Payments; Pro Rata Treatment.

(a)           Allocation of Payments Prior to Event of Default; Payments Generally. Each borrowing of Revolving Loans and any reduction of the Revolving Credit Commitments shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders and each payment on account of Term Loans shall be made pro rata according to the respective amounts of Term Loans held by the Lenders.  Unless otherwise specifically set forth herein, each payment under this Agreement or any Note shall be applied, first, to any Fees then due and owing pursuant to Article IV, second, to interest then due and owing in respect of the Swing Loans, third to principal then due and owing hereunder and under the Swing Loans, fourth, to interest then due and owing in respect of the Loans, and lastly, to principal then due and owing hereunder and under the Loans.  Each payment on account of any Fees pursuant to Sections 4.3 and 4.5 shall be made to the Lenders holding Revolving Credit Commitments pro rata (or if the Revolving Credit Commitments have been terminated, pro rata based upon the aggregate outstanding principal amount of the Working Capital Obligations, including participation interests in Letter of Credit Obligations, but excluding Swing Loans) in accordance with the respective amounts due and owing (except the Issuing Bank Fees which shall be payable solely to the Issuing Bank).  Each payment (other than prepayments) by the Borrower on account of principal of and interest on the Loans shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans.  Payments made pursuant to Section 4.9 shall be applied in accordance with such Section.  Each voluntary and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.2(a) or (b), as applicable.

(b)           Allocation of Payments After Event of Default and Proceeds of Collateral.  Notwithstanding any other provisions of this Credit Agreement or any other Credit Document to the contrary, after the occurrence and during the continuance of an Event of

Default, all amounts collected or received by the Agent or any Lender on account of the Obligations (whether in an insolvency or bankruptcy case or proceeding or otherwise) or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to payment of any Fees owed to the Agent or an Issuing Bank hereunder or under any other Credit Document;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses, (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all Obligations consisting of accrued fees and interest payable to the Lenders hereunder (and Wachovia, with respect to Swing Loans) in connection with the Loans and the Revolving Credit Commitments;

FIFTH, to the payment of the outstanding principal amount of the Swing Loans,

SIXTH, to the payment of the outstanding principal amount of the Loans (other than Swing Loans) and to the payment or cash collateralization of the outstanding Letters of Credit Obligations, pro rata, as set forth below and including with respect to any Lender Hedging Agreement, to the extent such Lender Hedging Agreement is permitted by this Agreement, any breakage, termination or other payments due under such Lender Hedging Agreement and any interest accrued thereon;

SEVENTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “SIXTH” above, including all liabilities and obligations now or hereafter arising from or in connection with any Cash Management Products provided by any of the Lenders; and

EIGHTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) except for payments on Swing Loans, each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that its then outstanding Loans, Letters of Credit Obligations and obligations outstanding under the Lender Hedging Agreements permitted by this Credit Agreement bears to the aggregate then outstanding Loans, Letters of Credit Obligations, and obligations outstanding under the Lender Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD,” “FOURTH,” “FIFTH,” “SIXTH”  and “SEVENTH” above; (c) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account (which account shall be an interest bearing checking account) and applied (x) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of any particular  Letter of Credit, the cash collateral held therefor to all other obligations of the types described in clause “SEVENTH” above in the manner provided in this Section 2.8 and in the Security Documents.

(c)           Express Terms.  The provisions of Section 2.8(a) and (b) shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

2.9                               Extensions and Conversions.

Subject to the terms of Article V, the Borrower shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Base Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) except as provided in Section 4.10, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” and shall be in such minimum amounts as provided in with respect to Revolving Loans, Section 2.1(d)(i), and with respect to Term Loans, Section 2.1(d)(vi), and (iv) no more than six (6) separate Eurodollar Loans shall be outstanding hereunder at any time.  Each such extension or conversion shall be effected by the Borrower by giving a written Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 2:00 P.M. on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third (3rd) Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto.  Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in Article V. In the event the Borrower fails to request an extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto.  The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.10                        Replacement of Lender.

In the event that any Lender or, to the extent applicable, any participant thereof (the “Affected Lender”),

(a)           fails to perform its obligations to fund any portion of the Loans or to issue any Letter of Credit when required to do so by the terms of the Credit Documents;

(b)           demands payment under the tax provisions of Section 2.6, the reserve or capital adequacy provisions of Section 4.7, or the regulatory change provisions in Section 4.9 or the funding indemnity provisions of Section 4.10 in an amount the Borrower deems materially in excess of the amounts with respect thereto demanded by the other Lenders; or

(c)           refuses to consent to a proposed amendment, modification, waiver or other action requiring consent of the holders of 100% of the Revolving Credit Commitment Percentage and Term Loans under Section 14.9 that is consented to by the Required Lenders prior to such replacement of any Lenders in connection therewith;

then, so long as no Event of Default exists, the Borrower shall have the right to seek one or more replacement lenders which is reasonably satisfactory to the Agent (the “Replacement Lender”).  The Replacement Lender shall purchase the interests of the Affected Lender in the Loans, the Letters of Credit, and its Revolving Credit Commitment and shall assume the obligations of the Affected Lender hereunder and under the other Credit Documents upon execution by the Replacement Lender of an Assignment and Acceptance and the tender by it to the Affected Lender of a purchase price agreed between it and the Affected Lender (or, if they are unable to agree, a purchase price in the amount of the outstanding Term Loans, the Affected Lender’s Revolving Credit Commitment Percentage in Revolving Loans and Letter of Credit Obligations, or appropriate credit support for contingent amounts included therein, and all other outstanding Obligations then owed to the Affected Lender).  Such assignment by the Affected Lender shall be deemed an early termination of any Eurodollar Loan to the extent of the Affected Lender’s portion thereof, and the Borrower will pay to the Affected Lender any resulting amounts due under Section 4.10.  Upon consummation of such assignment, the Replacement Lender shall become party to this Credit Agreement as a signatory hereto and shall have all the rights and obligations of the Affected Lender under this Credit Agreement and the other Credit Documents with a Revolving Credit Commitment Percentage equal to the Revolving Credit Commitment Percentage of the Affected Lender and hold Term Loans in an amount equal to the Term Loans held by the Affected Lender, the Affected Lender shall be released from its obligations hereunder and under the other Credit Documents, and no further consent or action by any party shall be required.  Upon the consummation of such assignment, the Borrower, the Agent and the Affected Lender shall make appropriate arrangements so that new Notes are issued to the Replacement Lender.  Partners and the Borrower shall cause the Credit Parties to sign such documents and take such other actions reasonably requested by the Replacement Lender to enable it to share in the benefits of the rights created by the Credit Documents.  Until the consummation of an assignment in accordance with the foregoing provisions of this Section 2.10, the Borrower shall continue to pay to the Affected Lender any Obligations as they become due and payable.

ARTICLE III

LETTERS OF CREDIT

3.1                               Issuance.

Subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Lenders will participate in the issuance by the Issuing Bank from time to time of such Letters of Credit in Dollars from the Closing Date until the Maturity Date as the Borrower may request, in a form reasonably acceptable to the Issuing Bank; provided, however, that (a) the Letter of Credit Obligations outstanding shall not at any time exceed the Letter of Credit Committed Amount and (b) the aggregate Working Capital Obligations outstanding shall not at any time exceed the Revolving Credit Committed Amount then in effect.  No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the date that is five (5) Business Days prior to the Maturity Date (but, subject to the foregoing, may provide for automatic renewal in the absence of notice of non-renewal by the Issuing Bank), provided that the Issuing Bank shall not permit any such renewal if it has received notice on or before the day that is two Business Days before the scheduled maturity date of such Letter of Credit from the Agent or Borrower that one or more of the applicable conditions specified in Section 5.3 are not then satisfied.  Each Letter of Credit shall comply with the related Letter of Credit Documents.  The issuance and expiry date of each Letter of Credit shall comply with the related Letter of Credit Documents.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  The Existing Letters of Credit shall be deemed to have been issued hereunder on the Funding Date, and no request for issuance thereof need be made.

3.2                               Notice and Reports.

The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Bank (with a copy to the Agent) at least two (2) Business Days prior to the requested date of issuance.  The Issuing Bank (other than Wachovia, so long as it also is the Agent) will give the Agent written or telex notice in substantially the form of Exhibit N or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit.  In addition, upon request, the Issuing Bank will disseminate to the Agent and each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date as well as any payment or expirations which may have occurred.

3.3                               Participation.

Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Revolving Credit Commitment Percentage of such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing

Bank therefor and discharge when due, its Revolving Credit Commitment Percentage of the obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Revolving Credit Commitment Percentage of such unreimbursed drawing pursuant to the provisions of Section 3.4.  The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

3.4                               Reimbursement.

In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrower.  Unless the Borrower shall immediately notify the Issuing Bank that the Borrower intends to otherwise reimburse the Issuing Bank for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 3.5 on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations.  The Borrower promises to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds.  If the Borrower shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the sum of (i) the Applicable Percentage for Base Rate Loans and (ii) two percent (2%).  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Bank, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Bank will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage of such unreimbursed drawing.  Such payment shall be made on the Business Day such notice is received by such Lender from the Issuing Bank if such notice is received at or before 2:00 P.M. otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate.  Each Lender’s obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Revolving Credit Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.  Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against the Borrower with respect thereto.

3.5                               Repayment with Revolving Loans.

On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(d)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Revolving Credit Commitments pursuant to Section 11.2) pro rata based on the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 11.2) and the proceeds thereof shall be paid directly by the Agent to the Issuing Bank for application to the respective Letter of Credit Obligations.  Each such Lender hereby irrevocably agrees to make its Revolving Credit Commitment Percentage of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article V are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Revolving Credit Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a bankruptcy or insolvency case or proceeding with respect to the Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Revolving Credit Commitment Percentages of the Lenders (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 11.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Bank, to the extent not paid to the Issuing Bank by the Borrower in accordance with the terms of Section 3.4, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

3.6                               Renewal, Extension.

The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

3.7                               Uniform Customs and Practices.

The Issuing Bank may provide that the Letters of Credit shall be subject to the UCP, in which case the UCP may be incorporated by reference therein and deemed in all respects to be a part thereof.

3.8                               Indemnification; Nature of Issuing Bank’s Duties.

(a)           In addition to its other obligations under this Article III, the Borrower agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of Government Acts.

(b)           As between the Borrower and the Issuing Bank, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  The Issuing Bank shall not be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (v) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers hereunder.

(c)           In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to the Borrower.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all Government Acts.  The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

(d)           Nothing in this Section 3.8 is intended to limit the reimbursement obligations of the Borrower contained in Section 3.4.  The obligations of the Borrower under this Section 3.8 shall survive the termination of this Credit Agreement.  No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

(e)           Notwithstanding anything to the contrary contained in this Article III, the Borrower shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank (i) arising solely out of the gross negligence or willful misconduct of the Issuing Bank on any action or omission by the Issuing Bank not in accordance with the standards of care specified in the UCP or the UCC, as determined by a court of competent jurisdiction, or (ii) caused by the Issuing Bank’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

3.9                               Responsibility of Issuing Bank.

It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in Article III or V have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Article III shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Article III in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

3.10                        Conflict with Letter of Credit Documents.

In the event of any conflict between this Credit Agreement and any Letter of Credit Document (including any letter of credit application), this Credit Agreement shall control.

ARTICLE IV

INTEREST AND FEES

4.1                               Interest on Loans.

Subject to the provisions of Section 4.2, the Loans shall bear interest as follows:

(a)           Base Rate Loans.  During such periods as the Loans shall be comprised of Base Rate Loans, each such Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Percentage;

(b)           Eurodollar Loans.  During such periods as the Loans shall be comprised of Eurodollar Loans, each such Eurodollar Loan shall bear interest at a per annum rate equal to the sum of the Eurodollar Rate plus the Applicable Percentage; and

(c)           LIBOR Index Loans.  During such periods as the Swing Loans shall bear interest at the LIBOR Index Rate, each such LIBOR Index Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Index Rate plus the Applicable Percentage.

Interest on the Loans shall be payable in arrears on each Interest Payment Date.

4.2                               Interest After Event of Default.

Automatically (and without notice to any Person) upon the occurrence of any Event of Default of the types described in Sections 11.1(a), (e), and (f), or, in the case of the occurrence of any other Event of Default, at the election of the Required Lenders, any Interest on any amount of matured principal under the Loans, and interest on the amount of principal under the Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on the Agent’s demand at the Default Rate.  Interest shall be payable on any other amount due hereunder and shall accrue at the Default Rate, from the date due and payable until paid in full.

4.3                               Commitment Fee.

The Borrower shall pay to the Agent for the benefit of the applicable Lenders the Commitment Fee due in respect of each quarter within five (5) days after receipt of a statement therefor.  The Commitment Fee shall accrue from the Funding Date and the first payment thereof shall be due on March 31, 2007.

4.4                               Lenders’ Fees/Agent’s Fees.

On the Funding Date the Agent shall pay to each Lender its respective Lender’s Fees that are required to be paid on the Funding Date pursuant to the terms of the Fee Letter with the Agent.  The Borrower shall pay all fees required to be paid to the Agent under the Fee Letter at the times and in the amounts set forth therein.

4.5                               Letter of Credit Fees.

(a)           Letter of Credit Fee.  In consideration of the issuance of standby Letters of Credit hereunder, the Borrower promises to pay, in arrears, to the Agent for the account of each Lender a quarterly fee (the “Letter of Credit Fee”) on such Lender’s Revolving Credit Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance (or the Funding Date, as to Existing Letters of Credit) to the date of expiration equal to the Applicable Percentage for Eurodollar Loans.  The Letter of Credit Fee will be payable five (5) days after receipt of an invoice which shall be billed on the last Business Day of the calendar quarter.

(b)           Issuing Bank Fees.  In addition to the Letter of Credit Fee payable pursuant to clause (a) above, the Borrower promises to pay to the Issuing Bank for its own account without sharing by the other Lenders letter of credit fronting fees in the amount of 0.125% and the negotiation fees agreed to by the Borrower and the Issuing Bank from time to time and the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Bank Fees”).

4.6                               Authorization to Charge Account.

The Borrower hereby authorizes the Agent to charge the Borrower’s Swing Loan account, or Revolving Loan accounts, as applicable, with the amount of all payments and fees due hereunder to the Lenders, the Agent and the Issuing Bank as and when such payments become due.  The Borrower confirms that any charges which the Agent may so make to the Borrower’s Swing Loan Account or Revolving Loan accounts as herein provided will be made as an accommodation to the Borrower and solely at the Agent’s discretion.

4.7                               Indemnification in Certain Events.

If after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any of the Lenders, or (b) any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (c) any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (c), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders’ capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lenders’ policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (a), (b) or (c) is or results in an increase in the cost to any of the Lenders of funding or maintaining the Revolving Credit Committed Amount, the Revolving Loans or the Letters of Credit, then the Borrower shall from time to time upon demand by the Agent, pay to the Agent additional amounts sufficient to indemnify the Lenders against such increased cost.  A certificate as to the amount of such increased cost shall be submitted to the Borrower by the Agent and shall be conclusive and binding absent manifest error.

4.8                               Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, (a) the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (b) the Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, or (c) Dollar deposits in the principal amounts of the Eurodollar Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrower when such conditions no longer exist.  If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (iii) each outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans.  Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

4.9                               Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.10.

4.10                        Funding Indemnity.

The Borrower promises to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or extension of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrower in making any prepayment of a Eurodollar Loan after the Borrower has given a notice thereof in accordance with the provisions of this Credit Agreement, and (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE V

CONDITIONS PRECEDENT

5.1                               Closing Conditions.

The Closing shall occur upon the satisfaction or waiver by the Agent in its reasonable discretion, on or before the Closing Date, of the conditions precedent set forth in this Section 5.1; provided, however, notwithstanding the occurrence of the Closing, neither this Credit Agreement nor any Credit Document shall be effective (and Lenders shall not have any obligation to make any Revolving Loan or Term Loans nor shall the Issuing Bank have any obligation to issue any Letter of Credit hereunder) unless and until the satisfaction of, or waiver of, the conditions precedent set forth in Section 5.2 (on or before the Funding Deadline) and in Section 5.3:

(a)           Executed Credit Agreement.  Receipt by the Agent of duly executed counterparts of this Credit Agreement.

(b)           Financial Statements.  Receipt by the Agent and the Lenders of the financial statements and accompanying accountants’ opinion described in Section 6.6 and such other information relating to the Credit Parties, General Partner, and Operating GP as the Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(c)           Corporate Structure.  The Agent shall be reasonably satisfied that, as of the Funding Date, the capital and ownership structure of the Credit Parties shall be (i) as described in Schedule 6.9 and (ii) reasonably acceptable to the Agent.

(d)           Litigation.  There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or its assets that could reasonably be expected to (i) have a Material Adverse Effect or (ii) affect any transaction contemplated by this Credit Agreement or any other Credit Document or the ability of the Credit Parties to perform their respective obligations under the Credit Documents.

(e)           Officer’s Certificates.  Receipt by the Agent of a certificate or certificates of Partners executed by an Executive Officer as of the Closing Date, stating that (A) no Default or Event of Default exists or will exist, (B) all representations and warranties contained herein and in the other Credit Documents are, and will remain through the Funding Date to be, true and correct in all material respects, and (C) each of the conditions set forth in this Section 5.1 has been satisfied.

(f)            Indebtedness.  None of Partners and its Subsidiaries (a) shall have any Indebtedness other than (i) the Obligations, (ii) accounts payable in the ordinary course of business, and (iii) other limited indebtedness and liabilities disclosed to, and in amounts and on terms satisfactory to, the Agent and the Lenders and (b) shall have any Liens encumbering any of its assets other than Permitted Liens.

(g)           Material Adverse Change.  (i) No Material Adverse Change or any occurrence or development reasonably likely to have a Material Adverse Effect shall have occurred since December 31, 2005, except for any matters described in the Form 10Q from September 30, 2006, and (ii) none of the facts or information relating to the Credit Parties, General Partner, or Operating GP and provided to the Agent or the Lenders before the Closing Date shall be materially different on the Closing Date in any manner adverse to the Agent or the Lenders from the facts and information described in the Form 10Q for September 30, 2006.

(h)           Financial Information Relating to the Drop-Down Acquisitions.  The Agent shall have received and, in each case, shall be satisfied with such historical financial information relating to the Drop-Down Assets to be transferred from TMG and its Affiliates as part of the Drop-Down Acquisitions and pro forma financial information giving effect thereto as the Agent shall request, and such other information as the Agent may require.

(i)            Organizational Documents.  Receipt by the Agent of the following:

(i)            Charter Documents.  Copies of the Partners’ Partnership Agreement and articles or certificates of incorporation, limited partnership, or other formation or charter documents of each Credit Party, General Partner, and Operating GP, in each case certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization and certified by an applicable secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the Closing Date.

(ii)           Bylaws or Similar Documents.  A copy of the bylaws, limited partnership agreement, operating agreement, or similar agreement of each Credit Party, General Partner, and Operating GP, in each case certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the Closing Date.

(iii)          Resolutions.  Copies of resolutions of the Board of Directors, managers, members, or similar managing body of each Credit Party, General Partner, and Operating GP approving and adopting the Credit Documents to which it is a party or which it will execute on behalf of another party, the transactions contemplated therein and authorizing execution and delivery thereof, in each case certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct and in force and effect as of the Closing Date.

(iv)          Good Standing.  Copies of (i) certificates of good standing, existence or its equivalent with respect to each Credit Party, General Partner, and Operating GP certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation or organization and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (ii) to the extent available, a certificate indicating payment of all corporate or other franchise taxes certified as of a recent date by the appropriate taxing Governmental Authorities.

(v)           Incumbency.  An incumbency certificate of each Credit Party, General Partner, and Operating GP certified by a secretary, assistant secretary, manager, general partner, or other Person acceptable to Agent to be true and correct as of the Closing Date.

(j)            Completion of Due Diligence.  The Agent shall have completed all due diligence with respect to Partners, General Partner, Operating GP, Borrower and their respective Subsidiaries in scope and determination satisfactory to the Agent and the Sole Lead Arranger in their sole discretion, including, without limitation, review, with results satisfactory to the Agent of information regarding litigation, tax, tax sharing arrangements, environmental, accounting, labor, insurance, pension liabilities (actual or contingent), employee benefits (including post-retirement benefits), real estate leases, material contracts, debt agreements, supply, the Drop-Down Acquisitions, the Terminaling Services Agreement and the Omnibus Agreement, together with all amendments thereto, any other terminaling agreements, intercompany agreements, property ownership, transactions with affiliates and contingent liabilities of Partners and its Subsidiaries.

(k)           Master Assignment and Assumption Agreement.  Receipt by the Agent of duly executed counterparts of the Master Assignment and Assumption Agreement, in substantially the form attached as Exhibit Q hereto, from each of the parties thereto.

(l)            Other.  Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

5.2                               Conditions to Initial Loans and Letters of Credit.

The obligation of each Lender to make the Loans or of Wachovia to make any Swing Loan and/or of the Issuing Bank to issue Letters of Credit hereunder shall be subject to the satisfaction or waiver by the Agent in its reasonable discretion, on or before the Funding Deadline, of  the following conditions precedent:

(a)           Conditions Precedent.  All conditions precedent set forth in Section 5.1 shall have been satisfied or waived as provided therein.

(b)           Notice.  The Borrower shall have delivered to the Agent written notice stating the date on which the Funding Date shall occur, such notice to be received by the Agent not less than two (2) Business Days prior to the Funding Date, together with any Notice of Borrowing (unless the Borrower has previously delivered a Notice of Borrowing in accordance with Section 2.1(d) in order for such Revolving Loans to be based upon the Eurodollar Rate).

(c)           Executed Credit Documents.  Receipt by the Agent of duly executed counterparts of any requested Revolving Notes, Term Notes and the Swing Note and all other Credit Documents (to the extent not previously delivered in connection with Existing Credit Agreement) including the Consent, Reaffirmation and Agreement, together with all amendments, waivers or other modifications thereto, each in form and substance acceptable to the Sole Lead Arranger, the Agent, and the Lenders in their reasonable discretion.

(d)           Drop-Down Acquisitions.  The Agent shall have received fully executed copies of all of the principal documents for the Drop-Down Acquisitions, and each such document shall be in form and substance reasonably satisfactory to the Agent.  All conditions precedent to the consummation of the Drop-Down Acquisitions shall have been satisfied (other than any condition precedent respecting the funding of Loans for payment of the purchase price therefor and any conditions precedent respecting the effectiveness of this Credit Agreement and the other Credit Documents).

(e)           Opinions of Counsel.  Receipt by the Agent of an opinion, or opinions (which shall cover, among other things, authority, legality, validity, binding effect, no conflicts with organization documents or other agreements, enforceability, and attachment and perfection of Liens) reasonably satisfactory to the Agent, addressed to the Agent and the Lenders and dated the Funding Date, from legal counsel to the Credit Parties.

(f)            Priority of Liens.  The Agent shall have received satisfactory evidence that the Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral, subject to no other Liens other than Permitted Liens.

(g)           Evidence of Insurance.  Receipt by the Agent of copies of insurance policies or certificates of insurance of the Credit Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, without limitation, naming the Agent as additional insured.

(h)           Governmental, Shareholder and Third Party Consents.  Receipt by the Agent of evidence that all governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Agent could have such effect; subject to, as to the leased real properties in Brownsville, Texas, Port Manatee, Florida, and Tampa, Florida (collectively, the “Leasehold Properties”), the Mortgage Documents Extension Period, if necessary, and in connection therewith, the Borrower shall use commercially reasonable efforts to obtain a consent to a Mortgage thereon and other customary landlord agreements, and the Agent shall have the discretion to waive the requirement for a Mortgage thereon if it has determined, in its sole discretion, that no such consent and agreement can be obtained through the exercise of commercially reasonable efforts.

(i)            Solvency Certificate.  Receipt by the Agent of the Solvency Certificate.

(j)            Officer’s Certificates.  Receipt by the Agent of a certificate or certificates of Partners executed by an Executive Officer as of the Funding Date stating that (i) after giving effect to the making of the Loans and application of the proceeds thereof, each Credit Party is in compliance with all existing financial obligations, (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (iv) on the Funding Date, (A) each of the Credit Parties is and will be Solvent, (B) no Default or Event of Default exists or will exist, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, (D) the Borrower is in compliance with the financial covenants set forth in Article VIII, (E) all documents and certificates delivered pursuant to Section 5.1 are true and correct and in force and effect as of the Funding Date, and (F) each of the conditions set forth in Section 5.1 and 5.2 has been satisfied.

(k)           Personal Property Collateral.  The Agent shall have received:

(i)            searches of UCC filings in the jurisdiction of organization of each Credit Party, the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing could have been properly made by a creditor of a Credit Party, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist on any of the Collateral other than Permitted Liens;

(ii)           UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s reasonable discretion, to perfect the Agent’s security interest in the Collateral;

(iii)          searches of ownership of intellectual property in the appropriate governmental offices and such patent/trademark/copyright filings as reasonably requested by the Agent;

(iv)          all stock certificates, if any, evidencing the Capital Stock pledged to the Agent pursuant to the Pledge Agreement, together with duly executed in blank undated stock powers attached thereto;

(v)           Deposit Account Control Agreements and Commodities Account Control Agreements with respect to all deposit accounts and commodities accounts of the Credit Parties listed on Schedule 6.32, except as otherwise provided in Section 9.10; and

(vi)          to the extent required under the Security Documents, all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary to perfect the Agent’s security interest in the Collateral.

(l)            Real Property Collateral.  The Agent shall have received (i) evidence that any Liens securing TMG’s revolving credit facilities have been released pursuant to the Drop-Down Acquisitions, and (ii) a Mortgage and all other Real Property Documentation for the Razorback Pipeline and each parcel or tract of the Real Estate owned by any Full Recourse Credit Party as of the Funding Date (including the Drop-Down Assets) other than the Leasehold Properties; provided, that, as to (A) the Mortgages and other Real Property Documentation with respect to Leasehold Mortgages and (B) any other Real Estate that the Real Property Documentation (other than the Mortgages delivered pursuant to clause (ii) above) cannot with reasonable diligence be completed and provided on or prior to the Funding Date, such Real Property Documentation shall be completed and provided upon the conclusion of the Mortgage Document Extension Period.

(m)          Disbursement Authorization; Payment Instructions.  Receipt by the Agent of (a) a disbursement authorization covering all payments reasonably expected to be made by the Borrower in connection with the transactions contemplated by the Credit Documents to be consummated on the Funding Date, including an itemized estimate of all fees, expenses and other closing costs and (b) payment instructions with respect to each wire transfer to be made by the Agent on behalf of the Lenders or the Borrower or the Borrower on the Funding Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(n)           Fees and Expenses.  Payment by the Borrower of all fees and expenses owed by the Borrower to the Lenders, the Agent, and Agent’s counsel, including, without limitation, payment to the Agent of the fees set forth in the Fee Letter.

(o)           Account Designation Letter.  Receipt by the Agent of the Account Designation Letter.

(p)           Compliance Certificate.  Receipt by the Agent of a Compliance Certificate prepared on a pro-forma basis after giving effect to the Drop-Down Acquisitions and the transactions contemplated hereunder, dated as of the Funding Date.

(q)           Completion of Due Diligence.  The Agent shall have completed all due diligence with respect to Partners, General Partner, Operating GP, Borrower and their respective Subsidiaries in scope and determination satisfactory to the Agent and the Sole Lead Arranger in their sole discretion, including, without limitation, review, with results satisfactory to the Agent of information regarding litigation, tax, tax sharing arrangements, accounting, labor, insurance, pension liabilities (actual or contingent), employee benefits (including post-retirement benefits), real estate leases, material contracts, debt agreements, supply, the Drop-Down Acquisitions, the Terminaling Services Agreement and the Omnibus Agreement, together with all amendments thereto, any other terminaling agreements, intercompany agreements, property ownership, transactions with affiliates and contingent liabilities of Partners and its Subsidiaries.

(r)            TMG/TPSI Acknowledgment Agreement.  Execution and delivery by TMG and certain of its Affiliates, the Borrower and the Agent of the TMG /TPSI Acknowledgment Agreement.

(s)           Other.  Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

5.3                               Conditions to all Loans and Letters of Credit.

(a)           On the date of the making of any Loan or the issuance of any Letter of Credit, both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Agent (and each request for a Term Loan, a Revolving Loan and request for a Letter of Credit, and the acceptance by the Borrower of the proceeds of such Term Loan, Revolving Loan or Swing Loan or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower that on the date of such Term Loan, Revolving Loan, Swing Loan or issuance of such Letter of Credit before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true):

(i)            the representations and warranties contained in this Credit Agreement are true and correct in all material respects on and as of the date of such Term Loan, Revolving Loan or Swing Loan or issuance of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date); and

(ii)           no event has occurred and is continuing, or would result from such Term Loan, Revolving Loan or Swing Loan or issuance of such Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default under this Credit Agreement.

(b)           Notice of Borrowing.  On the date of the making of any Revolving Loan, the Agent shall have received a Notice of Borrowing to the extent such Notice of Borrowing is required to be given with respect to the making of such Revolving Loan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Credit Agreement and the Issuing Bank to issue the Letters of Credit, and to make available the credit facilities contemplated hereby, the Borrower and (by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor hereby represents and warrants to the Lenders and the Issuing Bank as of the Closing Date, the Funding Date and on the date of each extension of credit hereunder, as follows:

6.1                               Organization and Qualification.

Such Credit Party and each of its Subsidiaries (i) is a corporation, limited partnership, or limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged, and (iii) is duly qualified and is authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified could  reasonably be expected to have a Material Adverse Effect.  Schedule 6.1 contains a true, correct and complete list of all jurisdictions in which such Credit Party and its Subsidiaries are qualified to do business as a foreign corporation or foreign limited liability company as of the Closing Date.

6.2                               Solvency.

The fair saleable value of such Credit Party’s assets exceeds all liabilities (other than any inter-company amounts payable to another Credit Party), including those to be incurred pursuant to this Credit Agreement.  Such Credit Party (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (ii) has not incurred, and does not intend to incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due.

6.3                               Liens.

There are no Liens in favor of third parties with respect to any of the Collateral other than Permitted Liens.  Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute, as required pursuant to the Credit Documents, valid and enforceable first, prior and perfected Liens on the Collateral (other than Permitted Liens).  The Credit Parties are, or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Liens.  The Credit Parties will at their expense warrant (other than Permitted Liens), until all of the Credit and Collateral Termination Events have occurred, and, at the Agent’s request, defend the Collateral from any and all Liens (other than Permitted Liens) of any third party.  The Credit Parties will not grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Liens).

6.4                               No Conflict.

The execution and delivery by such Borrower of this Credit Agreement and by the Credit Parties of each of the other Credit Documents executed and delivered in connection herewith and the performance of the obligations of such Credit Party hereunder and thereunder, as applicable, and the consummation by such Credit Party of the transactions contemplated hereby and thereby: (i) are within the corporate or other organizational, as the case may be, powers of such Credit Party; (ii) are duly authorized by the Board of Directors or similar managing body of such Credit Party; (iii) are not in contravention of the terms of the organizational documents of such Credit Party or of any material indenture, agreement, mortgage, deed of trust, loan agreement, credit agreement or other material agreement or instrument to which such Credit Party is a party or by which such Credit Party or its material properties are bound; (iv) do not require the consent, registration or approval of any Governmental Authority or any other Person (except such as have been duly obtained, made or given, and are in full force and effect), except for minor matters where failure would not have or be reasonably expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral; (v) do not contravene any statute, law, ordinance regulation, rule, order or other governmental restriction applicable to or binding upon such Credit Party, except for minor matters where failure would not have or be reasonably expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral; and (vi) will not, except as contemplated herein for the benefit of the Agent on behalf of the Lenders, result in the imposition of any Liens (other than Permitted Liens) upon any property of such Credit Party under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Credit Party is a party or by which it or any of its property may be bound or affected.

6.5                               Enforceability.

The Credit Agreement and all of the other Credit Documents to which such Credit Party is party are the legal, valid and binding obligations of such Credit Party, and with respect to those Credit Documents executed and delivered by any other Subsidiary, of each such other Subsidiary, and are enforceable against such Credit Party and such other Subsidiaries, as the case may be, in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

6.6                               Financial Data; Material Adverse Change.

(a)           Partners or the Borrower has furnished to the Lenders the following financial statements (the “Financials”):  (i) the consolidated balance sheet of Partners and its consolidated Subsidiaries as of, and consolidated statements of income, retained earnings and changes in financial position for the fiscal year ended December 31, 2005, audited by KPMG LLP, and (ii) for each of the Closing Date and the Funding Date, as applicable, the unaudited consolidated balance sheet of Partners and its consolidated Subsidiaries as of, and consolidated statement of income, retained earnings and changes in financial position for the period, for which the most recent Financials are available, prepared by an Executive Officer.  The Financials are and the historical financial statements to be furnished to the Lenders in accordance with Section 7.1 below will be in accordance with the books and records of Partners and its consolidated Subsidiaries and fairly present the financial condition of each of Partners and its consolidated Subsidiaries at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP consistently applied throughout the periods involved, except as provided in Section 7.1.

(b)           Since the date of the Financials, there have been no changes in the condition, financial or otherwise, of Partners or any of its Consolidated Subsidiaries as shown on the balance sheets of Partners and its consolidated Subsidiaries, except (i) as contemplated herein and (ii) for changes in the ordinary course of business or resulting from transactions permitted under this Credit Agreement (none of which individually or in the aggregate constitutes a Material Adverse Change, or, if a Material Adverse Change occurred, it has been satisfactorily resolved by the requisite percentage of Lenders or the Agent, as applicable).

6.7                               Locations of Offices and Records.

The Credit Parties’ states of domicile, principal places of business and chief executive offices are (or on the Closing Date, will be, as of the Funding Date) set forth in Schedule 6.7, and the books and records of the Credit Parties and all chattel paper and all records of accounts are located at the principal places of business and chief executive offices of the Credit Parties.  Schedule 6.7 is (or on the Closing Date, will be, as of the Funding Date) a true, correct and complete list of (i) the address of the chief executive offices of the Credit Parties and each of their Subsidiaries and (ii) the address of all offices where records and books of account of the Credit Parties and each of their Subsidiaries are kept.

6.8                               Fictitious Business Names.

No Credit Party has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name shown on its or such Credit Party’s articles or certificate of incorporation or formation or as set forth on Schedule 6.8.

6.9                               Subsidiaries.

The only direct or indirect Subsidiaries of Partners are (or on the Closing Date, will be, as of the Funding Date) those listed on Schedule 6.9.  The Persons identified on Schedule 6.9 are (or on the Closing Date, will be, as of the Funding Date) the record and beneficial owners of all of the shares of Capital Stock of each of the Persons listed on Schedule 6.9 as being owned by thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.  All of such shares are (or on the Closing Date, will be, as of the Funding Date) owned by such Persons free and clear of any Liens other than Permitted Liens.

6.10                        No Judgments or Litigation.

Except as set forth on Schedule 6.10, no judgments, orders, writs or decrees are outstanding against such Credit Party or any of its Subsidiaries nor is there now pending or, to the best of such Credit Party’s knowledge after due inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against such Credit Party or any of its Subsidiaries except judgments and pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceedings which could not reasonably be expected to have a Material Adverse Effect.

6.11                        No Defaults.

Neither such Credit Party nor any of its Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which any of them is a party or by which any of them is bound which default has had or could be reasonably expected to have a Material Adverse Effect.  Such Credit Party knows of no dispute regarding any indenture, contract, lease, agreement, instrument or other commitment which could reasonably be expected to have a Material Adverse Effect.

6.12                        No Employee Disputes.

There are no controversies pending or, to the best of such Credit Party’s knowledge after diligent inquiry, threatened between such Credit Party or any of its Subsidiaries and any of their respective employees, other than those arising in the ordinary course of business which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.13                        Compliance with Law.

Neither such Credit Party nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government, or any other Governmental Authority or any self regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect.  The conduct of the business of such Credit Party and each of its Subsidiaries is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements and requirements of any self regulatory organizations, except where such non-conformities could not reasonably be expected to have a Material Adverse Effect.  Neither such Credit Party nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and neither such Credit Party nor any of its Subsidiaries has any reason to anticipate that any currently existing circumstances are likely to result in the violation of any such statute, law, ordinance, regulation, rule, judgment, decree or order which failure or violation could reasonably be expected to have a Material Adverse Effect.

6.14                        ERISA.

None of such Credit Parties nor any of their Subsidiaries or ERISA Affiliates maintains or contributes to any Benefit Plan other than those listed on Schedule 6.14. Each Benefit Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto.  Such Credit Party, each of its Subsidiaries and each of its ERISA Affiliates has fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Benefit Plan, is in compliance in all material respects with the currently applicable provisions of ERISA and of the Internal Revenue Code and has not incurred any liability (other than routine liability for premiums) under Title IV of ERISA.  No Termination Event has occurred nor has any other event occurred that may result in such a Termination Event.  No event or events have occurred in connection with which such Credit Parties or any of its Subsidiaries or ERISA Affiliates, any fiduciary of a Benefit Plan or any Benefit Plan, directly or indirectly, would be subject to any material liability, individually or in the aggregate, under ERISA, the Internal Revenue Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

6.15                        Compliance with Environmental Laws.

Except as disclosed on Schedule 6.15, and except where the aggregate of all such violations or failures to comply could not reasonably be expected to have a Material Adverse Effect (a) the operations of such Credit Party and each of its Subsidiaries comply with all applicable federal, state or local environmental, health and safety statutes, regulations, or ordinances, and (b) none of the operations of such Credit Party or any of its Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guidelines. Except as disclosed on Schedule 6.15 and except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of each Credit Party and any of its Subsidiaries, none of the operations of such Credit Party or any of its Subsidiaries is the subject of any federal or state investigation evaluating whether such Credit Party or any of its

Subsidiaries disposed any hazardous or toxic waste, substance or constituent or other substance at any site that may require remedial action, or any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment.  Except as disclosed on Schedule 6.15 and except for any notices required in connection with any environmental permits or annual reporting requirements in the ordinary course of business, neither such Credit Party nor any of its Subsidiaries have filed any notice under any federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.  Except as disclosed on Schedule 6.15 and except as could not reasonably be expected to have a Material Adverse Effect, neither such Credit Party nor any of its Subsidiaries have any contingent liability of which such Credit Party has knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, nor has such Credit Party or any of its Subsidiaries received any notice or letter advising it of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other substance into the environment.

6.16                        Use of Proceeds.

All proceeds of the Loans will be used only in accordance with Section 7.12.

6.17                        Intellectual Property.

Such Credit Party and each of its Subsidiaries possesses (or on the Closing Date, will possess, as of the Funding Date) adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames to continue to conduct its business as heretofore conducted by it.  Schedule 6.17 sets forth (a) all of the federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of such Credit Party and its Subsidiaries, and all pending applications for any such registrations, (b) all of the patents and copyrights of such Credit Party and its Subsidiaries and all pending applications therefor and (c) all other trademarks, service marks and other marks, trade names and other trade rights used by such Credit Party or any of its Subsidiaries in connection with their businesses, in each case necessary for the conduct of such Credit Party’s and such Credit Party’s or Subsidiaries’ business (collectively, the “Proprietary Rights”).  Such Credit Party and its Subsidiaries are (or on the Closing Date, will be, as of the Funding Date) collectively the owners of each of the trademarks listed on Schedule 6.17 as indicated on such schedule, and, except as otherwise disclosed on Schedule 6.17, no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive.  Each of the trademarks listed on Schedule 6.17 is a federally registered trademark of such Credit Party or its Subsidiaries having the registration number and issue date set forth on Schedule 6.17, except as otherwise disclosed on Schedule 6.17.  The Proprietary Rights listed on Schedule 6.17 are all those used in the businesses of such Credit Party and its Subsidiaries.  Except as disclosed on Schedule 6.17, no person has a right to receive any royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by such Credit Party, or any of its Subsidiaries and no person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as disclosed on Schedule 6.17.  Except as otherwise disclosed on Schedule 6.17, neither such Credit Party nor any of its Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other person.  The use of each of the Proprietary Rights by such Credit Party and its Subsidiaries is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by such Credit Party or any of its Subsidiaries that are presently outstanding alleging that the use of any of the Proprietary Rights infringes upon or otherwise violates the rights of any third party in or to any of the Proprietary Rights.  Neither such Credit Party nor any of its Subsidiaries has given notice to any Person that it is infringing on any of the Proprietary Rights and to the best of such Credit Party’s knowledge, no Person is infringing on any of the Proprietary Rights.  All of the Proprietary Rights of such Credit Party and its Subsidiaries are valid and enforceable rights of such Credit Party and its Subsidiaries and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Credit Agreement or the Credit Documents or the consummation of the transactions contemplated hereby or thereby.

6.18                        Licenses and Permits.

Such Credit Party and each of its Subsidiaries have (or on the Closing Date, will have, as of the Funding Date) obtained and hold in full force and effect, all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of their businesses as presently conducted and as proposed to be conducted and whose absence or failure to obtain could reasonably be expected to have a Material Adverse Effect.  Neither of such Credit Party nor any of its Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval in any such case which could reasonably be expected to have a Material Adverse Effect.

6.19                        Title to Property.

Such Credit Party has (on the Closing Date, or will have, as of the Funding Date) to its best knowledge (i) defensible fee simple title to or valid leasehold interests in all of its real property, including, without limitation, the Real Estate (all such real property and the nature of such Credit Party’s or any of its Subsidiary’s interest therein is disclosed on Schedule 6.19, as it may be updated from time to time pursuant to Section 7.8) and (ii) defensible title to all of its other property (including without limitation, all real and other property in each case as reflected in the Financial Statements delivered to the Agent hereunder), other than properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Credit Agreement since the date of the most recent audited consolidated balance sheet of such Credit Party, and in each case subject to no Liens other than Permitted Liens and such other defects in title as are minor in nature and such defects do not constitute a Lien that secures Indebtedness and do not have or would reasonably be expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral.  Such Credit Party and its Subsidiaries, to the best of their respective knowledge, enjoy peaceful and undisturbed possession of all its real property, including, without limitation, the Real Estate,  except for minor matters that do not have or would reasonably be expected to cause a material adverse effect on the ability of the Agent to exercise rights, powers and remedies with respect to the Collateral, and there is no pending or, to the best of their knowledge, threatened

condemnation proceeding relating to any such real property.    No material default exists under (i) any Lease on any property on which a Mortgage is granted, or (ii) any other Lease, to the extent such default would reasonably be expected to have a Material Adverse Effect.  All of the Structures and other tangible assets owned, leased or used by such Credit Party or any of its Subsidiaries in the conduct of their respective businesses are (a) insured to the extent and in a manner required by Section 7.9, (b) structurally sound with no known defects which have or could reasonably be expected to have a Material Adverse Effect, (c) in good operating condition and repair, subject to ordinary wear and tear and except to the extent failure could not reasonably be expected to have a Material Adverse Effect, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial and except to the extent failure to so maintain and repair could not reasonably be expected to have a Material Adverse Effect, (e) sufficient for the operation of the businesses of such Credit Party and its Subsidiaries as currently conducted, except to the extent failure to be so sufficient could not reasonably be expected to have a Material Adverse Effect and (f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to conform could not reasonably be expected to have a Material Adverse Effect.

6.20                        Labor Matters.

Neither such Credit Party nor any of its Subsidiaries is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect.  There is (a) no material unfair labor practice complaint pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements that has or could reasonably be expected to have a Material Adverse Effect is so pending against such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against either of such Credit Party or any of its Subsidiaries or, to the best knowledge of such Credit Party, threatened against any of them, and (c) no union representation questions with respect to the employees of such Credit Party or any Subsidiaries and no union organizing activities.

6.21                        Investment Company, Etc.

Neither such Credit Party nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other law which regulates or restricts its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

6.22                        Margin Security.

Such Credit Party does not own any margin stock and no portion of the proceeds of any Loans or Letters of Credit shall be used by such Credit Party for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the

Federal Reserve System) or for any other purpose which violates the provisions or Regulation U, of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

6.23                        No Event of Default.

No Default or Event of Default has occurred and is continuing.

6.24                        Taxes and Tax Returns.

Each Credit Party has filed, or caused to be filed, all material tax returns (federal, state, local and foreign, including relating to excise taxes) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (a) that are not yet delinquent or (b) that are being appropriately contested in good faith, and against which adequate reserves are being maintained in accordance with GAAP.  None of the Credit Parties is aware of any proposed material tax assessments against it or any other Credit Party.

6.25                        No Other Indebtedness.

Such Credit Party has no Indebtedness that is senior, pari passu or subordinated in right of payment to their Indebtedness to the Lenders hereunder, except for Permitted Indebtedness.

6.26                        Status of Accounts.

Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by a Credit Party in the ordinary course of its business; the goods and inventory being sold and the Accounts created are such Credit Party’s exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Liens; and such Credit Party’s customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could reasonably be expected to have, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, a Material Adverse Effect.  Such Credit Party confirms to the Lenders that any and all taxes or fees relating to its business, its sales, the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Credit Party when due (unless duly contested and adequately reserved for).

6.27                        Material Contracts.

Schedule 6.27 sets forth a true, correct and complete list of all the Material Contracts  currently in effect (on the Closing Date, anticipated to be currently in effect) as of the Funding Date.  All of the Material Contracts are in full force and effect, and no material defaults currently exist thereunder.

6.28                        Survival of Representations.

All representations made by such Credit Party in this Credit Agreement (including by incorporation by reference in any Guaranty Agreement) and in any other Credit Document shall survive the execution and delivery hereof and thereof.

6.29                        Affiliate Transactions.

Except with respect to the Omnibus Agreement, any Permitted Acquisitions, the Terminaling Services Agreement, the other documents pertaining to the formation of the General Partner, Partners and its Subsidiaries as described in the Form S-1, and as otherwise set forth on Schedule 6.29, neither such Credit Party nor any of its Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Credit Party or any of its Subsidiaries is a party except (a) in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s or such Subsidiary’s business and (b) upon fair and reasonable terms no less favorable to such Credit Party and such Subsidiary than it could obtain in a comparable arm’s-length transaction with an unaffiliated Person.

6.30                        Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Credit Parties or any of their respective Subsidiaries in writing to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

6.31                        Anti-Terrorism Laws.

(a)           General.  None of the Credit Parties or their Affiliates is knowingly in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.

(b)           Executive Order No. 13224.  None of the Credit Party or their Affiliates is, to the best of their knowledge, any of the following (each a “Blocked Person”):

(i)            a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)           a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iii)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(iv)          a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(v)           a Person or entity who is affiliated with a Person or entity listed above.

(c)           None of the Credit Parties or their Affiliates knowingly (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

6.32                        Deposit Accounts and Commodities Accounts.

As of the Funding Date, none of the Full Recourse Credit Parties has any checking, savings or other accounts at any bank or other financial institution, or any commodities accounts with any commodities intermediary, or any other account where money is or may be deposited or maintained with any Person that is not described on Schedule 6.32.  Schedule 6.32 accurately sets forth the purpose for which each such deposit account is maintained.

6.33                        Force Majeure.

None of any Full Recourse Credit Parties’ business is suffering from effects of fire, accident, strike, drought, storm, earthquake, embargo, tornado, hurricane, act of God, acts of a public enemy or other casualty that would reasonably be likely to have a Material Adverse Effect.

ARTICLE VII

AFFIRMATIVE COVENANTS

From the Funding Date and until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor agrees that, unless the Required Lenders shall have otherwise consented in writing:

7.1                               Financial Information.

The Borrower will furnish to the Agent on behalf of the Lenders the following information within the following time periods:

(a)           within ninety (90) days after the close of the fiscal year of Partners, the audited consolidated balance sheets and statements of income and retained earnings and of changes in cash flow of Partners and its consolidated Subsidiaries, for such year, each setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with GAAP, and accompanied by a report and unqualified opinion of KPMG LLP (which shall not be limited as to the scope of the audit or qualified as to the status of Partners and its consolidated Subsidiaries as a going concern) or other Independent Accountant selected by Partners and approved by the Agent; provided, that at all times when Partners is required to file and has timely filed a 10-K with the SEC, such filing will satisfy this covenant;

(b)           within forty-five (45) days after the end of each fiscal quarter of Partners other than the final fiscal quarter of each fiscal year, unaudited consolidated financial statements of Partners and its Subsidiaries as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such quarterly statements need not include footnotes) and certified by an Executive Officer; provided, that at all times when the Borrower is required to file and has timely filed a 10-Q with the SEC, such filing will satisfy this covenant;

(c)           at the time of delivery of each quarterly and annual statement, a Compliance Certificate executed by an Executive Officer stating that such officer has caused this Credit Agreement to be reviewed and has no knowledge of any default by Partners or any other Credit Party in the performance or observance of any of the provisions of this Credit Agreement, during, or at the end of, as applicable, such quarter, or year, or, if such officer has such knowledge, specifying each default and the nature thereof, and showing compliance by the Credit Parties as of the date of such statement with the financial covenants set forth in Section 8.1, and calculations for such financial covenants shall be included, and the other applicable covenants set forth in Exhibit J;

(d)           promptly upon receipt thereof, copies of all management letters which are submitted to Partners by its Independent Accountant in connection with any annual or interim audit of the books of Partners or its consolidated Subsidiaries made by such accountants;

(e)           as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, to the extent not electronically filed and publicly available, copies of such other financial statements and reports as Partners shall send to its limited partnership unit holders as such, and copies of all regular and periodic reports which Partners may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding Governmental Authority;

(f)            no later than thirty (30) days prior to the commencement of each fiscal year during each year when this Credit Agreement is in effect, an annual forecast setting forth the quarterly budget for each quarter of such fiscal year in a form consistent with the annual forecast provided to the Agent prior to the Closing Date for the period ending on December 31, 2005;

(g)           promptly and in any event within five (5) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of an Executive

Officer specifying the nature thereof and the Credit Parties’ proposed response thereto, each in reasonable detail; and

(h)           with reasonable promptness, such other data as the Agent may reasonably request.

7.2                               Corporate Existence.

Each Credit Party and each of its Subsidiaries: (a) will (i) maintain its current corporate or other organizational existence, except as permitted by Section 9.4, (ii) maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, except as could not reasonably be expected to have a Material Adverse Effect; (b) will obtain or maintain patents, contracts and other rights necessary to the  conduct of their businesses; (c) will limit their operations to Permitted Lines of Business; (d) will comply with all applicable laws and regulations of any federal, state or local Governmental Authority, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

7.3                               ERISA.

The Credit Party will deliver to the Agent, at the Credit Party’ expense, the following information at the times specified below:

(a)           within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows or has reason to know that a Termination Event has occurred, a written statement of an Executive Officer describing such Termination Event and the action, if any, which such Credit Party or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, DOL or PBGC with respect thereto;

(b)           within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows or  has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) has occurred, a statement of an Executive Officer describing such transaction and the action which such Credit Party or other such entities have taken, are taking or propose to take with respect thereto;

(c)           within thirty (30) Business Days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including all schedules and attachments thereto, filed with respect to each Benefit Plan;

(d)           within thirty (30) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

(e)           within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit

Plan and all communications received by any Credit Party or any of its Subsidiaries or ERISA Affiliates with respect to such request;

(f)            within ten (10) Business Days upon the occurrence thereof, notification of any material increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Credit Party or any of its Subsidiaries or ERISA Affiliates was not previously contributing;

(g)           within three (3) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

(h)           within ten (10) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

(i)            within ten (10) Business Days after receipt by any Credit Party or any of its Subsidiaries or ERISA Affiliates of a notice regarding the imposition of withdrawal liability, copies of each such notice;

(j)            within ten (10) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

(k)           within three (3) Business Days after any Credit Party or any of its Subsidiaries or ERISA Affiliates knows (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information.

For purposes of this Section 7.3, any Credit Party or any of its Subsidiaries or ERISA Affiliates shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

The Credit Parties will establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that the Credit Parties are in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

7.4                               Proceedings or Adverse Changes.

The Credit Parties will as soon as possible, and in any event within five (5 Business Days after any Executive Officer learns of the following, give written notice to the Agent of (any material proceeding(s) being instituted or threatened in writing to be instituted by or against any

Credit Party or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), if the amount involved is equal to or in excess of $10,000,000 and (ii) any event has occurred that has or could reasonably be expected to cause a Material Adverse Change.  Provision of such notice by the Credit Parties will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

7.5                               Environmental Matters.

Each Credit Party will conduct its business and the businesses of each of the Subsidiaries so as to comply in all material respects with all applicable environmental laws, regulations, orders and ordinances, in all jurisdictions in which any of them is or may at any time be doing business including, without limitation, environmental land use, occupational safety or health laws, regulations, requirements or permits in all jurisdictions in which any of them is or may at any time be doing business, except to the extent that any Credit Party or any of its Subsidiaries is contesting, in good faith by appropriate legal proceedings, any such law, regulation, order or ordinance, or interpretation thereof or application thereof; provided, further, that each Credit Party and each of the Subsidiaries will comply with the order of any court or other governmental body of the applicable jurisdiction relating to such laws unless such Credit Party or Subsidiary shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.  If any Credit Party or any of its Subsidiaries shall receive any notice from a federal, state, or local agency that (a) any violation of any federal, state or local environmental law, regulation, order or ordinance, may have been committed or is about to be committed by such Credit Party or any of its Subsidiaries, (b) any administrative or judicial complaint or order has been filed or is about to be filed against such Credit Party or any of its Subsidiaries alleging violations of any federal, state or local environmental law, regulation, order, ordinance, or requiring such Credit Party or any of its Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment or (c) alleging that such Credit Party or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, and any Credit Party reasonably believes that such costs or damages would likely be material, such Credit Party will provide the Agent with a copy of such notice within fifteen (15) days after the receipt thereof by the applicable Credit Party or any of its Subsidiaries.  Each Credit Party will promptly take all actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters except to the extent such Liens that would not reasonably be expected to create an Event of Default.

7.6                               Books and Records; Inspection.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice.  Each Credit Party agrees that the Agent or its agents may enter upon the premises of each Credit Party or any of its Subsidiaries at any time and from time to time, during normal business hours, and at any time at all on and after the occurrence of an Event of Default, and which has not otherwise been waived by the Agent, for the purpose of (a) enabling the

Agent’s internal auditors or outside third party designees to conduct any periodic field examinations at such Credit Party’s expense, (b) inspecting the Collateral, (c) inspecting and/or copying (at such Credit Party’ expense) any and all records pertaining thereto, and (d) discussing the affairs, finances and business of any Credit Party or with any officers, employees and directors of any Credit Party with the Independent Accountant.  The Lenders, in the reasonable discretion of the Agent, may accompany the Agent at their sole expense in connection with the foregoing inspections.

7.7                               Collateral Records.

Each Credit Party will, and will cause each of its Subsidiaries to, execute and deliver to the Agent, from time to time, for the Agent’s use in maintaining a record of the Collateral, such written statements and schedules that are reasonably available and as the Agent may reasonably require, including without limitation those described in Section 7.1, designating, identifying or describing the Collateral pledged to the Lenders hereunder.  Any Credit Party’s failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Lenders’ security interests in the Collateral. Such Credit Party agrees to maintain such books and records regarding Accounts and the other Collateral as the Agent may reasonably require.

7.8                               Security Interests.

Each Credit Party will use commercially reasonable efforts to defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein other than Permitted Liens.  Each Credit Party agrees to, and will cause the other Credit Parties to, comply with the requirements of all applicable state and federal laws necessary to grant to the Lenders valid and perfected first security interest in the Collateral as required by this Agreement and the Security Documents.  The Agent is hereby authorized by each Credit Party to file any financing statements in accordance with Section 5(f) of the Security Agreement.  Each Credit Party agrees to take the following actions as the Agent may reasonably request, from time to time, by way of: reasonably cooperating with the Agent’s custodians; keeping stock records; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral except for claims which are being contested in good faith; as to Full Recourse Credit Parties, assigning its rights to the payment of Accounts pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. §3727 et. seq.); and performing such further acts as the Agent may reasonably require in order to effect the purposes of Security Documents.  Subject to any limitation expressly set forth herein any and all reasonable fees, costs and expenses of whatever kind and nature (including any Taxes, reasonable attorneys’ fees or costs for insurance of any kind), which the Agent may incur with respect to the Collateral or the Obligations: in filing public notices; in preparing or filing documents; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Credit Party or any of its Subsidiaries under this Credit Agreement or any other Credit Document, will be borne and paid by the Credit Parties.  If same are not promptly paid by the Credit Parties upon presentation of correct, detailed invoices, the Agent may pay same on the Credit Parties’ behalf, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand.  If any Credit

Party acquires or leases any Real Estate after the date hereof, such Credit Party will promptly (i) submit to the Agent an updated Schedule 6.19 pursuant to Section 7.15 and (ii) with respect to all such Real Estate that is (x) owned by a Full Recourse Credit Party, except for minor owned Real Estate that is acquired solely as a convenience, is not integral to or necessary for the use and operation of any Mortgaged Real Estate and has only minor value, where the Agent determines in its reasonable credit judgment that no Mortgage will be required due to such considerations, and (y) all such Real Estate that is leased by a Full Recourse Credit Party and is designated in writing by the Agent in its sole discretion, within forty-five (45) days, execute and deliver to the Agent a Mortgage on such Real Estate, and deliver to the Agent the other items of the types described in the definition of Real Property Documentation with respect thereto as the Agent may require, and all provisions of this Credit Agreement (including, without limitation, the foregoing provisions of this Section 7.8 and all other applicable representations, warranties and covenants) that are applicable to Real Estate or Mortgages shall apply thereto.

7.9                               Insurance; Casualty Loss.

Each Credit Party will, and will cause each of the Subsidiaries to, maintain public liability insurance and replacement value property damage insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are commercially reasonable for the industry and taking into account the interests of the Agent in the Collateral.  All policies covering the Collateral are to name the Credit Parties and the Agent as additional insureds, as their interests may appear.  Certificates of insurance evidencing such insurance covering the Collateral are to be delivered to the Agent on or prior to the Closing Date, premium prepaid, with the Agent as additional insured, and shall provide for not less than thirty (30) days prior written notice to the Agent or ten (10) days in the case of non-payment of premium, of the exercise of any right of cancellation.  In the event any Credit Party or any of its Subsidiaries fail to respond in a timely and appropriate manner (as determined by the Agent in its reasonable discretion) with respect to collecting under any insurance policies required to be maintained under this Section 7.9, and if the amount involved is $5,000,000 or more, the Agent shall have the right, in the name of the Agent such Credit Party or Subsidiary, to file claims under such insurance policies, to receive and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.  Each Credit Party will provide written notice to the Agent of the occurrence of any of the following events within fifteen (15) Business Days after the occurrence of such event: any material asset or property owned or used by any Credit Party or any of its Subsidiaries is (i) materially damaged or destroyed, or suffers any other material loss or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the Collateral which is in excess of $4,000,000 (collectively, a “Casualty Loss”).  Each Credit Party will diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss.  After the occurrence and during the continuance of an Event of Default, (i) no settlement on account of any such Casualty Loss shall be made without the consent of the Agent and (ii) the Agent may participate in any such proceedings and the Credit Parties will deliver to the Agent such documents as may be requested by the Agent to permit such participation and will consult with the Agent, its attorneys and agents in the making and prosecution of such claim or claims.  Each Credit Party hereby irrevocably authorizes and appoints the Agent its attorney-in-fact, after the occurrence and continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and each Credit Party shall, upon demand of the Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Agent for the benefit of the Lenders, free and clear of any encumbrances, other than Permitted Liens.

7.10                        Taxes.

Each Credit Party will, and will cause each of the Subsidiaries to, pay, when due, all Taxes levied or assessed against any Credit Party, any of its Subsidiaries or any of the Collateral; provided, however, that unless such Taxes have become a federal tax or ERISA Lien on any of the assets of any Credit Party or any of its Subsidiaries, in each case in an amount that would create an Event of Default, no such Tax, other than state excise taxes, need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and appropriately conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.  Partners will, and will cause each of its Subsidiaries to, engage only in a Permitted Line of Business.

7.11                        Compliance With Laws.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof, or to the operation of its business, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

7.12                        Use of Proceeds.

The proceeds of the Loans may be used by the Borrower solely (a) for the acquisition of the Drop-Down Assets, in an aggregate amount not exceeding $140,000,000, (b) for general corporate purposes of the Full Recourse Credit Parties, including, without limitation, working capital, capital expenditures in the ordinary course of business and Permitted Acquisitions, (c) to fund distributions of Available Cash permitted by Section 9.6, and (d) to pay fees and expenses related to the consummation of this Credit Agreement and the Drop-Down Acquisitions and related transactions; provided, however, that in any event, no portion of the proceeds of any such advances shall be used by any Credit Party for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation U of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

7.13                        Fiscal Year; Accounting Policies.

Each Credit Party agrees that it will not change its fiscal year from a year ending December 31 unless required by law, in which case such Credit Party will give the Agent prompt written notice thereof.  Subject to Section 1.2, each Credit Party agrees that it will provide prompt notice to the Agent of any material change to its accounting policies from those used to prepare the financial statements delivered pursuant to Section 5.1(c).

7.14                        Notification of Certain Events.

Each Credit Party agrees that it will promptly, and in any case within five (5) Business Days, notify the Agent of the occurrence of any of the following events:

(a)           any Material Contract of any Credit Party is terminated or amended in any material adverse respect or any new Material Contract is entered into (in which event such Credit Party shall provide the Agent with a copy of such Material Contract); or

(b)           any order, judgment or decree shall have been entered against any Credit Party or any of its Subsidiaries or any of their respective properties or assets, if a Lien arising therefrom would create an Event of Default; or

(c)           any notification of violation of any law or regulation or any inquiry shall have been received by any Credit Party from any local, state, federal or foreign Governmental Authority or agency which could reasonably be expected to have a Material Adverse Effect; or

(d)           the filing or receipt by any Credit Party of notice of, any federal or state tax lien, if such Lien would create an Event of Default.

7.15                        Additional Full Recourse Guarantors.

With respect to any newly created or acquired Subsidiary of Partners, Partners will provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the material assets of such Person and shall (a) cause any such Person that is a Domestic Subsidiary to execute and deliver to the Agent a Joinder Agreement in substantially the form of Exhibit K, causing such Subsidiary to become a party to (i) the Full Recourse Guaranty, as a joint and several “Guarantor” thereunder, (ii) the Security Agreement, as an “Obligor” granting a first priority Lien on its personal property, subject to Permitted Liens, (iii) the Contribution Agreement, as a “Contributing Party” and (iv) as appropriate, the Pledge Agreement, as a “Pledgor,” causing all of its Capital Stock (or, in the case of any Foreign Subsidiary, and without waiving the requirement for the prior consent of the Required Lenders for the formation or acquisition thereof, sixty-five percent (65%) of its Capital Stock) to be delivered to the Agent (together with undated stock powers signed in blank and pledged to the Agent), and (b) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements,  certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect, no conflicts with constitutional documents or material agreements, and enforceability of the documentation referred to above, and attachment and perfection of the Agent’s Lien in such Subsidiary’s Collateral), all in form, content and scope reasonably satisfactory to the Agent.

7.16                        Revisions or Updates to Schedules.

If any of the information or disclosures provided on any of Schedules 6.7, 6.8, 6.9, 6.17 or 6.19, originally attached hereto become outdated or incorrect in any material respect, the Credit Parties shall deliver to the Agent and the Lenders as part of the compliance certificate required pursuant to Section 7.1(c) such revision or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided, that such revisions or updates to any such Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto or revised or updated pursuant hereto, but shall not be deemed to have cured any breach of warranty or misrepresentation resulting from the inaccuracy or incompleteness of any such Schedule(s) as it existed prior to such revision or update unless and until the Agent, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule(s).

7.17                        Collection of Accounts.

Rights with respect to collection of Accounts shall be as set forth in the Security Agreement.

7.18                        Maintenance of Property.

Each Credit Party will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to keep all property useful and necessary to its respective business in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices except for such property not material to the conduct of such Credit Party’s business.

7.19                        Trademarks.

Each Credit Party will do and cause to be done all things reasonably necessary to preserve and keep in full force and effect all registrations of trademarks, service marks and other marks, trade names or other trade rights, in each case to the extent material to the conduct of such Credit Party’s business.

7.20                        Anti-Terrorism Laws.

None of the Credit Parties shall, nor shall any of them permit any of their respective Subsidiaries to, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Each of the Credit Parties shall deliver to the Agent and Lenders any certification or other evidence reasonably requested from time to time by the Agent or any Lender, in the Agent’s reasonable discretion, confirming such Person’s compliance with this Section.

7.21                        Real Property Documentation.

As to any Mortgage or other Real Property Documentation that was not delivered on or before the Funding Date, the Borrower shall deliver such Mortgage or other Real Property Documentation (including any documents or other actions with respect to any previously delivered Mortgages as reasonably requested by the Agent) to the Agent on or before the conclusion of the Mortgage Documentation Extension Period, in form and substance reasonably satisfactory to the Agent  In addition, in connection with any Subsequent Drop-Down Acquisition, the Borrower shall deliver a Mortgage and other related Real Property Documentation, in form and substance reasonably satisfactory to the Agent, with respect to Real Estate that is being acquired by the Borrower or any Credit Party as promptly as possible, but prior to or simultaneously with the consummation of each Subsequent Drop-Down Acquisition provided, that, as to any Real Estate that the Real Property Documentation (other than the Mortgage) cannot with reasonable diligence be completed and provided on or prior to the date of the consummation of the applicable Subsequent Drop-Down Acquisition, such Real Property Documentation shall be completed and provided upon the conclusion of the Mortgage Document Extension Period (if applicable).

7.22                        Subsequent Drop Down Acquisitions.

Subject to Section 7.21, on or prior to the consummation of each Subsequent Drop-Down Acquisition, the Borrower shall have delivered to the Agent, an executed acknowledgement agreement, substantially in the form of the TMG/TPSI Acknowledgement Agreement (with appropriate modifications to reflect such Subsequent Drop-Down Acquisition), together with any other documents or consents reasonably requested by Agent to ensure that the Lien of the Agent and the Lenders under the Credit Documents is in full force and effect with respect to such Subsequent Drop-Down Assets.

ARTICLE VIII

FINANCIAL COVENANTS

From the Funding Date and until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor agrees that, unless the Required Lenders shall have otherwise consented in writing:

8.1                               Maximum Total Leverage Ratio.

A Total Leverage Ratio shall be maintained as of the last day of each fiscal quarter of Partners of not greater than (i) 5.75 to 1.00, for each fiscal quarter ending on and after December 31, 2006 until the earlier of (A) the fiscal quarter ending September 30, 2007 or (B) the fiscal quarter in which a Qualifying Equity Offering is consummated and (ii) 4.50 to 1.00, for the earliest applicable fiscal quarter referenced in clauses (A) or (B) and for each fiscal quarter thereafter; provided, however, that a Total Leverage Ratio of not greater than 5.00 to 1.00 may be maintained during any Specified Period.

8.2                               Minimum Interest Coverage Ratio.

An Interest Coverage Ratio shall be maintained as of the last day of each fiscal quarter of Partners of not less than (i) 2.25 to 1.00, for each fiscal quarter commencing with the fiscal quarter ending December 31, 2006 through and including the fiscal quarter ending September 30, 2007, (ii) 2.50 to 1.00, for the fiscal quarter ending December 31, 2007, and (iii) 2.75 to 1.00, for each fiscal quarter thereafter.

8.3                               Senior Secured Leverage Ratio.

A Senior Secured Leverage Ratio shall be maintained as of the last day of each fiscal quarter of Partners of not greater than (i) 5.75 to 1.00, for each fiscal quarter ending on and after December 31, 2006 until the earlier of (A) the fiscal quarter ending September 30, 2007 or (B) the fiscal quarter in which a Qualifying Equity Offering is consummated and (ii) 4.00 to 1.00, for the earliest applicable fiscal quarter referenced in clauses (A) or (B) and for each fiscal quarter thereafter; provided, however, that a Senior Secured Leverage Ratio of not greater than 4.50 to 1.00 may be maintained during any Specified Period.

ARTICLE IX

NEGATIVE COVENANTS

From the Funding Date and until all of the Credit and Collateral Termination Events have occurred, the Borrower and (by execution and delivery of the Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor agrees that, unless the Required Lenders shall have otherwise consented in writing, it will not, and will not permit any of its Subsidiaries to:

9.1                               Restrictions on Liens.

Mortgage, assign, pledge, transfer or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or properties, whether real, personal or mixed, whether now owned or hereafter acquired, except for Permitted Liens.  Other than Liens securing the Obligations, no consensual (non statutory) Liens (other than Permitted Liens not securing Indebtedness) shall be permitted on the Florida Real Property Assets.

9.2                               Restrictions on Additional Indebtedness.

Incur or create any liability or Indebtedness other than Permitted Indebtedness.

9.3                               Restrictions on Sale of Assets.

Sell, lease, assign, transfer or otherwise dispose of any assets (including the Capital Stock of any Subsidiary of Partners) other than: (a) sales of Inventory in the ordinary course of business; (b) sale-leaseback transactions permitted by Section 9.13; (c) sales or other dispositions in the ordinary course of business of assets or properties that are obsolete or that are no longer used or useful in the conduct of such Credit Party’s or Subsidiary’s business; (d) sales in the ordinary course of business of assets or properties (other than Inventory) used in such Credit Party’s or Subsidiary’s business that are worn out or in need of replacement and that are replaced within six (6) months with assets of reasonably equivalent value or utility; (e) other asset sales not exceeding in the aggregate for all Credit Parties (1) $10,000,000 in any fiscal year and (2) 10% of Consolidated Net Tangible Assets since the Closing Date; and (f) transfers among Full Recourse Credit Parties provided that with respect to any Real Estate that is transferred, Borrower shall provide Agent at least 30 days prior written notice of such transfer, and prior to such transfer deliver any Mortgages and Real Estate Documentation, as requested by the Agent, to the Agent to maintain the priority of the Lien of the Agent in respect of such Real Estate.

9.4                               No Corporate Changes.

(a)           Merge or consolidate with any Person, provided, however, that subject to Section 7.15 and Section 9.11, Partners and its Subsidiaries may merge or consolidate with and into each other (so long as, if such merger or consolidation involves the Borrower, the Borrower is the surviving entity, if such merger or consolidation involves a Domestic Subsidiary and a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity, if such merger or consolidation involves a Credit Party and a Subsidiary that is not a Credit Party, the Credit Party is the surviving entity, and if such merger or consolidation involves a Full Recourse Credit Party, a Full Recourse Credit Party is the surviving entity) and the Credit Parties may engage in Permitted Acquisitions, (b) alter or modify any Credit Party’s or any of its Subsidiary’s Articles or Certificate of Incorporation or other equivalent organizational document or form of organization in any manner adverse to the interests of the Agent or the Lenders or in any way which could reasonably be expected to have a Material Adverse Effect, (c) without providing thirty (30) days prior written notice to the Agent (or such shorter period as determined by the Agent) and without filing (or confirming that the Agent has filed) such amendments to any previously filed financing statements as may be necessary to maintain perfection of the security interest created under the Credit Documents as the Agent may require, (i) change its state of incorporation or formation, (ii) change its registered corporate, limited liability company, or partnership name, (iii) change the location of its books and records from the locations set forth on Schedule 6.7, or (iv) change the location of its Collateral from the locations set forth for such Person on Schedule 6.7, or (d) enter into or engage in any business, operation or activity other than a Permitted Line of Business; provided, however, that notwithstanding the foregoing, any Credit Party may dissolve or liquidate any Subsidiary that is not a Credit Party and is not required to be one pursuant hereto.

9.5                               No Guarantees.

Assume, guarantee, endorse, or otherwise become liable upon the obligations of any other Person, including, without limitation, any Subsidiary or Affiliate of any Credit Party, except (a) by the endorsement of negotiable instruments in the ordinary course of business, (b) by the giving of indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder and (c) in connection with the incurrence of Permitted Indebtedness.

9.6                               No Restricted Payments.

Make a Restricted Payment, other than (i) to pay dividends from any Subsidiary to any Full Recourse Credit Party and (ii) Permitted Restricted Payments.

9.7                               No Investments.

Make any Investment other than Permitted Investments.

9.8                               No Affiliate Transactions.

Enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Subsidiary or Affiliate of any Credit Party except (a) in the ordinary course of such Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than could be obtained in a comparable arm’s-length transaction with an unaffiliated Person, (b) as permitted under Section 9.6, or (c)  pursuant to the Omnibus Agreement or the Terminaling Services Agreement or the other documents pertaining to the formation of the General Partner, Partners and its Subsidiaries as described in the Form S-1.

9.9                               No Prohibited Transactions Under ERISA.

(a)           Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction which could result in a material civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b)           permit to exist with respect to any Benefit Plan any accumulated funding (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

(c)           fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)           terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan where such event would result in any liability of the Credit Party or any of its Subsidiaries or ERISA Affiliates under Title IV of ERISA;

(e)           fail, or permit any ERISA Affiliate to fail to make any required contribution or payment to any Multiemployer Plan;

(f)            fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g)           amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that any of the Credit Parties or any of their Subsidiaries or ERISA Affiliates is required to provide security to such Benefit Plan under Section 401(a)(29) of the Internal Revenue Code;

(h)           withdraw, or permit any ERISA Affiliate to withdraw, from any Multiemployer Plan where such withdrawal may result in any liability of any such entity under Title IV of ERISA; or

(i)            allow any representation made in Section 6.14 to be untrue at any time during the term of this Credit Agreement.

9.10                        No Additional Bank or Commodities Accounts.

Open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) commodities accounts maintained with commodities brokers in the ordinary course of business in accordance with historical practices, each of which shall be subject to a Commodities Account Control Agreement, except to the extent otherwise determined by the Agent, (b) the deposit accounts set forth on Schedule 6.32, each of which shall be subject to a Deposit Account Control Agreement, except to the extent otherwise determined by the Agent, (c) deposit accounts established after the Closing Date that are subject to a Deposit Account Control Agreement, (d) other deposit accounts established after the Closing Date solely as payroll and other zero balance accounts and (e) other deposit accounts established after the Closing Date, so long as at any time the aggregate balance in all such accounts does not exceed $2,000,000.

9.11                        Restrictions on Partners.

Hold, in the case of Partners only, any material assets other than the Capital Stock of the Credit Parties and the other Subsidiaries listed on Schedule 6.9 and have, in the case of Partners only, any liabilities other than (a) the liabilities under the Credit Documents, (b) other Indebtedness in existence on the date hereof and refinancings thereof, and (c) tax, routine administrative and other liabilities not constituting Indebtedness, expenses of the types described in clause (d) of the definition of Permitted Restricted Payments, Indebtedness of the types described in clauses (c), (f) and (h) of the definition of Permitted Indebtedness, intercompany liabilities not prohibited hereby and guarantees constituting Permitted Indebtedness,  in each case incurred in the ordinary course of business.  In the case of Partners only, sell, transfer or otherwise dispose of any Capital Stock in the Credit Parties or such Subsidiaries, or engage in any business other than owning the Capital Stock of the Credit Parties and such Subsidiaries.

9.12                        Additional Negative Pledges.

Create or otherwise cause or suffer to exist or become effective, or permit any of the Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly: (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Credit Party or any of its Subsidiaries, other than Permitted Liens, except (1) this Agreement and the other Credit Documents, (2) covenants in documents creating Permitted Liens (none of which shall include consensual (non statutory) Liens on the Florida Real Property Assets, other than Permitted Liens not securing Indebtedness and Liens securing the Obligations), but only to the extent of the property encumbered by such Permitted Lien, and (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on property or assets of Partners or any of its Subsidiaries (whether now owned or hereafter acquired) securing the Loans or any Lender Hedging Agreement; or (ii) any Contractual Obligation which may restrict or inhibit the Agent’s rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

9.13                        Sale and Leaseback.

Enter into any arrangement, directly or indirectly, whereby any Credit Party or any of its Subsidiaries shall sell or transfer any property owned by it to a Person (other than the Credit Parties or any of their Subsidiaries) in order then or thereafter to lease such property or lease other property which such Credit Party or Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

9.14                        Limitations.

Create, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Capital Stock, (b) pay any Indebtedness owed to the Credit Parties, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest, (ii) any agreement or other instrument of a Person existing at the time it becomes a Subsidiary of a Credit Party; provided that such encumbrance or restriction is not applicable to any other Person, or any property of any other Person, other than such Person becoming a Subsidiary of a Credit Party and was not entered into in contemplation of such Person becoming a Subsidiary of a Credit party and (iii) this Credit Agreement and the other Credit Documents.

9.15                        Operating Lease Obligations.

Enter into or permit any Subsidiary to enter into, assume or permit to exist any obligations for the payment of rent under operating leases which in the aggregate for all such Persons would exceed $5,000,000 in any fiscal year, exclusive of payments for the chartering of vessels in the ordinary course of business, rental payments made on leases that are in effect with respect to assets acquired pursuant to the Omnibus Agreement, and leases of terminaling or storage facilities that give rise to revenues that are greater than the lease expense and any other direct operating expenses.

9.16                        Amendments to Certain Agreements.

Without the prior written consent of the Agent, amend, restate, modify or otherwise supplement the Omnibus Agreement, the Terminaling Services Agreement or Partners’ Partnership

Agreement in any way that (a) would or could reasonably be expected to have or cause a Material Adverse Effect or (b) would, taking into account the Borrower’s and Partners’ circumstances at the time and treating such amendment as if it occurred at the beginning of the current fiscal year, reduce projected Consolidated EBITDA for the current fiscal year to less than 90% of the projected Consolidated EBITDA shown on the annual forecast most recently delivered pursuant to Section 7.1(f).

ARTICLE X

POWERS

10.1                        Appointment as Attorney-in-Fact.

A power of attorney in favor of the Agent for the benefit of the Lenders with respect to the Collateral shall be as set forth in the Security Documents.

ARTICLE XI

EVENTS OF DEFAULT AND REMEDIES

11.1                        Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” hereunder:

(a)           failure of the Borrower to pay (i) any interest or Fees hereunder within three (3) Business Days of when due hereunder, in each case whether at stated maturity, by acceleration, or otherwise, (ii) any principal of the Revolving Loans or the Letter of Credit Obligations when due, whether at stated maturity, by acceleration or otherwise or (iii) any other amounts owing hereunder or any other Credit Document within five (5) Business Days after such amounts are due;

(b)           any representation or warranty, contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders shall prove untrue in any material respect on or as of the date it was made or was deemed to have been made;

(c)           failure of any Credit Party to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 7.1(g), Section 7.2, Section 7.6 (but only as to inspection rights), Section 7.21, Article VIII or Sections 9.3, 9.4, 9.6, or 9.13;

(d)           failure to comply with any other covenant contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Credit Party, the Agent and the Lenders or executed by any Credit Party in favor of the Agent or the Lenders and, in the event such breach or failure to comply is capable of cure, such breach or failure to comply is not cured within thirty (30)

days after the earlier of (a) notice thereof by the Agent, (b) an Executive Officer becoming aware thereof or (c) as to any failure to give notice as required by Section 7.4, such failure is not cured within five (5) Business Days after an Executive Officer becomes aware of such failure to give such notice;

(e)           dissolution, liquidation, winding up or cessation of the business of any Credit Party or any of its Subsidiaries, or the failure of any Credit Party or any of its Subsidiaries to meet its debts generally as they mature, or the calling of a meeting of any Credit Party’s or any of its Subsidiaries’ creditors for purposes of compromising any Credit Party’s or any of its Subsidiaries’ debts, or the failure by any Credit Party or any of its Subsidiaries generally, or the admission by any Credit Party or any of its Subsidiaries of its inability, to pay its debts as they become due (unless such debts are the subject of a bona fide dispute);

(f)            the commencement by or against any Credit Party or any of its Subsidiaries of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar case or proceeding with respect to it under any federal or state law and, in the event any such proceeding is commenced against any Credit Party or any of its Subsidiaries, such proceeding is not dismissed within sixty (60) days or an order for relief is entered at any time;

(g)           the occurrence of a Change of Control;

(h)           any Credit Party or any of its Subsidiaries shall fail to make any payment in respect of Indebtedness outstanding (other than the Loans) in an aggregate principal amount of $5,000,000 or more when due or within any applicable grace period; or

(i)            (i) any event or condition shall occur which results in the acceleration of the maturity of Indebtedness outstanding of any Credit Party or any of its Subsidiaries in an aggregate principal amount of $5,000,000 or more (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Credit Party or Subsidiary or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Indebtedness or commitment or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment prior to its normal expiration (including, without limitation, any required mandatory prepayment or “put” of such Indebtedness to such Credit Party or Subsidiary), or (ii) the failure of any Credit Party to pay any termination payment when due upon the termination of any Lender Hedging Agreement;

(j)            any material covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Agreement, the Consent, Reaffirmation and Agreement, any Notes, the Letter of Credit Documents, any Guaranty Agreement, the Contribution Agreement or the Security Documents shall cease to be enforceable in accordance with its terms or to give the Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive), or any party (other than the Agent or the Lenders) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be canceled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable;

(k)           one or more judgments or decrees shall be entered against, or Lien arising from any environmental liability shall be imposed against one or more of the Credit Parties or any of their Subsidiaries involving a liability of $5,000,000 or more in the aggregate (to the extent not paid or covered by insurance as determined by the Agent in its reasonable discretion) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within sixty (60) days from the entry thereof;

(l)            any Termination Event with respect to a Benefit Plan shall have occurred and be continuing thirty (30) days after notice thereof shall have been given to the Borrower or Partners by the Agent or any Lender, and the then current value of such Benefit Plan’s benefits guaranteed under Title IV of ERISA exceeds the then current value of such Benefit Plan’s assets allocable to such benefits by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(m)          any event of default on the part of a Credit Party shall have occurred under any Material Contract to which any Credit Party is a party, or any Material Contract is terminated in whole or in part, if, in any case, such event of default or termination could have a Material Adverse Effect or as a result of such event of default the liability of such Credit Party thereunder is $5,000,000 or more; or

(n)           The fees payable to Borrower or its Subsidiaries pursuant to the Terminaling Services Agreement decrease from the fees historically paid thereunder from and after May 27, 2005, if such decrease, in light of the economic, business, and financial circumstances prevailing at such time, could have a Material Adverse Effect.

11.2                        Acceleration.

Upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, at the direction of the Required Lenders, the Agent shall, upon the written, telecopied or telex request of the Required Lenders, and by delivery of written notice to the Credit Parties from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against the Borrower:  (a) declare all Obligations (other than those arising in connection with a Lender Hedging Agreement) to be immediately due and payable (except with respect to any Event of Default set forth in Section 11.1(f), in which case all Obligations (other than those arising in connection with a Lender Hedging Agreement) shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action, notice or obligation of the Agent or any Lender, (b) immediately terminate this Credit Agreement and the Revolving Credit Commitments hereunder; and (c) enforce any and all rights and interests created and existing under the Credit Documents or arising under applicable law, including, without limitation, all rights and remedies existing under the Security Documents and all rights of setoff.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

In addition, upon demand by the Agent or the Required Lenders upon the occurrence of any Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Lenders (in accordance with the voting requirements of Section 14.9), the Borrower shall deposit with the Agent for the benefit of the Lenders with respect to each Letter of Credit then outstanding, promptly upon such demand, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn.  Such deposit shall be held by the Agent for the benefit of the Issuing Bank and the other Lenders as security for, and to provide for the payment of, outstanding Letters of Credit.

ARTICLE XII

TERMINATION

(a)           Except as otherwise provided in Article XI, the Revolving Loan Commitments made hereunder shall terminate on the Maturity Date and all then outstanding Loans (including all Term Loans) shall be immediately due and payable in full and all outstanding Letters of Credit shall immediately terminate.  Unless sooner demanded, all Obligations shall become due and payable as of any termination hereunder or under Article XI and, pending a final accounting, the Agent may withhold any balances in the Borrower’s Loan accounts, in an amount sufficient, in the Agent’s reasonable discretion, to cover all of the Obligations, whether absolute or contingent, unless supplied with a satisfactory indemnity to cover all of such Obligations.  All of the Agent’s and the Lenders’ rights, liens and security interests shall continue after any termination until terminated in accordance with the provisions of paragraph (b) of this Article XII.

(b)           This Credit Agreement, together with all other Credit Documents, shall continue in full force and effect, until each of the following events (collectively, the “Credit and Collateral Termination Events”) has occurred: (i) all Obligations have been fully and finally paid and performed (other than inchoate indemnity obligations), (ii) all Letters of Credit have expired or terminated (or other arrangements relating thereto that are reasonably satisfactory to the Agent have been made in a writing signed by the Borrower and the Issuing Bank in respect of such Letter of Credit), (iii) all Lender Hedging Agreements have expired or terminated (or other arrangements relating thereto have been made in a writing signed by all Persons party to such Lender Hedging Agreement and the Agent), (iv) all agreements relating to Cash Management Products have expired or terminated (or other arrangements relating thereto have been made in a writing signed by all Persons party to such agreements and the Agent), and (v) all Commitments have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Agent or the Lenders in connection with any of the foregoing.

ARTICLE XIII

THE AGENT

13.1                        Appointment of Agent.

(a)           Each Lender hereby designates Wachovia as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes, and each holder of any Note or participant in any Letter of Credit by the acceptance of a Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders.  The Agent may perform any of its duties hereunder by or through its agents or employees.  Each Lender hereby designates Bank of America, N.A. and JPMorgan Chase Bank. N.A., as the Syndication Agents and BNP Paribas and Société Générale as the Documentation Agents.  The Syndication Agents and the Documentation Agents, in such capacity, shall have no duties or obligations whatsoever under this Credit Agreement or any other Credit Document or any other document or any matter related hereto and thereto, but shall nevertheless be entitled to all the indemnities and other protection afforded to the Agent under this Article XIII.

(b)           The provisions of this Article XIII are solely for the benefit of the Agent and the Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 13.9).  In performing its functions and duties under this Credit Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

13.2                        Nature of Duties of Agent.

The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement.  Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement a fiduciary relationship in respect of any Lender; and nothing in this Credit Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement except as expressly set forth herein.

13.3                        Lack of Reliance on Agent.

(a)           Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Credit Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

(b)           The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement, the Notes or any other Credit Document or the financial or other condition of any Credit Party.  The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement, the Notes or any other Credit Document, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

13.4                        Certain Rights of the Agent.

The Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders.  If the Agent shall request instructions from the Required Lenders or each of the Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders or each of the Lenders, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of the Lenders, as the case may be.

13.5                        Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person.  The Agent may consult with legal counsel (including counsel for the Credit Parties with respect to matters concerning the Credit Parties), independent public accountants and other experts selected by it in good faith and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

13.6                        Indemnification of Agent.

To the extent the Agent is not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Agent, in proportion to its respective pro rata share of the aggregate Revolving Credit Commitments and amount of Term Loans outstanding, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Credit Agreement or any other Credit Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct or any action or omission by the Agent not in accordance with the standards of care specified in the UCP or the UCC, as determined by a court of competent jurisdiction, or caused by the Agent’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

13.7                        The Agent in its Individual Capacity.

With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, its participation in Letters of Credit issued hereunder, and all of its rights and obligations as a Lender hereunder and under the other Credit Documents, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity.  The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties or any Affiliate of the Credit Parties as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection with this Credit Agreement and otherwise without having to account for the same with the Lenders.

13.8                        Holders of Notes.

The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

13.9                        Resignation of Agent.

The Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender as of the Closing Date or a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York, or any other financial institution with an office in New York, New York that is engaged in the making of commercial loans and the provision of agency services in syndicated commercial loan transactions.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring Agent shall continue to hold such Collateral until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Sections 13.6 and 14.8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent or continuing to hold Collateral in accordance with this Section.

13.10                 Collateral Matters.

(a)           Each Lender authorizes and directs the Agent to enter into the Security Documents for the benefit of the Lenders.  Each Lender authorizes and directs the Agent to make such changes to the form Landlord Agreement attached hereto as Exhibit C as the Agent deems necessary in order to obtain any Landlord Agreement from any landlord of any Credit Party with respect to a leasehold Mortgage.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security

Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.  The rights, remedies, powers and privileges conferred upon the Agent hereunder and under the other Credit Documents may be exercised by the Agent without the necessity of the joinder of any other parties unless otherwise required by applicable law.

(b)           The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon the occurrence of all of the Credit and Collateral Termination Events, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent if the applicable Credit Party certifies to the Agent that the sale or disposition is made in compliance with Section 9.3 (and the Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10(b).

(c)           Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the applicable Credit Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s reasonable opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Credit Party or any of its Subsidiaries in respect of) all interests retained by such Credit Party or Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d)           The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Credit Parties or is cared for, protected or insured or that the liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e)           The Agent shall promptly, upon receipt thereof, forward to each Lender copies of the results of any field examinations by the Agent with respect to any Credit Party and any appraisals obtained by the Agent with respect to any of the Collateral. The Agent shall have no liability to any Lender for any errors in or omissions from any field examination or other examination of any Credit Party or the Collateral, or in any such appraisal, unless such error or omission was the direct result of the Agent’s gross negligence or willful misconduct.

(f)            It is the purpose of this Credit Agreement that there shall be no violation of any applicable law denying or restricting the right of financial institutions to transact business as an agent in any jurisdiction.  It is recognized that, in case of litigation under any of the Credit Documents, or in case the Agent deems that by reason of present or future laws of any jurisdiction the Agent might be prohibited from exercising any of the powers, rights or remedies granted to the Agent or the Lenders hereunder or under any of the Credit Documents or from holding title to or a Lien upon any Collateral or from taking any other action which may be necessary hereunder or under any of the Credit Documents, the Agent may appoint an additional Person or Persons as a separate collateral agent or co-collateral agent which is not so prohibited from taking any of such actions or exercising any of such powers, rights or remedies.  If the Agent shall appoint an additional Person as a separate collateral agent or co-collateral agent as provided above, each and every remedy, power, right, claim, demand or cause of action intended by this Agreement and any of the Credit Documents and every remedy, power, right, claim, demand or cause of action intended by this Agreement and any of the Credit Documents to be exercised by or vested in or conveyed to the Agent with respect thereto shall be exercisable by and vested in such separate collateral agent or co-collateral agent, but only to the extent necessary to enable such separate collateral agent or co-collateral agent to exercise such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate collateral agent or co-collateral agent shall run to and be enforceable by any of them.  Should any instrument from the Lenders be required by the separate collateral agent or co-collateral agent so appointed by the Agent in order more fully and certainly to vest in and confirm to him or it such rights, powers, duties and obligations, any and all of such instruments shall, on request, be executed, acknowledged and delivered by the Lenders whether or not a Default or Event of Default then exists.  In case any separate collateral agent or co-collateral agent, or a successor to either, shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, power, duties and obligations of such separate collateral agent or co-collateral agent, so far as permitted by applicable law, shall vest in and be exercised by the Agent until the appointment of a new collateral agent or successor to such separate collateral agent or co-collateral agent.

13.11                 Actions with Respect to Defaults.

In addition to the Agent’s right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders, including, without limitation, actions permitted by clause (c) of Section 11.2.

13.12                 Delivery of Information.

The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Credit Parties or any of their Subsidiaries, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (a) as specifically provided in this Credit Agreement or any other Credit Document and expressly including the information provided pursuant to Sections 7.1 (other than (a) and (b) thereof) and 7.14; and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

13.13                 No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, Participants or Assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Credit Documents or the transactions hereunder:  (1) any identity verification procedures, (2) any record keeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other laws.

13.14                 USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (1) within ten (10) days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

ARTICLE XIV

MISCELLANEOUS

14.1                        Waivers.

The Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment.  No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by the Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

14.2                        JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND (BY EXECUTION AND DELIVERY OF ANY GUARANTY AGREEMENT OR OF A JOINDER THERETO AND INCORPORATION BY REFERENCE THEREIN) EACH GUARANTOR, AND THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

14.3                        GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

(a)           THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF other than Section 5-1401 of the New York General Obligations Law.  Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document shall be brought in the courts of the State of New York in New York County or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement the Borrower, and by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein each of the Guarantors, hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts, and agrees to be bound by the other provisions set forth in this Section 14.3.  Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 14.4, such service to become effective three (3) days after such mailing.  Nothing herein shall affect the right of the Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b)           Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

14.4                        Notices.

Except as otherwise expressly provided herein, all notices, requests and other communications shall have been duly given and shall be effective (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the fifth Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 14.4 attached hereto, or at such other address as such party may specify by written notice to the other parties hereto; provided, however, that if any notice is delivered on a day other than a Business Day, or after 5:00 P.M. on any Business Day, then such notice shall not be effective until the next Business Day.

14.5                        Assignability.

(a)           The Borrower shall not have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Lenders.

(b)           Notwithstanding subsection (c) of this Section 14.5, nothing herein shall restrict, prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) granting assignments or participations in such Lender’s Loans and/or Commitments hereunder to any Approved Assignee.  Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

(c)           Any Lender may, in the ordinary course of its lending business and in accordance with applicable law, at any time, assign to any Approved Assignee and, with the consent of the Agent and, so long as no Event of Default is in existence, the Borrower (such consent not to be unreasonably withheld or delayed) and concurrent notice to the Borrower, but without the consent of any other Lender, assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and any Notes held by it; provided, however, that (i) any such assignment of a portion of Revolving Loans and Revolving Credit Commitments must be for a constant and non varying portion of its Revolving Loans and Revolving Credit Commitments, (ii) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 to be paid by the assignee, (iii) no such assignment shall be for less than $4,000,000 or, if less, the entire remaining Revolving Credit Commitments of such Lender of the Revolving Credit Commitments (or, with respect to Swing Loans, 100% thereof and of the commitment to make Swing Loans) or, with respect to Term Loans, the entire amount of Term Loans owed to such Lender (or the entire remaining Term Loan Commitments of such Lender if prior to the Funding Date), and (iv) if such assignee is a Foreign Lender, all of the requirements of Section 2.6(b) shall have been satisfied as a condition to such assignment; and provided, further, that any assignment to an Approved Assignee shall not be subject to the minimum assignment amounts specified herein.  Upon such execution and delivery of the Assignment and Acceptance to the Agent, from and after the Acceptance Date, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.7 which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

(d)           By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of its obligations under this Credit Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the financial statements referred to in Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e)           The Agent shall maintain at its address referred to in Section 14.4 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and (if applicable) the Revolving Credit Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement.  The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f)            Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  Within five (5) Business Days after its receipt of such notice, if requested by the assignee, the Borrower shall execute and deliver to the Agent in exchange for any surrendered Note or Notes (which the assigning Lender agrees to promptly deliver to the Borrower) a new Note or Notes to the order of the assignee in an amount equal to the Revolving Credit Commitment (and commitment to make Swing Loans, if applicable) assumed by it and Term Loans assigned to it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Revolving Credit Commitment or Term Loans owing to it hereunder and if requested by it, a new Note or Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment or amount of Term Loans retained by it hereunder.  Any such new Note or Notes shall re-evidence the indebtedness outstanding under any old Notes or Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of any such surrendered Note or Notes (or in the case of a Revolving Credit Commitment, if none, the amount of the Revolving Credit Commitments so assigned), shall be dated the Closing Date and shall otherwise be in substantially the form of any Note or Notes subject to such assignments.

(g)           Each Lender may sell participations, without the consent of the Agent, the Borrower (as to any Person, other than a fund, that would be an Eligible Assignee for an assignment) any other Lender, to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Revolving Credit Commitments, the Loans owing to it and any Note or Notes held by it); provided that (i) such Lender’s obligations under this Credit Agreement (including, without limitation, its Revolving Credit Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Credit Agreement, (iv) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would (A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Loans or Letter of Credit reimbursement obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Loans or Letter of Credit reimbursement obligations in which such participant is participating, (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Loans or Letter of Credit reimbursement obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder.

(h)           Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

(i)            In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Borrower or any of its Subsidiaries.

14.6                        Information.

Each Lending Party agrees to keep confidential any information furnished or made available to it by the Borrower pursuant to this Credit Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority; provided, however, that, to the extent permitted by law, the affected Lending Party shall provide prior written notice to the affected Borrower of any such request or demand, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party, whether to defend itself, reduce its liability, protect or exercise any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Lender Hedging Agreement, or otherwise, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (i) subject to provisions substantially similar to those contained in this Section 14.6, to any actual or proposed participant or assignee or any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, any other Credit Party, and the Obligations, and (j) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information customarily found in such publications.

14.7                        Payment of Expenses; Indemnification.

The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Agent in connection with (A) the syndication, negotiation, preparation, execution, delivery, administration and monitoring of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including evaluating the compliance by the Credit Parties with law and the provisions of such documents, including, without limitation, the reasonable fees and expenses of special counsel to the Agent, the reasonable fees and expenses of counsel for the Agent in connection with collateral issues and all due diligence, and the costs and expenses incurred in connection with all appraisals, field exams, and of obtaining all Real Property Documentation, and all recording costs, fees and taxes payable in connection with the Collateral, and (B) any amendment, waiver or consent relating hereto and thereto including, without limitation, any such amendments, waivers or consents resulting from or related to any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents and (ii) the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein or executed in connection therewith, including but not limited to, any work-out, re-negotiation or restructure relating to the performance by any of the Credit Parties under this Credit Agreement or any other Credit Documents, including, without limitation, in connection with any such enforcement upon receipt of a correct invoice, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders (including the allocated costs of internal counsel), and the reasonable fees and expenses of a financial consultant engaged by the Agent or its counsel in connection with the foregoing.  The Borrower shall indemnify, defend and hold harmless the Agent, Wachovia Capital Markets, LLC (in its capacity as arranger), the Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against (x) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigation, investigation, claim or proceeding which arises out of or is in any way related to (i) this Credit Agreement, any Letter of Credit or any other Credit Documents or the transactions contemplated hereby or thereby, (ii) any actual or proposed use by the Borrower of the proceeds of the Loans or (iii) the Agent’s, the Issuing Bank’s or the Lenders’ entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (y) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses (except to the extent that any of the foregoing are finally judicially determined to have resulted from their own gross negligence or willful misconduct)incurred in connection with any remedial or other action taken by the Borrower or any of the Lenders in connection with compliance by the Borrower or any of its Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders or ordinances.  If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.  The Borrower’s obligations under this Section 14.7 shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement.  In addition, the Borrower shall, upon demand, pay to the Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent, the Issuing Bank or such Lender in (A) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (B) in collecting the Loans, (C) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (D) obtaining any legal, accounting or other advice in connection with any of the foregoing.

14.8                        Entire Agreement, Successors and Assigns.

This Credit Agreement along with the other Credit Documents and the Fee Letter constitutes the entire agreement among the Credit Parties, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Credit Parties and the Lenders and their respective successors and permitted assigns.

14.9                        Amendments, Etc.

Neither the amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor the consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders and (so long as no Event of Default has occurred and is continuing) the Borrower, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall unless in writing and signed by all the Lenders, do any of the following: (a) extend or increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (b) except as otherwise expressly provided in this Credit Agreement, reduce the principal of, or interest on, any Loan or Note or any Letter of Credit reimbursement obligations or any fees hereunder, (c) postpone any date fixed for any payment or mandatory prepayment in respect of principal of, or interest on, any Loan or Note or any Letter of Credit reimbursement obligations or any fees hereunder, (d) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, (e) amend or waive Section 2.2(b), Section 2.7, Section 2.8, Section 13.6 or this Section 14.9, or change the definition of Required Lenders, (f) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Credit Parties permitted under this Credit Agreement, release any Liens in favor of the Lenders on any material portion of the Collateral, or (g) except as expressly permitted hereunder, release any Credit Party from its obligations hereunder or under any Guaranty Agreement and the other Credit Documents to which it is a party and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the Agent or the Issuing Bank under any Credit Document shall in any event be effective, unless in writing and signed by the Agent or of Wachovia with respect to Swing Loans and/or the Issuing Bank or Wachovia, as applicable, in addition to the Lenders required hereinabove to take such action.  Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article XIII (other than the provisions of Section 13.9).  In addition, the Borrower and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 1.1A from time to time in the manner requested by the Borrower, the Agent or any Lender in order to reflect any assignments or transfers of the  Loans as provided for hereunder; provided, however, that the Agent shall promptly deliver a copy of any such modification to the Borrower and each Lender.

14.10                 Nonliability of Agent and Lenders.

The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations.

14.11                 Independent Nature of Lenders’ Rights.

The amounts payable at any time hereunder to each Lender on account of such Lender’s Loans and under any Note or Notes held by it shall be a separate and independent debt.

14.12                 Counterparts.

This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

14.13                 Effectiveness.

This Credit Agreement shall become effective (although the making of Loans and the issuance of any Letter of Credit are subject to the satisfaction or waiver of the conditions precedent set forth in Sections 5.2 and 5.3) at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Agent and each Lender and their respective successors and assigns.

14.14                 Severability.

In case any provision in or obligation under this Credit Agreement or any Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.15                 Headings Descriptive.

The headings of the several Sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

14.16                 Maximum Rate.

Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate.  If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Borrower.  All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrower to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness.  The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrower, the Agent and the Lenders.

14.17                 Right of Setoff.

In addition to and not in limitation of all rights of offset that any Lender or other holder of a  Note may have under applicable law, each Lender or other holder of a Loan or Note shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of the Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of such Borrower all deposits (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder.  Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section 2.7.

14.18                 Delegation of Authority.

Each Guarantor (by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein) hereby authorizes and appoints the Borrower and each of the chief financial officer, chief executive officer, treasurer and controller of Operating GP, acting for and of behalf of the  Borrower, to be its attorneys (“its Attorneys”) and in its name and on its behalf and as its act and deed or otherwise to execute and deliver all documents and carry out all such acts as are necessary or appropriate in connection with borrowing Loans and the making of other extensions of credit hereunder, the granting and perfection of security interests under the Security Documents, and complying with the terms and provisions hereof and the other Credit Documents.  This delegation of authority and appointment shall be valid for the duration of the term of this Credit Agreement; provided, however, that such delegation of authority and appointment shall terminate automatically without any further act with respect to any such chief financial officer, chief executive officer, treasurer or controller if such chief financial officer, chief executive officer, treasurer or controller is no longer an employee of the Borrower.  Each Full Recourse Credit Party and (by execution and delivery of any Guaranty Agreement or of a joinder thereto and incorporation by reference therein) each Guarantor hereby undertakes to ratify everything which any of its Attorneys shall do in furtherance of this delegation of authority and appointment.

14.19                 Amendment and Restatement; Continuation of Security Interest.

The Revolving Notes and Swing Notes issued hereunder are issued in replacement of the “Revolving Notes” and “Swing Notes” issued under the Existing Credit Agreement.  This Credit Agreement is an amendment and restatement of the Existing Credit Agreement and not a novation.  The security interests granted pursuant to the Existing Credit Agreement and “Security Documents” thereunder shall continue to perfect the Obligations hereunder without interruption.  Not in limitation of the foregoing, all references in each Credit Document to the “Credit Agreement” or any “Note” (other than historical references) shall be deemed to be a reference to this Credit Agreement and the Notes.

IN WITNESS WHEREOF the parties hereto have caused this Amended and Restated Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

BORROWER:	TRANSMONTAIGNE OPERATING COMPANY L.P.

	By:	TransMontaigne Operating GP L.L.C., its sole general partner

	By:	/s/ Randall J. Larson
		Name:	Randall J. Larson
		Title:	President

AGENT AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

	By:	/s/ Todd Schanzlin
	Name:	Todd Schanzlin
	Title:	Vice President

Lending Office (Base Rate Loans)*

	Address:	201 South College Street Mail Code: NC 0680, CP-8 Charlotte, North Carolina 28288
		Attention:	Syndication Agency Services
		Telephone:	704-374-2698
		Facsimile:	704-383-0288

Lending Office (Eurodollar Loans)*

	Address:	201 South College Street Mail Code: NC 0680, CP-8 Charlotte, North Carolina 28288
		Attention:	Syndication Agency Services
		Telephone:	704-374-2698
		Facsimile:	704-383-0288

BANK OF AMERICA, N.A., as a Syndication Agent and a Lender

By:	/s/ Adam H. Fey
Name:	Adam H. Fey
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	100 Federal Street, MA5-100-08-04 Boston, MA 02110 Attn: Thomas Gorham
	Telephone:	617-434-9111
	Facsimile:	617-310-2266

Lending Office (Eurodollar Loans)*

Address:	100 Federal Street, MA5-100-08-04 Boston, MA 02110 Attn: Thomas Gorham
	Telephone:	617-434-9111
	Facsimile:	617-310-2266

JPMORGAN CHASE BANK, N.A., as a Syndication Agent and a Lender

By:	/s/ Tara Narasiman
Name:	Tara Narasiman
Title:	Associate

Lending Office (Base Rate Loans)*

Address:	10 South Dearborn, Suite IL 1-0010 Chicago, IL 60603-0010 Attn: Claudia Kech
	Telephone:	312-385-7041
	Facsimile:	312-385-7096

Lending Office (Eurodollar Loans)*

Address:	10 South Dearborn, Suite IL 1-0010 Chicago, IL 60603-0010 Attn: Claudia Kech
	Telephone:	312-385-7041
	Facsimile:	312-385-7096

BNP PARIBAS, as a Documentation Agent and a Lender

By:	/s/ Edward K. Chin
	Name:	Edward K. Chin
	Title:	Managing Director

By:	/s/ A. C. Mathiot
	Name:	A. C. Mathiot
	Title:	Managing Director

Lending Office (Base Rate Loans)*

Address:		919 Third Avenue New York, NY 10022 Attn: Yuri Latorre
		Telephone:	212-471-6637
		Facsimile:	212-471-6603

Lending Office (Eurodollar Loans)*

Address:		919 Third Avenue New York, NY 10022 Attn: Yuri Latorre
		Telephone:	212-471-6637
		Facsimile:	212-471-6603

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH, as a Documentation Agent and a Lender

By:	/s/ Chung Tack Oh
	Name:	Chung Tack Oh
	Title:	Associate

By:	/s/ Barbara Paulsen
	Name:	Barbara Paulsen
	Title:	Director

Lending Office (Base Rate Loans)*

Address:		560 Lexington Avenue New York, NY 10022 Attn: Carmen Espinal
		Telephone:	212-278-7011
		Facsimile:	212-278-7953

Lending Office (Eurodollar Loans)*

Address:		560 Lexington Avenue New York, NY 10022 Attn: Carmen Espinal
		Telephone:	212-278-7011
		Facsimile:	212-278-7953

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Sushim R. Shah
Name:	Sushim R. Shah
Title:	VP & Senior Relationship Manager

Lending Office (Base Rate Loans)*

Address:	1700 Broadway Denver, CO 80274 Attn: Elizabeth Yowell
	Telephone:	303-863-5114
	Facsimile:	303-863-2729

Lending Office (Eurodollar Loans)*

Address:	1700 Broadway Denver, CO 80274 Attn: Elizabeth Yowell
	Telephone:	303-863-5114
	Facsimile:	303-863-2729

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Monte E. Deckerd
Name:	Monte E. Deckerd
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	555 SW Oak, PDORP7LS Portland, OR 97202 Attn: Hanny Nawawi
	Telephone:	503-275-7894
	Facsimile:	503-275-8181

Lending Office (Eurodollar Loans)*

Address:	555 SW Oak, PDORP7LS Portland, OR 97202 Attn: Hanny Nawawi
	Telephone:	503-275-7894
	Facsimile:	503-275-8181

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as a Lender

By:	/s/ David M. Henderson
Name:	David M. Henderson
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	101 Federal Street, Suite 1900 Boston, MA 02110 Attn: Gregory Hanson
	Telephone:	617-695-6943
	Facsimile:	866-818-7984

Lending Office (Eurodollar Loans)*

Address:	101 Federal Street, Suite 1900 Boston, MA 02110 Attn: Gregory Hanson
	Telephone:	617-695-6943
	Facsimile:	866-818-7984

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Allen Rheem
Name:	Allen Rheem
Title:	Senior Vice President

Lending Office (Base Rate Loans)*

Address:	P.O. Box 27459 Houston, TX 77227 Attn: Chris Petersen
	Telephone:	713-232-1193
	Facsimile:	713-561-0345

Lending Office (Eurodollar Loans)*

Address:	P.O. Box 27459 Houston, TX 77227 Attn: Chris Petersen
	Telephone:	713-232-1193
	Facsimile:	713-561-0345

GUARANTY BANK, as a Lender

By:	/s/ Jim R. Hamilton
Name:	Jim R. Hamilton
Title:	Senior Vice President

Lending Office (Base Rate Loans)*

Address:	8333 Douglas Avenue Dallas, TX 75225 Attn: Robert Lyons
	Telephone:	214-360-3325
	Facsimile:	214-360-1938

Lending Office (Eurodollar Loans)*

Address:	8333 Douglas Avenue Dallas, TX 75225 Attn: Robert Lyons
	Telephone:	214-360-3325
	Facsimile:	214-360-1938

BMO CAPITAL MARKETS FINANCING, INC., as a Lender

By:	/s/ Cahal Carmody
Name:	Cahal Carmody
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	115 S. LaSalle, 17th Floor Chicago, IL 60603 Attn: Sameer Dewji
	Telephone:	416-867-6983
	Facsimile:	416-867-4050

Lending Office (Eurodollar Loans)*

Address:	115 S. LaSalle, 17th Floor Chicago, IL 60603 Attn: Sameer Dewji
	Telephone:	416-867-6983
	Facsimile:	416-867-4050

SUNTRUST BANK, as a Lender

By:	/s/ David Edge
Name:	David Edge
Title:	Managing Director

Lending Office (Base Rate Loans)*

Address:	303 Peachtree Street, 10th Floor Atlanta, GA 30308 Attn: Tina Marie Edwards
	Telephone:	404-588-8660
	Facsimile:	404-588-4401

Lending Office (Eurodollar Loans)*

Address:	303 Peachtree Street, 10th Floor Atlanta, GA 30308 Attn: Tina Marie Edwards
	Telephone:	404-588-8660
	Facsimile:	404-588-4401

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Sean Murphy
Name:	Sean Murphy
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	1980 Saturn Street, Mail Code V01-120 Monterey Park, CA 91755 Attn: Maria Suncin
	Telephone:	323-720-2870
	Facsimile:	323-720-2252

Lending Office (Eurodollar Loans)*

Address:	1980 Saturn Street, Mail Code V01-120 Monterey Park, CA 91755 Attn: Maria Suncin
	Telephone:	323-720-2870
	Facsimile:	323-720-2252

COMERICA BANK, as a Lender

By:	/s/ Peter L. Sefzik
Name:	Peter L. Sefzik
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	999 18th Street, Suite 2001 Denver, CO 80202 Attn: Matthew J. Purchase
	Telephone:	303-294-3351
	Facsimile:	303-294-9232

Lending Office (Eurodollar Loans)*

Address:	999 18th Street, Suite 2001 Denver, CO 80202 Attn: Matthew J. Purchase
	Telephone:	303-294-3351
	Facsimile:	303-294-9232

NATIONAL CITY BANK, as a Lender

By:	/s/ Stephen Morito
Name:	Stephen Morito
Title:	Vice President

Lending Office (Base Rate Loans)*

Address:	6750 Miller Road, LOC 01-7164 Brecksville, OH 44141 Attn: Isalene Hasan
	Telephone:	440-546-7388
	Facsimile:	440-546-7346

Lending Office (Eurodollar Loans)*

Address:	6750 Miller Road, LOC 01-7164 Brecksville, OH 44141 Attn: Isalene Hasan
	Telephone:	440-546-7388
	Facsimile:	440-546-7346

NATIXIS, as a Lender

By:	/s/ Daniel Payer
	Name:	Daniel Payer
	Title:	Director

By:	/s/ Louis P. Laville, III
	Name:	Louis P. Laville, III
	Title:	Managing Director

Lending Office (Base Rate Loans)*

Address:		333 Clay Street, Suite 4340 Houston, TX 77002 Attn: Honi Gregory
		Telephone:	713-495-1351
		Facsimile:	713-583-7745

Lending Office (Eurodollar Loans)*

Address:		333 Clay Street, Suite 4340 Houston, TX 77002 Attn: Honi Gregory
		Telephone:	713-495-1351
		Facsimile:	713-583-7745

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Richard T. Tavrow
	Name:	Richard T. Tavrow
	Title:	Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

Lending Office (Base Rate Loans)*

Address:		677 Washington Blvd. Stamford, CT 06901 Attn: Elizabeth White
		Telephone:	203-719-3618
		Facsimile:	203-719-3888

Lending Office (Eurodollar Loans)*

Address:		677 Washington Blvd. Stamford, CT 06901 Attn: Elizabeth White
		Telephone:	203-719-3618
		Facsimile:	203-719-3888

CATERPILLAR FINANCIAL SERVICES CORPORATION, as a Lender

By:	/s/ Christopher C. Patterson
Name:	Christopher C. Patterson
Title:	Global Operations Manager—Capital Markets

Lending Office (Base Rate Loans)*

Address:	2120 West End Avenue Nashville, TN 37203 Attn: Chris Patterson
	Telephone:	615-341-8623
	Facsimile:	615-341-1828

Lending Office (Eurodollar Loans)*

Address:	2120 West End Avenue Nashville, TN 37203 Attn: Chris Patterson
	Telephone:	615-341-8623
	Facsimile:	615-341-1828